CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Debt securities	US$500,000,000.00	US$54,550.00(1)
Guarantees	—	—(2)

(1)	The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-236083 and 333-236083-02

PROSPECTUS SUPPLEMENT

(To prospectus dated January 24, 2020)

SUZANO AUSTRIA GMBH

US$500,000,000 3.750% Global Notes due 2031

UNCONDITIONALLY GUARANTEED BY

Suzano S.A.

Suzano Austria GmbH (“Issuer”) is offering US$500,000,000 aggregate principal amount of its 3.750% Global Notes due 2031 (the “2031 Notes” or the “Notes”). The Notes are being offered as a further issuance of the Issuer’s 3.750% Senior Notes due 2031, and will be consolidated with, and form a single series with, the US$750,000,000 principal amount of notes that were originally issued on September 14, 2020 (the “Original Notes”).

The Notes will mature on January 15, 2031. The Notes will bear interest at a rate of 3.750% per annum and, from the Interest Rate Step Up Date (as defined below), at a rate of 4.000% per annum, unless the Issuer has notified the Trustee that the Sustainability Performance Target (as defined below) has been satisfied, as confirmed by the External Verifier (as defined below), in each case in accordance with the Description of the Notes. Interest on the Notes will be paid semi-annually on January 15 and July 15 of each year, beginning January 15, 2021.

The Issuer will pay additional amounts related to the deduction of certain withholding taxes in respect of certain payments on the Notes.

The Issuer may, at its option, redeem the Notes, in whole at any time or in part from time to time, at the redemption prices set forth under “Description of the Notes—Optional Redemption” in this prospectus supplement. Upon the imposition of certain withholding taxes, the Issuer may also redeem the Notes in whole, but not in part, at a price equal to 100% of their principal amount plus accrued interest to the redemption date.

The Notes will be unsecured obligations of the Issuer and will rank equally with the Issuer’s unsecured senior indebtedness. Suzano S.A. (“Suzano”) may assume the obligations of the Issuer under the Notes as described under “Description of the Notes—Assumption by Guarantor of Issuer’s Obligations under the Notes.” The guarantee will rank equally in right of payment with all other unsecured and unsubordinated debt obligations of Suzano. The Notes will be issued only in registered form in minimum denominations of US$1,000 and integral multiples thereof.

Purchasers of Notes will be required to pay accrued interest totaling US$6.77 per US$1,000 principal amount of Notes, from and including September 14, 2020 up to, but excluding November 19, 2020, the date we expect to deliver the Notes plus accrued interest, if any, from November 19, 2020, if settlement occurs after that date. The Notes will have terms identical to the Original Notes, other than the issue date and offering price.

The Original Notes are listed, and the Issuer intends to apply to list the Notes issued hereby on the New York Stock Exchange.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

	Per Note		Total
Public offering price	105.510	%(1)	US$	527,550,000
Underwriting discount	0.520%		US$	2,600,000
Proceeds, before expenses, to the Issuer	104.990%		US$	524,950,000

(1)	Plus accrued interest from and including September 14, 2020 to, but excluding November 19, 2020, plus accrued interest, if any, from November 19, 2020, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense. ANY OFFER OR SALE OF THE NOTES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (“EEA”) MUST BE ADDRESSED TO QUALIFIED INVESTORS WITHIN THE MEANING OF REGULATION (EU) 2017/1129 (THE “PROSPECTUS REGULATION”).

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation. References to Regulations or Directives include, in relation to the United Kingdom, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The Notes will be ready for delivery in book-entry form through The Depository Trust Company (“DTC”) and its participants, including Euroclear and Clearstream, Luxembourg, on or about November 19, 2020.

Global Coordinators and Joint Bookrunners

BofA Securities	J.P. Morgan

Joint Bookrunners

BNP PARIBAS	Credit Agricole CIB	Goldman Sachs & Co. LLC	Mizuho Securities	Morgan Stanley

MUFG	Santander	Scotiabank	SMBC Nikko	Rabo Securities

Bradesco BBI	Itaú BBA		SAFRA	XP Inc.

The date of this prospectus supplement is November 16, 2020.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any person to give you any other information, and we, and the underwriters, take no responsibility for any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS SUPPLEMENT

A registration statement on Form F-3 (File No. 333-236083) utilizing a shelf registration process relating to the securities described in this prospectus supplement was initially filed with the Securities and Exchange Commission, or the SEC, on January 24, 2020, and was declared effective on the same date. We have not yet sold any securities under this shelf registration process.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our securities, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated therein by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated herein by reference, the information in this prospectus supplement will control. In addition, this prospectus supplement and the accompanying prospectus do not contain all of the information provided in the registration statement that we filed with the SEC. For further information about us, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. This prospectus supplement is not an offer to sell or solicitation of an offer to buy these debt securities in any circumstances under which the offer or solicitation is unlawful. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus, respectively, or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or of any of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SUMMARY

This summary highlights key information described in greater detail elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision. In this prospectus supplement, unless the context otherwise requires, references to “Suzano,” “we,” “us” and “our” refer to Suzano S.A. and its consolidated subsidiaries, taken as a whole, and references to the “Issuer” mean Suzano Austria GmbH, a wholly owned subsidiary.

Suzano Austria GmbH

Suzano Austria is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, registered under registration number FN 62444 f with the companies’ register of the Commercial Court of Vienna, with its corporate seat in Vienna and its principal office at Fleischmarkt 1, 3rd floor, 1010 Vienna, Austria. Suzano Austria is a wholly-owned trading company, with indefinite term of duration, and its corporate purpose is, inter alia, the acquisition, sale and participation of and in other companies. Suzano Austria’s capital is €36,336.42 and divided into quotas, all held and fully paid in by Suzano.

Suzano S.A.

With more than 90 years of experience, we operate mainly in the pulp (paper grade and fluff) and paper (paperboard, printing and writing and tissue) segments. We believe that we are one of the largest vertically integrated producers of pulp and paper in Latin America. According to Hawkins Wright, upon completion of the merger of shares (incorporação de ações) with Fibria S.A. (“Fibria”) (which we refer to as “Merger”), we became the world’s largest producer of virgin market pulp, with an aggregate installed capacity of 10.9 million metric tons of eucalyptus pulp per year and a broad and diversified forest base. Along with other Brazilian eucalyptus pulp producers, we consider to have the lowest cost of pulp production in the world. We believe our modern technology of plantation and harvesting, our strategic location for plantation facilities and our low cost of pulp production are among our competitive strengths.

We believe we are one of Brazil’s largest paper producers, and based on data from IBÁ, we accounted for nearly 40% of the printing and writing paper and 25% of the paperboard produced in Brazil in 2019. Our share of Brazilian paper production remained unchanged following the Merger, as Fibria did not have any paper production.

Our eucalyptus pulp production satisfies 100% of our requirements for paper production, and we sell the remaining production as market pulp. As of December 31, 2019, our total eucalyptus pulp installed production capacity was 10.9 million tons per year of market pulp, and our total production volume was 9.7 million tons, of which 8.8 million tons were produced as market pulp and the remainder was used for the production of 1.2 million tons of paper and paperboard.

Our structure includes administrative offices in Salvador and São Paulo, two integrated pulp and paper production facilities in the state of São Paulo (Suzano and Limeira units), a non-integrated paper production facility in the state of São Paulo (Rio Verde unit), an integrated pulp, paper and tissue facility in the state of Bahia (Mucuri unit), an integrated pulp and tissue facility in the state of Maranhão (Imperatriz unit), and FuturaGene, a biotechnology research and development subsidiary. We own one of the largest distribution structures for paper and graphic products in South America. Following the Merger, we also own pulp production facilities in the state of Espírito Santo (Aracruz unit), in the state of São Paulo state (Jacareí Unit), one unit with two production lines in Três Lagoas (in the state of Mato Grosso do Sul) and 50% interest in Veracel, a joint operation with Stora Enso, an industrial unit located in Eunápolis (in the state of Bahia).

The scale of our production capacity, the proximity of our planted forests to our mills and the integration of our pulp and paper production process allow us to benefit from substantial economies of scale and low production costs.

Our Limeira, Suzano, Rio Verde and Jacareí mills are located near the city of São Paulo, the largest consumer market in Brazil according to data from IBÁ and RISI. These mills are located approximately 90 km from the port of Santos, an important export hub, and approximately 190 km from our planted forests. They can supply both domestic and international markets in a competitive manner.

Our Mucuri and Aracruz units are focused primarily on export markets. Mucuri is located approximately 250 km from Portocel, a port specialized in exporting pulp located in the state of Espírito Santo, in which Suzano holds a 51% stake, while Aracruz is located only 3 km from Portocel.

The Imperatriz unit, in Maranhão, is also focused primarily on export markets. Its gateway for the external market is the Port of Itaqui, 600 km far from Imperatriz. Exports are carried from our mill to the ports by train, which allows for very competitive transportation costs.

The Três Lagoas unit, in Mato Grosso do Sul, is focused on export markets, and most of its volume is transported by train to the Port of Santos, where all exporting volumes are shipped. The relatively short distances between our planted forests, our mills and most of our Brazilian customers or export facilities provide us with relatively low transportation costs.

Our shares are traded on the special listing segment of the B3 (Brasil, Bolsa, Balcão), which provides for the highest level of corporate governance in the Brazilian market, and our ADSs are traded on the NYSE.

With respect to the novel outbreak of the COVID-19 pandemic, we have been taking preventive and mitigating measures in line with the guidelines established by Brazilian and international authorities aiming at minimizing, as much as possible, eventual impacts from the COVID-19 pandemic on the safety of our employees and the continuity of our businesses. Among such measures, we list the following:

•	Adoption of home-office practice in all operational units in Brazil, as well as in our offices in Brazil and abroad, as much as possible;

•	Adoption of a voluntary return plan for professionals that work in our corporate office in Sao Paulo;

•	Suspension of all non-essential industrial and forestry operations;

•	Blocking site visits and business trips within Brazil and abroad, with very limited exceptions;

•	Adoption of quarantine for own or third-party employees identified as potentially contaminated; and

•	Intensification of personal hygiene procedures.

We have activated our crisis management team to guarantee coordinated actions for risk mitigation and for contingency and business continuity plans. To date, our operations in Brazil and abroad have not been materially impacted. Nevertheless, given the operational risks arising from the health conditions of our own and third-party employees, as well as the potential legal restrictions that might be imposed due to the COVID-19 pandemic, we cannot assure that our operations and financial condition will not be impacted. For information on how the outbreak of the COVID-19 may affect our operations and financial results, see “Item 3. Key Information — Risk Factors — The outbreak of coronavirus or other diseases may adversely affect our operations and financial results” in Suzano’s 2019 Form 20-F.

Recent Developments

See our report on Form 6-K furnished to the SEC on November 16, 2020, incorporated by reference in this prospectus supplement, listed under “Incorporation of Certain Documents by Reference,” for a discussion of our results of operations for the nine months ended September 30, 2020 and recent material developments.

Sustainability-Linked Securities Framework

In September 2020, we adopted a Sustainability-Linked Securities Framework establishing our sustainability strategy priorities and setting out goals with respect to one of our key performance indicators: Greenhouse Gas Emissions Intensity (as defined below). Our long-term goal is to reduce our Greenhouse Gas Emissions Intensity to 0.181 tCO2e/ton produced or less by the end of 2030, equivalent to at least an estimated 15% reduction as measured against the 2015 baseline year. As part of this goal we have also established a Sustainability Performance Target to reduce our Greenhouse Gas Emissions Intensity to 0.190 tCO2e/ton produced or less by the end of 2025, equivalent to at least an estimated 10.9% reduction as measured against the 2015 baseline year, calculated by taking the average of the tCO2e/ton produced for the years 2024 and 2025, subject to certain exclusions related to significant acquisitions and changes in laws and regulations.

We define Greenhouse Gas Emissions Intensity as tCO2e divided by tons produced, or tCO2e/ton produced. We define “tCO2e” as the sum of Scope 1 emissions (from direct operations) and Scope 2 emissions (from electricity purchased) during a given period, measured in metric tons of carbon dioxide equivalent, and “tons produced” as the sum of pulp and finished paper produced during a given period, measured in metric tons. For the year ended December 31, 2019, our Greenhouse Gas Emissions Intensity was 0.200 tCO2e/ton produced.

Under the terms of the Notes, if we do not satisfy the Sustainability Performance Target and provide confirmation thereof to the Trustee together with a related confirmation by the External Verifier at least 30 days prior to July 16, 2026, the interest rate payable on the Notes will be increased by 25 basis points from and including July 16, 2026 to and including the Maturity Date. See “Description of the Notes—Interest.”

Additionally, pursuant to the Sustainability-Linked Securities Framework, we have committed to publish annually on our website a Sustainability-Linked Securities update within our Sustainability Annual Report, which will include up-to-date information on our performance with respect to the key performance indicator Greenhouse Gas Emissions Intensity, together with a verification assurance report issued by the External Verifier.

THE OFFERING

The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of the Debt Securities” and “Description of the Guarantee” in the accompanying prospectus. In this description of the offering, references to Suzano mean Suzano S.A. only and do not include any of Suzano’s subsidiaries, associated companies or joint ventures. References to the “indenture” are to the Indenture dated as of January 24, 2020 among Suzano Austria GmbH, as issuer, Suzano S.A., as guarantor, and Deutsche Bank Trust Company Americas, as trustee, as supplemented by a first supplemental indenture to be entered into by those parties.

Issuer	Suzano Austria GmbH

Guarantor	Suzano S.A.

Notes offered	US$500,000,000 aggregate principal amount of the Issuer’s 3.750% Global Notes due 2031. Upon consummation of this offering, the aggregate principal amount of our 3.750% Senior Notes due 2031 will be US$1,250,000,000.

Guarantee	Suzano will irrevocably and unconditionally guarantee the full and punctual payment of principal, interest, additional amounts and all other amounts that may become due and payable in respect of the Notes.

Issue price	105.51% of the principal amount, plus accrued interest in the amount of US$3,385,416.67 for the period from, and including, September 14, 2020, to but excluding November 19, 2020, the date we expect to deliver the Notes, plus accrued interest from November 19, 2020, if settlement occurs after that date.

Closing date	November 19, 2020.

Maturity date	January 15, 2031.

Interest rate	The Notes will bear interest at the rate of 3.750% per annum (subject to “Subsequent Rate of Interest”), based upon a 360-day year consisting of twelve 30-day months.

Subsequent Rate of Interest	From and including July 16, 2026, the interest rate payable on the Notes shall be increased by 25 basis points per annum unless the Issuer has notified the Trustee at least 30 days prior to July 16, 2026 that in respect of the year ended December 31, 2025: (i) the Sustainability Performance Target has been satisfied and (ii) the satisfaction of the Sustainability Performance Target has been confirmed by the External Verifier in accordance with its customary procedures.

Interest payment dates	Interest on the Notes will be payable semi-annually on January 15 and July 15 of each year, beginning January 15, 2021.

Fungibility of Notes

The Notes will be consolidated, form a single series, and be fully fungible, with the Issuer’s outstanding US$750,000,000 3.750% Senior Notes due 2031 that were originally issued on September 14, 2020 (the “Original Notes”).

After giving effect to this offering, the total amount outstanding of the Issuer’s 3.750% Senior Notes due 2031 will be US$1,250,000,000.

Ranking of Notes	The Notes are general senior, unsecured and unsubordinated obligations of the Issuer and are not secured by any collateral. Your right to payment under these Notes will be:

	•	junior to the rights of secured creditors of the Issuer to the extent of their interest in the Issuer’ assets; and

	•	equal with the rights of creditors under all of the Issuer’ other unsecured and unsubordinated debt.

Ranking of guarantee	•

The guarantee of the Notes will be general senior, unsecured and unsubordinated obligations of Suzano and are not secured by any collateral. Your right to payment under the guarantee will be equal in right of payment to all other existing and future senior unsecured debt of Suzano subject to certain statutory preferences under applicable law, including labor and tax claims;

	•	senior in right of payment to Suzano’s subordinated debt; and

	•	effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Suzano’s subsidiaries (other than the Issuer) and jointly controlled companies and to secured debt of Suzano to the extent of the value of the assets securing such secured debt.

Covenants	The indenture governing the Notes contains restrictive covenants that, among other things and subject to certain exceptions, limit the Issuer’s ability to merge or transfer substantially all of its assets and Suzano’s ability to

	•	create liens;

	•	enter into sale and leaseback transactions;

	•	enter into transactions with affiliates; and

	•	consolidate, merge or sell all or substantially all of our assets.

In addition, the indenture, among other things, requires us to provide reports to the Trustee and holders of the Notes.

These covenants are subject to a number of important exceptions, limitations and qualifications. For a more complete description of Suzano and the Issuer’s covenants under the Notes, see “Description of the Notes—Covenants” in this prospectus supplement and “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus.

Events of Default	For a discussion of certain events of default that will permit acceleration of the principal of the Notes plus accrued interest, see “Description of the Notes—Events of Default.”

Further issuances	The Issuer reserves the right, from time to time, without the consent of the holders of the Notes, to issue additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the series of Notes offered hereby; the Issuer may also issue other securities under the Indenture which have different terms and conditions from the Notes. Likewise, Suzano has the right, without the consent of the holders, to guarantee any such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Substitution of the Issuer	The Issuer may, without the consent of holders of the Notes and subject to certain conditions, be replaced and succeeded by Suzano or any wholly-owned subsidiary of Suzano as principal debtor in respect of the Notes. See “Description of the Notes—Substitution of the Issuer” and “Certain Tax Considerations.”

Payment of additional amounts	The Issuer and Suzano, as applicable, will pay additional amounts in respect of any payments under the Notes so that the amount you receive after withholding tax of Brazil, Austria or a successor jurisdiction, as applicable, will equal the amount that you would have received if no withholding tax had been applicable, subject to some exceptions as described under “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional redemption

Prior to October 15, 2030 (the “Par Call Date”), we may redeem the Notes in whole at any time, or in part from time to time, at a redemption price based on a “make-whole” premium, plus accrued and unpaid interest, if any, to the redemption date. At any time on or after the Par Call Date, we may redeem the Notes, in whole or in part at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date. For purposes of optional redemption, interest will be calculated after the Interest Rate Step Up Date at the Subsequent Rate of Interest, unless the Sustainability Performance Target has been satisfied and the Issuer has provided the notice described in “Description of the Notes—Interest.”

See “Description of the Notes—Optional Redemption—Optional Redemption with a Make-Whole Premium.”

Optional Tax redemption	We may redeem the Notes, in whole but not in part, at 100% of its principal amount plus accrued and unpaid interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian, Austrian or other relevant jurisdictions’ tax laws. See “Description of the Notes—Optional Redemption—Optional Tax Redemption.”

Change of Control	Upon the occurrence of certain change of control events (as defined in the Description of the Notes), the Issuer will be required to offer to purchase each holder’s Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. See “Description of the Notes—Certain Covenants—Repurchase of Notes upon a Change of Control.”

Use of proceeds	The net proceeds from this offering are expected to be approximately US$523.9 million. We intend to apply the net proceeds of the offering to general corporate purposes, including the repayment of debt as they become due. See “Use of Proceeds.”

Expected Listing	The Original Notes are listed, and we intend to list the Notes on the New York Stock Exchange.

Form and denomination	The Notes will be issued only in registered form in denominations of US$1,000 and integral multiples thereof.

Risk factors	See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before investing in the Notes.

Taxation	For further information, see “Certain Tax Considerations” below.

Governing law	State of New York

Trustee	Deutsche Bank Trust Company Americas

Registrar, transfer and paying agent	Deutsche Bank Trust Company Americas

Notes CUSIP	86964WAJ1

Notes ISIN	US86964WAJ18

RISK FACTORS

An investment in the Notes involves a high degree of risk. You should carefully consider those risks and the risks described below and under “Item 3. Key Information—D. Risk Factors” in Suzano’s 2019 Form 20-F incorporated by reference herein and all information included or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The market price of the Notes could decline due to any of these risks or other factors, and you may lose all or part of your investment. The risks described below are those that we currently believe may adversely affect us. Additional risks or uncertainties not currently known by us, or currently considered immaterial by us, may also significantly affect our business. For the purposes of this section on Risk Factors, references to Suzano mean Suzano S.A. only and do not include any of Suzano’s subsidiaries, associates, or joint ventures.

Risks Relating to the Notes and the Note Guarantee

The Notes are not “green bonds” and may not satisfy an investor’s requirements or future standards for assets with sustainability characteristics.

Although the interest rate in respect of the Notes is subject to upward adjustment if we fail to satisfy the Sustainability Performance Target in respect of the year ended December 31, 2025, the Notes may not satisfy an investor’s requirements or any future legal or quasi-legal standards for investment in assets with sustainability characteristics. The Notes are not being marketed as green bonds. We expect to use the net proceeds of this offering for general corporate purposes, including the repayment of debt as they become due and therefore we do not intend to allocate the net proceeds specifically to projects or business activities meeting environmental or sustainability criteria or be subject to any other limitations associated with green bonds.

Although we intend to satisfy the Sustainability Performance Target in respect of the year ended December 31, 2025, there can be no assurance of the extent to which we will be successful in doing so or that any future investments we make in furtherance of this target will meet investor expectations or any binding or non-binding legal standards regarding sustainability performance, whether by any present or future applicable law or regulations or by its own by-laws or other governing rules or investment portfolio mandates, in particular with regard to any direct or indirect environmental, sustainability or social impact. Adverse environmental or social impacts may occur during the design, construction and operation of any investments we make in furtherance of this target or such investments may become controversial or criticized by activist groups or other stakeholders. It will not be an event of default under the Notes nor will we be required to repurchase or redeem the Notes if we fail to satisfy the Sustainability Performance Target in respect of the year ended December 31, 2025.

No assurance or representation is given as to the suitability or reliability for any purpose whatsoever of any opinion of any third party (whether or not solicited by us) that may be made available in connection with our Sustainability-Linked Securities Framework or the Notes. For the avoidance of doubt, any such opinion is not and shall not be deemed to be incorporated into and/or form part of this prospectus supplement and the accompanying prospectus. Any such opinion is not, nor should be deemed to be, a recommendation by us or any underwriter, or any other person to buy, sell or hold the Notes. Any such opinion is only current as of the date that opinion was initially issued. Prospective investors must determine for themselves the relevance of any such opinion and/or the information contained therein and/or the provider of such opinion for the purpose of any investment in the Notes. Currently, the providers of such opinions are not subject to any specific regulatory or other regime or oversight. Any withdrawal of any such opinion or any additional opinion or statement that we are not complying in whole or in part with any matters for which such opinion is opining may have a material adverse effect on the value of the Notes and/or result in adverse consequences for certain investors with mandates to invest in securities to be used for a particular purpose.

An active trading market for the Notes may not be maintained.

The Original Notes are listed on the New York Stock Exchange. However, no assurance can be provided regarding the future continuance of a market for the Notes, your ability to sell your Notes, or the price at which you may be able to sell your Notes. Accordingly, we cannot assure that an active trading market for the Notes will continue. The lack of an active trading market for the Notes would have a material adverse effect on the market price and liquidity of the Notes, and the Notes may be traded at a discount from their initial offering price.

Any further downgrading of Brazil’s credit rating could adversely affect the price of the Notes.

We can be adversely affected by investors’ perceptions of risks related to Brazil’s sovereign debt credit rating. Rating agencies regularly evaluate Brazil and its sovereign ratings, which are based on a number of factors, including macroeconomic trends, fiscal and budgetary conditions, indebtedness metrics and the perspective of changes in any of these factors.

Brazil has lost its investment grade sovereign debt credit rating by the three main U.S. based credit rating agencies, Standard & Poor’s, Moody’s and Fitch, which began to review Brazil’s sovereign credit rating in September 2015. Standard & Poor’s downgraded Brazil’s sovereign debt credit rating from BBB-minus to BB-plus in September 2015, subsequently reduced it to BB in February 2016, maintaining its negative outlook on the rating, citing Brazil’s fiscal difficulties and economic contraction as signs of a worsening credit situation. In January 2018, Standard & Poor’s lowered its rating to BB- minus with a stable outlook in light of doubts regarding that year’s presidential election and pension reform efforts. In December 2015, Moody’s placed Brazil’s Baa3 sovereign debt credit rating on review and downgraded it in February 2016 to Ba2 with a negative outlook, citing the prospect for further deterioration in Brazil’s indebtedness figures amid a recession and challenging political environment. Fitch downgraded Brazil’s sovereign credit rating to BB-plus with a negative outlook in December 2015, citing the country’s rapidly expanding budget deficit and worse-than-expected recession, and made a further downgrade in May 2016 to BB with a negative outlook, which it maintained in 2017. In February 2018, Fitch downgraded Brazil’s sovereign credit rating again to BB-negative, citing, among other reasons, fiscal deficits, the increasing burden of public debt and inability to implement reforms that would structurally improve Brazil’s public finances.

Brazil’s sovereign credit rating is currently rated below investment grade by the three main U.S. based credit rating agencies. Consequently, the prices of securities issued by Brazilian companies have been negatively affected. Another Brazilian recession or continued political uncertainty, among other factors, could lead to further ratings downgrades. Any further downgrade of Brazil’s sovereign credit ratings could heighten investors’ perception of risk and, as a result, adversely affect the price of the Notes.

We cannot guarantee that the rating agencies will maintain these classifications in relation to Brazilian credit and any downgrade in Brazil’s sovereign credit ratings could increase the risk perception of investments and as a result increase the cost of our future debt issuances and adversely affect the trading price of our securities.

Changes in our credit ratings may adversely affect the value of the Notes.

The credit ratings of the Notes may change after issuance. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Notes and increase our corporate borrowing costs.

Developments in other countries may affect prices for the Notes.

The market for securities issued by Brazilian companies is influenced by economic and market conditions in Brazil, and, to varying degrees, market conditions in other countries, including Latin American and developing countries. Although economic conditions are different in each country, the reaction of investors to developments in one country may cause the capital markets in other countries to fluctuate. Developments or conditions in other countries, including developing countries, have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil, as well as limited access to international capital markets, all of which may materially adversely affect our ability to borrow funds at an acceptable interest rate or to raise equity capital when and if there should be a need for us to do so. See “Risk Factors—Economic and market conditions in other countries, including in the United States and emerging market countries, may materially and adversely affect the Brazilian economy and, therefore, our financial condition” in Suzano’s 2019 Form 20-F.

The volatility in market prices for Brazilian securities, including debt securities such as the Notes, has increased from time to time, and investors’ perception of increased risk due to crises in other countries, including developing countries, may also lead to a reduction in the market price of the Notes.

We may incur additional indebtedness, including debt ranking equal to the Notes and the Guarantee.

The indenture will permit the Issuer and the Guarantor and its subsidiaries to incur additional debt, including debt that ranks on an equal and ratable basis with the Notes and the Note Guarantee. If the Issuer or the Guarantor or any of their respective subsidiaries incur additional debt or guarantees that rank on an equal and ratable basis with their respective indebtedness or Note Guarantee, as the case may be, the holders of that debt (and beneficiaries of those guarantees) would be entitled to share ratably with the holders of the Notes in any proceeds that may be distributed upon the Guarantor’s bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This would likely reduce the amount of any liquidation proceeds that would be available to you.

The Guarantor’s obligations under the Note Guarantee will be junior to the Guarantor’s secured debt obligations as well as to other statutory preferences, effectively junior to debt obligations of the Guarantor’s subsidiaries and adversely affected by the solvency or insolvency of the Guarantor’s subsidiaries.

The Note Guarantee will constitute senior unsecured obligations of the Guarantor. The Note Guarantee will rank equal in right of payment with all of the Guarantor’s other existing and future senior unsecured indebtedness. Although the Note Guarantee will provide the holders of the Notes with a direct, but unsecured, claim on the Guarantor’s assets and property, payment on the Note Guarantee under the Notes will be subordinated to the secured debt of the Guarantor to the extent of the assets and property securing such debt, as well as to other statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses, among others.

Payment on the Note Guarantee under the Notes will also be structurally subordinated to the payment of secured and unsecured debt and other obligations of the Guarantor’s subsidiaries. In the event of a bankruptcy, liquidation or judicial or extrajudicial reorganization of any of the Guarantor’s respective subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment in full of their claims from the assets of those subsidiaries before any assets are made available for distribution to the Guarantor.

Upon a liquidation or reorganization of the Guarantor, any right of the holders of the Notes to participate in the assets of the Guarantor, including the capital stock of its subsidiaries, will be subject to the prior claims of the Guarantor’s secured creditors, as well as to other statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses, and any such right to participate in the assets of the Guarantor’s subsidiaries will be subject to the prior claims of the creditors of its subsidiaries. The indenture includes a covenant limiting the ability of the Guarantor and its subsidiaries to create or suffer to exist liens, although this limitation is subject to significant exceptions. In such a scenario, enforcement of the Note Guarantee under the Notes may be jeopardized and noteholders may lose some or all of their investment.

As of December 31, 2019, on a consolidated basis, Suzano had R$63,684.3 million (US$11,290 million as of September 30, 2020) aggregate amount of debt outstanding (composed of current and non-current loans and financing and debentures), of which R$3,990 million (US$707.359 million as of September 30, 2020) was secured.

The Issuer’s ability to make payments on the Notes depends on its receipt of payments from Suzano. The Issuer is a wholly-owned subsidiary of Suzano and has no substantial assets, but has substantial liabilities, including, as of the date of this prospectus supplement, approximately US$6.6 billion in aggregate principal amount of notes outstanding, with different maturities between 2026 and 2047. Holders of the Notes must rely on Suzano’s operations to pay amounts due in connection with the Notes. The ability of the Issuer to make payments of principal, interest and any other amounts due under the Notes is contingent on its receipt from Suzano of amounts sufficient to make these payments, and, in turn, on Suzano’s ability to make these payments. In the event that Suzano is unable to make such payments for any reason and in a timely manner, the Issuer will not have sufficient resources to satisfy its obligations under the indenture governing the Notes.

Brazilian bankruptcy laws may be less favorable to investors than bankruptcy and insolvency laws in other jurisdictions.

If we are unable to pay our indebtedness, including our obligations under the Notes, we may become subject to bankruptcy proceedings in Brazil. The bankruptcy laws of Brazil currently in effect are significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. Noteholders may have limited voting rights at creditors’ meetings in the context of a court reorganization proceeding. In addition, in the event of our bankruptcy, all of our debt obligations, including the Note Guarantee, which are denominated in foreign currency, will be converted into reais at the prevailing exchange rate on the date of declaration of our bankruptcy by the court. We cannot assure investors that such rate of exchange will afford full compensation of the amount invested in the Notes plus accrued interest. In addition, our creditors may hold negotiable instruments or other instruments governed by local law that grant rights to attach the assets at the inception of judicial proceedings in the relevant jurisdiction, which attachment is likely to result in priorities benefitting those creditors when compared to the rights of holders of the Notes.

Brazil’s foreign exchange policy may affect our ability to make money remittances outside Brazil with respect to the Note Guarantee.

Under current Brazilian regulations, we are not required to obtain authorization from the Central Bank in order to make payments in U.S. dollars outside Brazil to holders of the Notes, including under the Note Guarantee. However, we cannot assure that these regulations will continue to be in force at the time we may be required to perform our payment obligations under the Notes or the Note Guarantee. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, we would be required to seek an authorization from the Central Bank to transfer the amounts under Notes or the Note Guarantee out of Brazil or, alternatively, make such payments with funds held by us outside Brazil. We cannot assure that such an authorization will be obtained or that such funds will be available. If such authorization is not obtained, we may be unable to make payments to holders of the Notes in U.S. dollars. If we are unable to obtain the required approvals as needed for the payment of amounts owed by the Guarantor through remittances from Brazil, we may have to seek other lawful mechanisms to effect payment of amounts due under the Notes. However, we cannot assure you that other remittance mechanisms will be available in the future, and even if they are available in the future, we cannot assure you that payment on the Notes would be possible through such mechanism.

The interests of our controlling shareholder may conflict with the interests of the holders of the Notes.

Our controlling shareholder has the power to, among other things, elect a majority of the members of our board of directors and to decide any matters requiring shareholder approval, including related-party transactions, corporate reorganizations and dispositions, and the timing and payment of any future dividends, subject to the requirements of mandatory dividends under Brazilian Corporate Law. Our controlling shareholders may have an interest in making acquisitions, disposals of assets, partnerships, seeking financing or making other decisions that may conflict with the interests of the holders of the Notes. We have entered into, and we intend to continue to enter into, arm’s-length commercial and financial transactions with our controlling shareholder and related companies. Commercial and financial transactions between related parties and us may result in conflicts of interest, which may adversely affect us. See “Item 7. Major Shareholders and Related Party Transactions” in Suzano’s 2019 Form 20-F.

We may be unable to purchase the Notes upon a specified change of control event, which would result in an event of default under the indenture governing the Notes.

The terms of the Notes will require the Issuer to make an offer to repurchase the Notes upon the occurrence of a specified change of control event at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to the date of the repurchase and additional amounts, if any. Any financing arrangements we may enter into may require repayment of amounts outstanding upon the occurrence of a change of control event. It is possible that we will not have sufficient funds at the time of the change of control to fund the required repurchase of Notes by the Issuer or that restrictions in our credit facilities and other financing arrangements will not permit the Issuer to effect the required repurchases. See “Description of the Debt Securities—Certain Covenants—Repurchase of Notes upon a Change of Control” in the accompanying prospectus and “The Offering.”

Judgments of Brazilian courts enforcing the Issuer’s or the Guarantor’s obligations, as applicable, under the Notes, the indenture governing the Notes or the Note Guarantee would be payable only in reais.

If proceedings are brought in the courts of Brazil seeking to enforce the Guarantor’s obligations under the Note Guarantee, the Guarantor would not be required to discharge its obligations in a currency other than reais. Any judgment obtained against the Guarantor in Brazilian courts in respect of any payment obligations under the Note Guarantee would be expressed in the real equivalent of the U.S. dollar amount of such sum at the exchange rate in effect (1) on the date of actual payment, (2) on the date on which such judgment is rendered or (3) on the date on which collection or enforcement proceedings are started against us. We cannot assure you that this amount in reais will afford you full compensation of the amount sought in any such litigation.

Enforcement of civil liabilities and judgments against the Issuer, the Guarantor or any of their or our respective directors or officers may be difficult.

The Issuer is a company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Austria. All of its assets are located outside the United States. In addition, the Issuer’s directors are non-residents of the United States, and all or a substantial portion of the assets of such person are or may be located outside the United States. The Guarantor is a corporation (sociedade por ações) incorporated under the laws of Brazil. A significant portion of our assets and a substantial majority of our operations are located, and a substantial majority of our revenues are derived, outside the United States. In addition, our directors are non-residents of the United States, and all or a substantial portion of the assets of such person are or may be located outside the United States.

As a result of the above, investors may be unable to effect service of process within the United States upon such persons, or to enforce judgments against them obtained in the United States courts, including judgments predicated upon the civil liability provisions of the United States federal and state securities laws. There is uncertainty as to whether the courts of Brazil, Austria, or other jurisdictions would enforce (i) judgments of United States courts obtained against the Issuer or us or such affiliated persons, predicated upon the civil liability provisions of the United States federal and state securities laws or (ii) in original actions brought in such countries, liabilities against the Issuer or us or such affiliated persons, predicated upon the United States federal and state securities laws. As the United States and Austria do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters, a final judgment for payment of money rendered by the courts of the State of New York and the federal courts of the United States may not be enforceable, either in whole or in part, in Austria. See “Enforceability of Civil Liabilities” in the accompanying prospectus.

We may redeem the Notes prior to maturity.

The Notes are redeemable at our option in the event of certain changes in applicable taxes and at our option for any other reason. We may choose to redeem those Notes at times when prevailing interest rates may be relatively low. Accordingly, an investor may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

The Note Guarantee may not be enforceable if deemed fraudulent and declared void.

The Note Guarantee may not be enforceable under Brazilian law. While Brazilian law does not prohibit the granting of guarantees, in the event that we were to become subject to a reorganization proceeding or to bankruptcy, our Note Guarantee, if granted up to two years before the declaration of bankruptcy, may be deemed to have been fraudulent and declared void, based upon our being deemed not to have received fair consideration in exchange for the Note Guarantee. In the event of a judicial reorganization, the Note Guarantee may be declared unenforceable against the Guarantor if a bankruptcy court considers that the Guarantor did not receive fair consideration in exchange for the Note Guarantee. Under Brazilian law, a guarantee is considered an accessory obligation to the underlying or principal obligation, and Brazilian law establishes that the nullity of the principal obligation causes the nullity of the accessory obligation. Therefore, a judgment obtained in a court outside Brazil against the Guarantor for enforcement of a guarantee in respect of obligations that have been considered null, may not be confirmed by the Superior Court of Justice of Brazil.

USE OF PROCEEDS

The proceeds to us from this offering are expected to be approximately US$523.9 million after estimated expenses and the underwriting discount. We intend to apply the net proceeds from the sale of the Notes for general corporate purposes, including the repayment of debt as they become due. Consequently, affiliates of the underwriters may receive a portion of the net proceeds from the sale of the Notes in connection with the repayment, if any, of our existing debt.

SELECTED FINANCIAL AND OPERATING INFORMATION

This prospectus supplement incorporates by reference and is qualified in its entirety by our audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017, which have been prepared in accordance with IFRS, as issued by the IASB, included in Suzano’s 2019 Form 20-F and our unaudited condensed consolidated interim financial information as of and for the three and nine-month period ended September 30, 2020, which have been prepared in accordance with IAS 34 Interim Financial Reporting, as issued by IASB, included in our Form 6-K furnished to the SEC on October 29, 2020, containing our unaudited condensed consolidated interim financial information as of September 30, 2020, incorporated by reference into this prospectus supplement.

The selected financial data and operating information as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, presented in the tables below have been derived from Suzano’s audited consolidated financial statements. Suzano’s audited consolidated financial statements as of and for the years ended December 31, 2019, 2018 and 2017 were audited by PricewaterhouseCoopers Auditores Independentes. Suzano’s audited consolidated financial statements as of and for the years ended December 31, 2016 and 2015 were audited by KPMG Auditores Independentes.

SUZANO – BALANCE SHEET DATA

	As of September 30,		As of December 31,
Assets	2020	2020	2019	2018	2017	2016	2015
	(in thousands of US$)(2)	(in thousands of R$)	(in thousands of R$)
Current assets
Cash and cash equivalents	1,284,802	7,247,184	3,249,127	4,387,453	1,076,833	1,614,697	1,477,246
Marketable securities	412,600	2,327,353	6,150,631	21,098,565	1,631,505	2,080,615	970,850
Trade accounts receivables	538,367	3,036,769	3,035,817	2,537,058	2,297,763	1,548,741	1,842,561
Inventories	752,702	4,245,766	4,685,595	1,853,104	1,198,265	1,318,905	1,326,396
Recoverable taxes	154,972	874,152	997,201	296,832	300,988	425,758	596,936
Derivative financial instruments	37,224	209,970	260,273	352,454	77,090	367,145	158,930
Advances to suppliers	18,218	102,765	170,481	98,533	86,499	532,655	27,016
Other assets	85,080	479,903	335,112	169,175	119,610	112,952	132,536

Assets held for sale	—	—	—	5,718	11,535	—	50,000
Total current assets	3,283,965	18,523,862	18,884,237	30,798,892	6,800,088	8,001,468	6,582,471

Non—current assets
Marketable securities	32,601	183,893	179,703	—	—	—	—
Receivables from other related parties	—	—	—	—	—	13,000	—
Recoverable taxes	132,711	748,584	708,914	231,498	283,757	349,536	433,070
Deferred taxes	2,020,869	11,399,116	2,134,040	8,998	2,606	4,624	2,583
Derivative financial instruments	163,495	922,225	838,699	141,480	56,820	77,035	36,463
Advances to suppliers	189,914	1,071,249	1,087,149	218,493	221,555	216,578	251,287
Judicial deposits	47,195	266,214	268,672	129,005	113,613	87,097	61,653
Other assets (1)	41,717	235,309	228,881	93,935	92,441	93,668	79,543
	2,628,502	14,826,590	5,446,058	823,409	770,792	841,538	864,599

Biological assets	1,907,494	10,759,599	10,571,499	4,935,905	4,548,897	4,072,528	4,130,508
Property, plant and equipment	7,044,602	39,736,484	41,120,945	17,020,259	16,211,228	16,235,280	16,346,234
Intangible assets	3,016,375	17,014,465	17,712,803	339,841	188,426	219,588	329,625
Right of use	752,053	4,242,105	3,850,237	—	—	—	—
Investments	59,731	336,929	322,446	14,338	6,764	873	—
	12,780,255	72,089,582	73,577,930	22,310,343	20,955,315	20,528,269	20,806,367

Total non—current assets	15,408,756	86,916,172	79,023,988	23,133,752	21,726,107	21,369,807	21,670,966

Total assets	18,692,721	105,440,034	97,908,225	53,932,644	28,526,195	29,371,275	28,253,437

(1)	For the years ended December 31, 2015, 2016, 2017 and 2018, non-current other assets include amounts relating to receivables from land expropriation, which was a separate line item of our balance sheet in our annual report on Form 20-F for the year ended December 31, 2018. We believe that the current presentation is more adequate given the immateriality of the amounts relating to receivables from land expropriation.

(2)	Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.6407 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2020, as reported by the Central Bank of Brazil.

	As of September 30,		As of December 31,
	2020	2020	2019	2018	2017	2016	2015
Liabilities	(in thousands of US$)(2)	(in thousands of R$)	(in thousands of R$)
Current liabilities
Trade accounts payables	382.450	2.157.286	2,376,459	632,565	621,179	582,918	581,477
Loans, financing and debentures (1)	766.452	4.323.325	6,227,951	3,426,696	2,115,067	1,594,720	2,024,964
Lease liabilities	111.569	629.329	656,844	—	—	—	—
Derivative financial instruments	729.944	4.117.393	893,413	596,530	23,819	250,431	281,317
Taxes payable	55.858	315.080	307,639	243,835	125,847	78,175	56,285
Payroll and charges	84.871	478.732	400,435	234,192	196,467	165,030	164,782
Liabilities for assets acquisitions and subsidiaries	18.085	102.013	94,414	476,954	83,155	85,748	91,326
Dividends payable	867	4.888	5,720	5,434	180,550	370,998	122
Advance from customers	8.876	50.066	59,982	75,159	92,545	514,766	32,058
Other liabilities	42.959	242.321	456,338	367,313	280,437	187,088	278,243
Total current liabilities	2.201.931	12.420.433	11,479,195	6,058,678	3,719,066	3,829,874	3,510,574

Non—current liabilities
Loans, financing and debentures (1)	13,148,418	74,166,284	57,456,375	32,310,813	10,076,789	12,418,059	12,892,378
Lease liabilities	826,636	4,662,805	3,327,226	—	—	—	—
Derivative financial instruments	1,381,471	7,792,461	2,024,500	1,040,170	104,077	221,047	353,814
Liabilities for assets acquisitions and subsidiaries	76,118	429,357	447,201	515,558	502,831	609,107	733,538
Provision for judicial liabilities	603,335	3,403,233	3,512,477	351,270	317,069	246,634	198,559
Employee benefits plans	132,605	747,984	736,179	430,427	351,263	339,009	263,141
Deferred taxes	13,249	74,736	578,875	1,038,133	1,787,413	1,549,563	1,035,663
Share-based compensation plans	36,142	203,865	136,505	124,318	38,320	18,850	42,722
Other liabilities	14,730	83,086	121,723	37,342	12,756	14,143	35,289
Total non—current liabilities	16,232,704	91,563,811	68,341,061	35,848,031	13,190,518	15,416,412	15,555,104

Total liabilities	18,434,635	103,984,244	79,820,256	41,906,709	16,909,584	19,246,286	19,065,678

Equity
Share capital	1,637,305	9,235,546	9,235,546	6,241,753	6,241,753	6,241,753	6,241,753
Capital reserves	1,138,056	6,419,430	6,416,864	674,221	394,801	203,714	82,966
Treasury shares	(38,695)	(218,265)	(218,265)	(218,265)	(241,088)	(273,665)	(288,858)
Retained earnings reserves	56,224	317,144	317,144	2,992,590	2,922,817	1,638,620	701,815
Other reserves	386,607	2,180,733	2,221,341	2,321,708	2,298,328	2,314,567	2,450,083
Retained loss	(2,942,877)	(16,599,888)	—	—	—	—	—
Non-controlling interest	21,467	121,090	115,339	13,928	—	—	—
Total equity	258,087	1,455,790	18,087,969	12,025,935	11,616,611	10,124,989	9,187,759

Total equity and liabilities	18,692,721	105,440,034	97,908,225	53,932,644	28,526,195	29,371,275	28,253,437

(1)	For the years ended on December 31, 2015, 2016, 2017 and 2018 the current and non-current loans, financing and debentures include debentures balances, which was a separate line item of our balance sheet in our annual report on Form 20-F for the year ended December 31, 2018. We believe that the current presentation is more adequate given the immateriality of the amounts relating to debentures.
(2)	Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.6407 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2020, as reported by the Central Bank of Brazil.

SUZANO – STATEMENTS OF INCOME (LOSS) DATA

	For the nine months ended September 30,			For the year ended December 31,
	2020	2020	2019	2019	2018	2017	2016	2015
	(in thousands of US$)(4)	(in thousands of R$), except per share data		(in thousands of R$), except per share data
Net sales revenue	3,979,524	22,447,301	18,963,990	26,012,950	13,443,376	10,580,673	9,839,162	10,162,081
Cost of sales	(2,496,620)	(14,082,687)	(14,933,426)	(20,743,482)	(6,922,331)	(6,496,304)	(6,563,080)	(6,147,395)
Gross profit	1,482,904	8,364,614	4,030,564	5,269,468	6,521,045	4,084,369	3,276,082	4,014,686

Operating income (expenses)
Selling expenses	(280,928)	(1,584,628)	(1,367,298)	(1,905,279)	(598,726)	(423,325)	(416,310)	(409,986)
General and administrative expenses	(170,774)	(963,286)	(887,772)	(1,173,358)	(825,209)	(528,974)	(427,100)	(455,629)
Equity in earnings of associates	1,312	7,402	21,247	31,993	7,576	5,872	(7,127)	—
Other operating income (expenses), net	36,922	208,267	268,447	405,754	(96,875)	140,510	(1,150,561)	(104,516)
Operating profit before net financial income (expenses)	1,069,436	6,032,369	2,065,188	2,628,578	5,007,811	3,278,452	1,274,984	3,044,555

Net financial income (expenses) (3)
Financial expenses	(617,819)	(3,484,931)	(3,123,771)	(4,178,848)	(1,500,374)	(1,218,476)	(1,156,204)	(1,255,227)
Financial income	46,375	261,586	393,374	493,246	459,707	305,778	381,804	304,261
Derivative financial instruments	(2,146,219)	(12,106,179)	(2,236,904)	(1,075,252)	(2,735,196)	73,271	528,839	(630,251)
Monetary and exchange variations, net	(3,012,819)	(16,994,406)	(3,383,054)	(1,964,927)	(1,066,650)	(179,413)	1,367,281	(2,828,407)
Net income (loss) before taxes	(4,661,046)	(26,291,561)	(6,285,167)	(4,097,203)	165,298	2,259,612	2,396,704	(1,365,069)
Income taxes
Current	(18,668)	(105,299)	(221,992)	(246,110)	(586,568)	(202,187)	(188,817)	-19,052
Deferred	1,731,624	9,767,574	2,517,641	1,528,571	741,084	(236,431)	(530,072)	454,445
Net income (loss) for the year	(2,948,090)	(16,629,286)	(3,989,518)	(2,814,742)	319,814	1,820,994	1,677,815	(929,676)
Income (loss) for the year attributed to the controlling shareholders	(2,950,012)	(16,640,130)	(3,987,065)	(2,817,518)	319,693	1,820,994	1,677,815	(929,676)
Income for the year attributed to non-controlling shareholders	1,922	10,844	(2,453)	2,776	121	—	—	—

Basic earnings (loss) per share (1)
Common	(2.18645)	(12.33313)	(2.95508)	(2.08825)	0.29236	1.66804	1.53922	(0.85429)

Diluted earnings (loss) per share (2)
Common	(2.18645)	(12.33313)	(2.95508)	(2.08825)	0.29199	1.66433	1.53430	(0.85429)

(1) Basic earnings per share is calculated using the income attributable to controlling shareholders divided by the weighted average number of outstanding common shares.
(2) Diluted earnings per share is calculated based on the results attributable to the controlling shareholders divided by the weighted average number of outstanding common shares, subtracted from the potential dilutive effect generated by the conversion of all common shares.

(3) For the years ended on December 31, 2015, 2016, 2017 and 2018, the financial results are presented as disclosed in note 27 Net Financial Result of our Consolidated Financial Statements as of December 31, 2019. The Company believes that such practice improves the transparency of the disclosure of financial results in the Statements of Income (loss).

(4) Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.6407 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2020, as reported by the Central Bank of Brazil.

Special Note Regarding Non-IFRS Financial Measure

A non-IFRS financial measure is any financial measure that is presented other than in accordance with all relevant accounting standards under IFRS. We disclose EBITDA and Adjusted EBITDA for Suzano in this prospectus supplement, which are considered to be non-IFRS financial measures. EBITDA is calculated as Net income (loss) plus Net financial result, Income and social contribution taxes, and Depreciation, amortization and depletion. Adjusted EBITDA for Suzano is defined as EBITDA as further adjusted to add or exclude: (i) exceptional adjustments as defined by management are those with no impact on Suzano’s ongoing business, such as expenses with the Merger, amortization of fair value adjustment (inventory and contingences step-up) in connection with the Merger, indemnity – FACEPA, contract renegotiation, Losango project adjustments, fair value adjustment (others), sale of judicial credits, non-compete Executives, fees of counsel, tax credits - gains in tax lawsuit (ICMS from the PIS/COFINS calculation basis), agreement Valmet, windstorm Maranhão, insurance claim (Mucuri and Imperatriz), accruals for ITBI taxes payments, impact on operations due to COVID-19 and COVID-19 donations and (ii) non-cash adjustments are those adjustments that have impacted the income statements without a cash impact on Suzano, such as accruals for losses on ICMS credits, accruals for losses on PIS and COFINS credits, labor lawsuits provision, fair value adjustment of biological assets, result from sale and disposal of property, plant and equipment and biological assets, income from associates and joint ventures, reconciliation adjustments, tax credits, review tax (PIS and COFINS) and write-off of inventory.

The non-IFRS financial measures included in this prospectus supplement are not a substitute for the IFRS measures of net income or other performance measures.

Our management believes that disclosure of Suzano’s EBITDA and Adjusted EBITDA provide useful information to investors, financial analysts and the public in their review of our operating performance and their comparison of our operating performance to the operating performance of other companies in the same industry and other industries. For example, interest expense is dependent on the capital structure and credit rating of a company. However, debt levels, credit ratings and, therefore, the impact of interest expense on earnings vary significantly between companies. Similarly, the tax positions of individual companies can vary because of their differing abilities to take advantage of tax benefits and the differing jurisdictions in which they transact business. Finally, companies differ in the age and method of acquisition of productive assets, and thus the relative costs of those assets, as well as in the depreciation method (straight-line, accelerated or units of production), which can result in considerable variation in depreciation and amortization expenses between companies. Therefore, for comparison purposes, our management believes that Suzano’s EBITIDA and Adjusted EBITDA are useful measures of operating profitability because they exclude these elements of earnings that do not provide information about the current operations of existing assets.

Moreover, other companies may calculate EBITDA and Adjusted EBITDA differently, and therefore our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Each of these non-IFRS financial measures are important measures to assess our financial and operating performance. We believe that the disclosure of EBITDA and Adjusted EBITDA provides useful supplemental information to investors and financial analysts in their review of our operating performance and in the comparison of such operating performance to the operating performance of other companies in the same industry or in other industries that have different capital structures, debt levels and/or income tax rates. The presentation of non-IFRS financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with IFRS.

See below for a reconciliation of Suzano’s net income (loss) to EBITDA and Adjusted EBITDA.

	For the nine months ended September 30,	For the year ended December 31,
Adjusted EBITDA (R$ million)	2020	2019	2018
EBITDA Reconciliation
Net income (loss)	(16,629.3)	(2,814.7)	319.8
(+/–) Net financial result	32,323.9	6,725.8	4,842.5
(+/–) Income and social contribution taxes	(9,662.3)	(1,282.5)	(154.5)
(+) Depreciation, amortization and depletion	5,011.1	5,844.8	1,563.2
EBITDA	11,043.4	8,473.4	6,571.0
Expenses with Fibria’s Transaction(2)	1.0	79.9	126.6
Amortization of fair value adjustment (inventory and contingences step-up) on business combination with Fibria(3)	-	2,247.1	-
Indemnity – FACEPA(4)	-	4.1	-
Accruals for losses on ICMS credits(1)	(78.0)	181.1	-
Contract renegotiation(5)	38.8	45.7	-
Losango Project Adjustments (6)	-	57.8	-
Fair value adjustment (others)(7)	-	(32.7)	-
Accruals for losses on PIS and COFINS credits(1)	-	21.1	-
Labor lawsuits provision(1)	-	32.2	-
Fair value adjustment of biological assets(1)	(173.7)	(185.4)	129.2
Sale of judicial credits(8)	-	(86.6)	-
Result from sale and disposal of property, plant and equipment and biological assets(1)	21.2	42.7	7.4
Equity in earnings of associates(1)	(7.4)	(32.0)	(7.6)
Non-Compete Executives(9)	-	3.8	-
Fees of counsel(10)	-	2.4	-
Reconciliation adjustments(1)	-	(3.0)	7.6
Tax credits(1)	-	-	2.9
Tax credits – gains in tax lawsuit (ICMS from the PIS/COFINS calculation basis)(11)	-	(128.1)	-
Review Tax (PIS and Cofins) (1)	-	-	9.5
Agreement Valmet(12)	-	-	(52.8)
Write-off of Inventory(1)	(1.1)	0.1	24.1
Windstorm Maranhão(13)	-	-	1.6
Insurance claim (Mucuri and Imperatriz)(14)	-	-	(3.1)
Accruals for ITBI taxes payments(15)	10.5	-	-
Impact on operations due to COVID-19(16)	81.2	-	-
Donations COVID-19(16)	48.6	-	-
Adjusted EBITDA	10,984.5	10,723.6	6,817.8

(1)	Non-cash adjustments.

(2)	Expenses incurred in connection with the Merger.

(3)	Amortization of fair value adjustment on the Merger related to contingencies and inventory for 2019 only.

(4)	Expenses related to the dismantling of machinery at Facepa.

(5)	Penalties on contractual terminations with certain suppliers due to operational synergies arising from the Merger.

(6)	Provisions related to the Losango project, mainly, write-off of advances of forestry development program and write-off of wood stock in the field.

(7)	Bargain purchase Spinova. In 2019, Suzano revaluated the investment, previously classified as financial investment measured through other comprehensive income.

(8)	The amount refers to the sale of credits related to a lawsuit against Centrais Elétricas Brasileiras S.A. (Eletrobrás).

(9)	Non-compete payment made to an executive of Suzano.

(10)	Fees of legal counsel arising from successful litigation related to exceptional events.

(11)	For certain tax credits to be recovered, Suzano has received final favorable court decisions in 2019 and recorded an asset of R$128.1 relating to PIS and COFINS tax credits within recoverable taxes and a gain in the statement of income (loss) within other operational results, regarding certain claims for the calculation period from 2006 to July 2018.

(12)	Gain related to completion of the indemnification trade agreement with Valmet (lower equipment performance to the contractor).

(13)	Losses related to windstorm in our Maranhão facility.

(14)	Insurance claims.

(15)	Accruals for ITBI tax payments related to land acquisitions before 2015.

(16)	Impacts on operations and expenses related to COVID-19 (see Note 29 to our unaudited condensed consolidated interim financial information).

EXCHANGE RATES

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures.

Since 1999, the Brazilian Central Bank has allowed the real/U.S. dollar exchange rate to float freely, which resulted in increasing exchange rate volatility. Until early 2003, the real declined against the U.S. dollar. Between 2006 and 2008, the real strengthened against the U.S. dollar, except in the most severe periods of the global economic crisis. The real depreciated against the U.S. dollar from mid-2011 to early 2016 due to turmoil in international markets and the Brazilian macroeconomic outlook at the time. Overall in 2015, the real depreciated 45.0%, reaching R$3.905 per US$1.00 on December 31, 2015. Beginning in early 2016 through the end of 2016, the real appreciated against the U.S. dollar, primarily as a result of Brazil’s changing political conditions. In 2017 and 2018, the real depreciated 1.5% and 17.1% against the U.S. dollar, respectively. In 2019, the real depreciated 4.0% against the U.S. dollar.

The Brazilian Central Bank has intervened in the foreign exchange market in the past to attempt to control instability in foreign exchange rates. We cannot predict whether the Brazilian Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market by re-implementing a currency band system or otherwise. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar and the real may depreciate or appreciate substantially against the U.S. dollar in the future. Furthermore, Brazilian law provides that, whenever there is a serious imbalance in Brazil’s balance of payments or there are serious reasons to foresee a serious imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. We cannot assure you that such measures will not be taken by the Brazilian government in the future.

The following table presents the exchange rates, according to the Brazilian Central Bank, for the periods indicated, expressed in reais per U.S. dollar:

Exchange rates from U.S. dollars to Brazilian reais
Year Ended December 31	Period-end	Average(1)	Low	High
2015	3.905	3.339	2.575	4.195
2016	3.259	3.483	3.119	4.156
2017	3.308	3.193	3.051	3.381
2018	3.875	3.656	3.139	4.188
2019	4.031	3.946	3.652	4.260

Nine-Month Period Ended September 30,	Period-end	Average(2)	Low	High
2020	5.6407	5.0793	4.0213	5.9372

Month	Period-end	Average(3)	Low	High
January 2020	4.2523	4.1495	4.0213	4.2695
February 2020	4.4987	4.3410	4.2381	4.4987
March 2020	5.1987	4.8839	4.4883	5.1987
April 2020	5.4270	5.3256	5.0779	5.6510
May 2020	5.4263	5.6434	5.2992	5.9372
June 2020	5.4760	5.2226	4.8894	5.4760
July 2020	5.2033	5.2837	5.1111	5.4288
August 2020	5.4713	5.4612	5.2760	5.6510
September 2020	5.6407	5.3995	5.2532	5.6528
October 2020	5.7718	5.6258	5.5205	5.7803
November 2020 (through November 13, 2020)	5.4854	5.4917	5.2821	5.6932

(1)            Represents the average of the exchange rates on the closing of each day during the year.

As of November 13, 2020, the exchange rate for reais into U.S. dollars was R$5.4854 per US$ 1.00, based on the selling rate as reported by the Central Bank.

CAPITALIZATION

The following table sets forth information regarding our consolidated capitalization derived from our unaudited condensed consolidated interim financial information as of and for the nine-month period ended September 30, 2020:

•	on an actual basis;

•	as adjusted to reflect the receipt of the net proceeds from the issuance of the Notes in this offering estimated at approximately US$523.9 million, after deducting underwriting discounts and offering expenses that are payable by us.

•	The following table should be read together with “Item 8. Financial Information,” “Selected Financial and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere and incorporated by reference in this prospectus supplement.

	As of September 30, 2020
	Actual(1)		As adjusted(2)
	(in million)		(in million)
	US$	R$	US$	R$
Current and Non-current debt
Current loans and financing	761.4	4,294.8	761.4	4,294.8
Debentures (current)	5.1	28.5	5.1	28.5
Non-current loans and financing	12,188.6	68,752.0	12,712.5	71,707.2
Debentures (non-current)	959.9	5,414.3	959.9	5,414.3
Total Equity	258.1	1,455.8	258.1	1,455.8
Total capitalization(4)	14,173.1	79,945.4	14,697.0	82,900.6

Notes

(1)	Real amounts shown in the “Actual” column above are derived from our consolidated balance sheet as of September 30, 2020. Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$ 5.6407 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2020, as reported by the Central Bank of Brazil. On November 13, 2020, the real/U.S. dollar exchange rate was R$ 5.4854 per US$ 1.00. See “Exchange Rates” for further information on recent fluctuations in exchange rates.

(2)	Numbers in the “As adjusted” column are adjusted to reflect the net proceeds after deducting underwriting discounts and offering expenses payable by us from the gross proceeds of the issuance of the Notes in the amount of US$527.6 million (R$2,976.1 million) less underwriting discounts and offering expenses that are payable by us in the aggregate estimated amount of approximately US$3.7 million (R$20.9 million). Solely for the convenience of the reader, amounts in reais have been translated for convenience only to U.S. dollars at an exchange rate of R$5.6407 per US$ 1.00, which was the commercial selling rate for U.S. dollars in effect on September 30, 2020, as reported by the Central Bank of Brazil. On November 13, 2020, the real/U.S. dollar exchange rate was R$5.4854 per US$1.00. See “Exchange Rates” for further information on recent fluctuations in exchange rates.

(3)	Total capitalization is defined as total current and non-current debt plus total equity.

Since September 30, 2020, there has been no material change to our capitalization, except as otherwise disclosed herein.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements the description of the general terms set forth in the accompanying prospectus under the headings “Description of the Debt Securities” and “Description of the Guarantees.” It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making a decision to invest in the Notes. In addition, we urge you to read the indenture, including the amended and restated first supplemental indenture in connection with the Notes, because they will define your rights as holders of the Notes. If any specific information regarding the Notes in this prospectus supplement is inconsistent with the more general terms of the Notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. In this description and in the related sections entitled “Description of the Debt Securities” and “Description of the Guarantees” in the accompanying prospectus, references to “Suzano” mean Suzano S.A. only and do not include the Issuer or any of Suzano’s other subsidiaries or associated companies.

General

The Issuer will issue the Notes under the indenture among the Issuer, Suzano, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent and transfer agent, dated as of January 24, 2020, as supplemented by an amended and restated first supplemental indenture dated on or about the delivery date of the Notes, between the Issuer, Suzano, as guarantor, and Deutsche Bank Trust Company Americas, as trustee, registrar, paying agent and transfer agent (the “Indenture”). The Notes will be issued only in fully registered form without coupons in minimum denominations of US$1,000 and integral multiples thereof. The Notes will be unsecured and will rank equally with all of the Issuer’s other existing and future unsecured and unsubordinated debt.

Principal and Interest

The rate of interest payable on the Notes may be subject to adjustment as described below.

The Notes bear interest from and including September 14, 2020 at a rate of 3.750% per annum (the “Initial Rate of Interest”), subject to the paragraph immediately below, payable semi-annually in arrears on January 15 and July 15 in each year and commencing on January 15, 2021 (each an “Interest Payment Date”) up to, and including, January 15, 2031 (the “Maturity Date”). Interest on the Notes will be payable to the holders in whose names the Notes are registered at the close of business on January 13 or July 13 immediately preceding the related interest payment date.

From and including July 16, 2026 (the “Interest Rate Step Up Date”), the interest rate payable on the Notes shall be increased by 25 basis points to 4.000% per annum (the “Subsequent Rate of Interest”) unless the Issuer has notified (the “Satisfaction Notification”) the Trustee in accordance with “—Notices” in writing at least 30 days prior to the Interest Rate Step Up Date (the “Notification Date”) that in respect of the year ended December 31, 2025: (i) the Sustainability Performance Target (as defined below) has been satisfied and (ii) the satisfaction of the Sustainability Performance Target has been confirmed by the External Verifier (as defined below) in accordance with its customary procedures. If as of the Notification Date (x) the Issuer fails, or is unable, to provide the Satisfaction Notification, (y) the Sustainability Performance Target has not been satisfied or (z) the External Verifier has not confirmed satisfaction of the Sustainability Performance Target, the Subsequent Rate of Interest will apply for each interest period from and including the Interest Rate Step Up Date up to, and including, the Maturity Date.

The amount of interest payable on an Interest Payment Date shall be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

The Issuer will pay interest on the Notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

If any payment is due on the Notes on a day that is not a business day, the Issuer will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Notes or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

Certain definitions:

“Business day” will have the meaning ascribed to it on the indenture.

“External Verifier” means a qualified provider of third-party assurance or attestation services appointed by the Guarantor to review the Guarantor's statement of the Greenhouse Gas Emissions Intensity.

“Greenhouse Gas Emissions Intensity” means tCO2e divided by Tons Produced, also expressed as tCO2e/ton produced.

“Sustainability Performance Target” means the Greenhouse Gas Emissions Intensity reduction target set forth in the Sustainability-Linked Securities Framework, which results in a Greenhouse Gas Emissions Intensity not exceeding 0.190 tCO2e/ton produced, calculated by taking the average of the tCO2e/ton produced for the years ended December 31, 2024 and 2025 for the Guarantor and its consolidated subsidiaries; provided, however, that for purposes of the Sustainability Performance Target and the calculation of Greenhouse Gas Emissions Intensity, the Guarantor may exclude (A) the tCO2e and Tons Produced attributable to any single or related series of acquisitions completed since the Issue Date by the Guarantor and its consolidated subsidiaries that individually, or in the aggregate in the case of a related series, represent (i) more than 10% of the annual net sales revenue of the Guarantor, calculated by reference to the audited consolidated financial statements of the Guarantor for the fiscal year ended December 31, 2019, or (ii) more than 10% of the total annual installed production capacity of the Guarantor and its consolidated subsidiaries, calculated by reference to the fiscal year ended December 31 immediately prior to such acquisition, or (B) the impact of any material amendment to, or change in, any applicable laws, regulations, rules, guidelines and policies, applicable and/or relating to the production of pulp and finished paper of the Guarantor and its consolidated subsidiaries following the Issue Date.

“Sustainability-Linked Securities Framework” means the Sustainability-Linked Securities Framework adopted by the Guarantor in September 2020.

“tCO2e” means the sum of Scope 1 emissions (from direct operations) and Scope 2 emissions (from electricity purchased) during a given period, measured in metric tons of carbon dioxide equivalent, according to the World Resources Institute and the World Business Council for Sustainable Development’s Greenhouse Gas Protocols (March 2004).

“Tons Produced” means the sum of pulp and finished paper produced during a given period, measured in metric tons.

Guarantee

Suzano fully, unconditionally and irrevocably guarantees the notes issued by the Issuer, a wholly-owned subsidiary of Suzano, and all obligations due under the Indenture. The following description summarizes the general terms and provisions of the guarantee that is provided by Suzano in the Indenture. You should read the more detailed provisions of the Indenture, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of the Indenture.

Pursuant to the Indenture, Suzano has fully, irrevocably and unconditionally agreed, from time to time upon the receipt of notice from the trustee that the Issuer has failed to make the required payments under the Notes and the Indenture, to make any required payment, whether of principal, interest or any other amounts. The amount to be paid by Suzano under the guarantee will be an amount equal to the amount of the payment the Issuer fails to make.

The obligations of Suzano under the guarantee will rank:

•     equal in right of payment to all other existing and future senior unsecured debt of Suzano subject to certain statutory preferences under applicable law, including labor and tax claims;

•     senior in right of payment to Suzano’s subordinated debt; and

•     effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Suzano’s subsidiaries (other than the Issuer) and jointly controlled companies and to secured debt of Suzano to the extent of the value of the assets securing such secured debt.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, the Issuer and Suzano, as applicable, will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Optional Redemption

The Notes will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your Notes. In addition, other than as set forth below, unless otherwise specified, we will not be entitled to redeem your Notes before its stated maturity.

If less than all of the Notes are redeemed, the trustee will authenticate and deliver to the holder of such Notes without service charge, a new note or notes of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered. If less than all of the Notes are redeemed, the Notes to be redeemed will be determined in accordance with the applicable procedures of the depositary.

In the event that we exercise an option to redeem any Note, we will notify the trustee pursuant to the Indenture and give holders written notice of the principal amount of the Note to be redeemed, not less than 15 days nor more than 60 days before the applicable redemption date.

Subject to any restrictions described herein, we or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that we or they purchase may, in our discretion, be held, resold or canceled.

Notes called for redemption will become due on the date fixed for redemption. The Issuer will pay the redemption price for any Note together with accrued and unpaid interest thereon through the redemption date. On and after the redemption date, interest will cease to accrue on the Notes as long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of Notes by the Issuer, such Notes will be cancelled.

Optional Redemption with a Make-Whole Premium

Prior to the Par Call Date (as defined below), the Issuer may redeem the Notes, in whole at any time, or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount thereof, and (2) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) (calculated at a rate of 3.750% per annum until the interest period immediately following the Interest Rate Step Up Date, at which point the interest rate shall be deemed to be the Subsequent Rate of Interest unless the Sustainability Performance Target has been satisfied in respect of the year ended December 31, 2025 and the Issuer has provided confirmation thereof to the Trustee together with a related confirmation by the External Verifier at least 30 days prior to July 16, 2026 as set forth under “—Interest”) as if the bonds were redeemed on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case any accrued and unpaid interest and Additional Amounts, if any, on such notes to the redemption date, as calculated by the Independent Investment Banker. At any time on or after the Par Call Date, the Issuer will have the right to redeem the Notes, in whole or in part and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to such redemption date.

For purposes of the above:

“Par Call Date” means October 15, 2030.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the Par Call Date, as applicable.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Issuer.

“Comparable Treasury Price” means, with respect to any redemption date (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealers” means BNP Paribas Securities Corp., BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Scotia Capital (USA) Inc. or any of their Affiliates which are primary United States government securities dealers and not less than two other leading primary United States government securities dealers in New York City reasonably designated by the Issuer; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York time on the third Business Day preceding such redemption date.

Optional Tax Redemption

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of any Relevant Taxing Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment or change in official position becomes effective on or after the issue date, or, with respect to a successor, after the date a successor assumes the obligations under the Notes or the note guarantees, the Issuer or Suzano or a successor have or will become obligated to pay Additional Amounts as described below under “— Payment of Additional Amounts” in excess of the Additional Amounts that the Issuer or Suzano would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% (or at a rate of 25% in case the holder of the Notes is resident in a tax haven jurisdiction, i.e., countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) as a result of the taxes, duties, assessments and other governmental charges described above (the “Minimum Withholding Level”), then we may, at our option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100% of their principal amount, together with interest and Additional Amounts accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 15 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which we would, but for such redemption, be obligated to pay the Additional Amounts above the Minimum Withholding Level, were a payment then due. We shall not have the right to so redeem the Notes in the event we become obliged to pay Additional Amounts which are less than the Additional Amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, the Issuer shall not have the right to so redeem the Notes unless: (i) it has taken measures it considers reasonable to avoid the obligation to pay Additional Amounts; and (ii) it has complied with all applicable regulations to legally effect such redemption; provided, however, that for this purpose reasonable measures shall not include any change in the Issuer’s, Suzano’s or any successor’s jurisdiction of incorporation or organization or location of each of their principal executive or registered office.

In the event that the Issuer elects to so redeem the Notes, it will deliver to the Trustee: (i) a certificate, signed in the name of the Issuer by two of its directors or by its attorney in fact in accordance with its articles of association, stating that the Issuer is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Issuer to so redeem have occurred or been satisfied; and (ii) an Opinion of Counsel (as provided for in the Indenture) to the effect that the Issuer has or will become obligated to pay Additional Amounts in excess of the Additional Amounts payable at the Minimum Withholding Level as a result of the change or amendment and that all governmental approvals necessary for the Issuer to effect the redemption have been obtained and are in full force and effect.

Covenants

Limitation on Liens

Suzano will not, and will not permit any Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing the payment of Debt on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes or the Notes Guarantee, as applicable, are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the debt securities or any debt securities guarantees, prior to) the obligations so secured for so long as such obligations are so secured.

Limitation on Sale and Leaseback Transactions

Suzano will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless Suzano or such Subsidiary would be entitled to create a Lien on such Property or asset securing the Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under the heading “—Limitation on Liens,” in which case, the corresponding Lien will be deemed incurred pursuant to such provision.

Repurchase of Debt Securities upon a Change of Control

Not later than 30 days following a Change of Control that results in a Rating Decline for the Notes, Suzano Austria shall make an Offer to Purchase all outstanding Notes at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of Notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of Suzano and its Subsidiaries which Suzano Austria in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender Notes pursuant to the offer.

A holder may tender all or any portion of its Notes pursuant to an Offer to Purchase, subject to the minimum denomination requirement and the requirement that any portion of a Note tendered must be in a multiple of US$1,000 principal amount. Holders are entitled to withdraw Notes tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each Note accepted for purchase pursuant to the Offer to Purchase, and interest on Notes purchased will cease to accrue on and after the purchase date provided that payment is made available on that date.

We will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws and regulations in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

We are only required to offer to repurchase the Notes in the event that a Change of Control results in a Rating Decline for such series. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, Suzano Austria would not be required to offer to repurchase the Notes. In addition, Suzano Austria will be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Suzano Austria and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption for all outstanding Notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

Certain existing and/or future Debt of Suzano Austria may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require Suzano Austria to purchase the Notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Suzano Austria. In addition, any remittance of funds outside of Brazil to noteholders or the Trustee may require the consent of the Central Bank, which may not be granted. Our ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by Suzano Austria’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the Notes.

Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the holder of the Notes to require that Suzano Austria purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The provisions under the indenture relating to Suzano Austria’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or amended as described in “—Modification and Waiver.”

Limitation on Transactions with Affiliates

a) Suzano will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of Suzano (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to Suzano or of its Subsidiaries than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Suzano.

b) In any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of US20 million (or the equivalent thereof at the time of determination), Suzano must first deliver to the Trustee an Officer’s Certificate to the effect that such transaction or series of related transactions are on fair and reasonable terms no less favorable to Suzano or such Subsidiary than could be obtained in a comparable arm’s length transaction and is otherwise compliant with the terms of the indenture.

c) The foregoing paragraphs do not apply to:

(1) any transaction between Suzano and any of its Subsidiaries or between or among Subsidiaries of Suzano;

(2) any transaction between Suzano or any of its Subsidiaries, on the one hand, and any joint venture, on the other, on market terms;

(3) the payment of reasonable and customary regular fees to directors of Suzano who are not employees of Suzano;

(4) any issuance or sale of Equity Interests of Suzano (other than Disqualified Stock);

(5) transactions or payments (including loans and advances) pursuant to any employee, officer or director compensation or benefit plans, customary indemnifications or arrangements entered into in the ordinary course of business;

(6) transactions pursuant to agreements in effect on the Issue Date and described in the prospectus, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to Suzano and its Subsidiaries than those in effect on the date of the indenture;

(7) any Sale and Leaseback Transaction otherwise permitted under the caption “—Limitation on Sale and Leaseback Transactions” if such transaction is on market terms;

(8) transactions with customers, clients, distributors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on market terms;

(9) the provision of administrative services to any joint venture on substantially the same terms provided to or by Subsidiaries of Suzano; and

(10) any guarantee or security granted by an affiliate of Suzano in favor of Suzano or any of its Subsidiaries on market terms.

Consolidation, Merger or Sale of Substantially All Assets

a) Neither Suzano or Suzano Austria will, in a single transaction or a series of related transactions:

•     consolidate with or merge with or into any Person, or

•     sell, convey, transfer, assign, or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for Suzano and its Subsidiaries, as the case may be) as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or

•     permit any Person to merge with or into Suzano or Suzano Austria; in each case unless

(1) either: (x) Suzano, Suzano Austria or Fibria Overseas Finance, as applicable, is the continuing Person; or (y) the resulting, surviving or transferee Person (the “Successor Company”) is (A) in the event of a merger of Suzano, a corporation organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (“OECD”) or (B) in the event of a merger of the issuer, an entity organized and validly existing under the laws of Austria, the United States of America or any state thereof or the District of Columbia or any other country member of the OECD, and, in each case, expressly assumes by supplemental indenture, executed and delivered to the Trustee, in form as set forth in the applicable indenture or as otherwise satisfactory to the Trustee, all of the obligations of Suzano or Suzano Austria, as the case may be, under the indenture and the notes guarantee, as applicable;

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

(3) if Suzano is organized under Brazilian law or the issuer is organized under Austrian law or Cayman Islands law, as applicable, and Suzano or the issuer merges with a corporation, or the Successor Company is, organized under the laws of the United States, any State thereof or the District of Columbia or any country member of the OECD, or (ii) if Suzano or the issuer is organized under the laws of the United States, any State thereof or the District of Columbia and merges with a corporation, or the Successor Company is, organized under the laws of Brazil, Austria or the Cayman Islands, as applicable, or any country member of the OECD, then Suzano, the issuer or the Successor Company will have delivered to the Trustee an Opinion of Counsel from each of Brazilian, Austrian or Cayman Islands, as applicable, U.S. and the successor jurisdiction counsel to the effect that, as applicable, the holders of the debt securities will not recognize income, gain or loss for U.S. jurisdiction or Brazilian, Austrian or Cayman Islands jurisdiction, as applicable, or the successor jurisdiction income tax purposes as a result of such transaction; and

(4) Suzano Austria or the Successor Company, as the case may be, delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clause (2) does not apply to the consolidation or merger of Suzano or Suzano Austria with or into any of Suzano’s Subsidiaries or the consolidation or merger of a Subsidiary of Suzano with or into Suzano or Suzano Austria or Fibria Overseas Finance.

b) Suzano shall not sell or otherwise transfer any Equity Interest in Suzano Austria (other than directors’ qualifying shares) to any other Person other than a Subsidiary of Suzano unless Suzano becomes the direct obligor under the Notes.

c) Upon the consummation of any transaction effected in accordance with these provisions, if Suzano or Suzano Austria or Fibria Overseas Finance, as applicable, is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of Suzano under the Notes Guarantee, or Suzano Austria or Fibria Overseas Finance under the applicable indenture with the same effect as if such successor Person had been named as Suzano or Suzano Austria, as applicable, in the applicable indenture. Upon such substitution, unless the successor is one or more of Suzano’s Subsidiaries, Suzano or Suzano Austria, as applicable, will be released from its obligations under the applicable indenture or the Notes guarantee, as applicable.

Maintenance of Properties

Unless otherwise specified in the applicable prospectus supplement, Suzano will cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of Suzano may be necessary so that the business of Suzano and its Subsidiaries may be properly and advantageously conducted at all times; provided that nothing shall prevent Suzano or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of Suzano, desirable in the conduct of the business of Suzano and its Subsidiaries taken as a whole.

Substitution of the Issuer

Without the consent of any holder of the Notes (and, by purchasing Notes, each holder expressly consents to the provisions of this section), the Issuer may be substituted by (a) Suzano or (b) any Wholly Owned Subsidiary of Suzano as principal debtor in respect of the Notes (in each case, in that capacity, the “Successor Issuer”); provided that the following conditions are satisfied:

a) such documents will be executed by the Successor Issuer, the Issuer, Suzano and the Trustee as may be necessary to give full effect to the substitution, including a supplemental indenture under which the Successor Issuer assumes all of the obligations of the Issuer under the applicable indenture and the Notes and, unless the Guarantor’s then existing guarantees remain in full force and effect, substitute guarantees issued by the Guarantor in respect of the Notes;

b) the Issuer Substitution Documents will contain covenants (i) to ensure that each holder of the Notes has the benefit of a covenant in terms corresponding to the obligations of the Issuer in respect of the payment of Additional Amounts (but replacing references to Austria with references to the jurisdiction of organization of the Successor Issuer); and (ii) to indemnify each holder and beneficial owner of the Notes against all taxes or duties (a) which arise by reason of a law or regulation in effect or contemplated on the effective date of the substitution, which may be incurred or levied against such holder or beneficial owner of the Notes as a result of the substitution and which would not have been so incurred or levied had the substitution not been made and (b) which are imposed on such holder or beneficial owner of the Notes by any political subdivision or taxing authority of any country in which such holder or beneficial owner of the Notes resides or is subject to any such tax or duty and which would not have been so imposed had the substitution not been made;

c) the Successor Issuer will deliver, or cause the delivery, to the Trustee of opinions from counsel reasonably satisfactory to the Trustee in the jurisdiction of organization of the Successor Issuer, Austria, Brazil and New York as to the validity, legally binding effect and enforceability of the Issuer Substitution Documents, the applicable indenture, the Notes and the Notes Guarantee and specified other legal matters, as well as an officers’ certificate and opinion as to compliance with the provisions of the applicable indenture, including those provisions described under this section;

d) the Successor Issuer will appoint a process agent in the Borough of Manhattan in The City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the Notes, the indenture and the Issuer Substitution Documents;

e) no Event of Default has occurred and is continuing; and

f) the substitution will comply with all applicable requirements under the laws of the jurisdiction of organization of the Successor Issuer, Austria and Brazil for the purpose of such substitution.

Upon the execution of the Issuer Substitution Documents, any substitute guarantee and compliance with the other conditions in the indenture relating to the substitution, the Successor Issuer will be deemed to be named in the Notes as the principal debtor in place of Suzano Austria, any reference in this “Description of the Notes” to Suzano Austria shall from then on be deemed to refer to the Successor Issuer and any reference to the country in which Suzano Austria is domiciled or resident for taxation purposes shall from then on be deemed to refer to the country of domicile or residence for taxation purposes of the Successor Issuer.

Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Successor Issuer will give notice thereof to the holders of the Notes.

Notwithstanding any other provision of the indenture, the Guarantor will (unless it is the Successor Issuer) promptly execute and deliver any documents or instruments necessary or that the Trustee may reasonably request, to ensure that the Notes guarantee is in full force and effect for the benefit of the holders and beneficial owners of Notes following the substitution.

Events of Default

Holders of the Notes will have special rights if an event of default occurs. You should read the information under the heading “Description of the Debt Securities—Events of Default” in the accompanying prospectus along with the descriptions below that supersede the corresponding information in the accompanying prospectus.

What Is an Event of Default?

The indenture provides that the term “event of default” with respect to the Notes means any of the following:

a)            failure to pay any interest (or additional amounts, if any) on any of the Notes on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the Notes on the date when due;

b)            Suzano or Suzano Austria fails to comply with any of its other covenants or agreements in respect of the Notes or the indenture (other than those referred in the item above) and such failure continues for a period of 60 days after Suzano Austria receives a notice of default from the trustee acting at the written direction of holders of 25% of the principal amount of the outstanding Notes; or by the holders of 25% of the principal amount of the outstanding Notes;

c)            The failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period with respect to any Debt having an outstanding principal amount of US$75,000,000 or more (or the equivalent thereof at the time of determination); or the maturity of any Debt in a total outstanding principal amount of US$75,000,000 or more (or the equivalent thereof at the time of determination) is accelerated in accordance with the terms of that Debt, it being understood that prepayment or redemption by Suzano, Suzano Austria or any of the respective Material Subsidiaries thereof, as applicable, of any Debt is not acceleration for this purpose;

d)            One or more final and non-appealable judgments or orders for the payment of money are rendered against Suzano, Suzano Austria or any of their respective Subsidiaries, as applicable, and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final and non-appealable judgment or order that causes the aggregate amount for all such final and non-appealable judgments or orders outstanding and not paid or discharged against all such Persons to exceed US$75,000,000 or the equivalent thereof at the time of determination (in excess of amounts which Suzano’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

e)            Suzano, Suzano Austria or any Material Subsidiary pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (2) applies for or consents to the entry of an order for relief against it in an involuntary case; (3) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; (5) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (6) files for a reorganization of its debts (judicial or extrajudicial recovery);

f)            A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Suzano, Suzano Austria or any Material Subsidiary in an involuntary case; (2) appoints a custodian of Suzano, Suzano Austria or any Material Subsidiary or for any substantial part of the property of Suzano, Suzano Austria or any Material Subsidiary; (3) orders the winding up or liquidation of Suzano, Suzano Austria or any Material Subsidiary; (4) adjudicates Suzano, Suzano Austria or any Material Subsidiary as bankrupt or insolvent; (5) ratifies an accord or composition in bankruptcy between Suzano, Suzano Austria or any Material Subsidiary and the respective creditors thereof; or (6) grants a judicial or extrajudicial recovery to Suzano, Suzano Austria or any Material Subsidiary, and in the case of any of (1) through (6), the order or decree remains unstayed and in effect for 60 days;

g)            The Guarantee ceases to be in full force and effect, other than in accordance with the terms of the relevant indenture, or Suzano denies or disaffirms its obligations under the Guarantee; or

h)            Any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as any of the events referred to in any of items (d), (e) or (f) of this section.

An event of default for the Notes does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of the Notes may trigger a default and acceleration of another series of debt securities.

The Trustee will not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the particular Notes and the Indenture.

Further Issuances

The Issuer reserves the right to issue, from time to time, without the consent of the holders of the Notes, additional notes on terms and conditions identical to those of the Notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes; provided, however, that any additional notes shall be issued under a separate CUSIP or ISIN number unless such additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or such additional notes are issued with no more than de minimis original issue discount, in each case for U.S. federal income tax purposes.

The Issuer may also issue other securities under the indenture that have different terms from the Notes. Likewise, Suzano has the right, without the consent of the holders, to guarantee any such additional securities, to guarantee debt of its other subsidiaries and to issue its own debt.

Defeasance and Discharge

Full defeasance and discharge and covenant defeasance and discharge, as described in the accompanying prospectus, will apply to the Notes. See “Description of the Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Governing Law

The Indenture and the Notes will provide that they shall be governed by the laws of the State of New York.

Transfer Agent

The Issuer may appoint one or more financial institutions to act as its transfer agents, at whose designated offices the Notes in certificated form must be surrendered before payment is made at their maturity. Each of those offices is referred to as a transfer agent. The initial transfer agent is the trustee, at its corporate trust office. The Issuer may add, replace or terminate transfer agents from time to time, provided that if any Notes are issued in certificated form, so long as such Notes are outstanding, the Issuer will maintain a transfer agent in New York City. The Issuer must notify you of changes in the transfer agents pursuant to the provisions described under “Description of the Debt Securities—Notices” in the accompanying prospectus. If the Issuer issues Notes in certificated form, holders of Notes in certificated form will be able to transfer their Notes, in whole or in part, by surrendering the Notes, with a duly completed form of transfer, for registration of transfer at the office of the transfer agent. The Issuer will not charge any fee for the registration for transfer or exchange, except that the Issuer may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

CLEARANCE AND SETTLEMENT OF THE NOTES

Book-Entry Issuance

Except under the limited circumstances described in the accompanying prospectus, all Notes will be book-entry notes. This means that the actual purchasers of the Notes will not be entitled to have the Notes registered in their names and will not be entitled to receive physical delivery of the Notes in definitive (paper) form. Instead, upon issuance, all the Notes will be represented by one or more fully registered global Notes.

Each of the Notes will be represented by one or more global Notes. Each global Note will be deposited directly with The Depository Trust Company, a securities depositary, and will be registered in the name of DTC’s nominee. Global Notes may also be deposited indirectly with Clearstream, Luxembourg and Euroclear, as indirect participants of DTC. For background information regarding DTC and Clearstream, Luxembourg and Euroclear, see “—The Depository Trust Company” and “—Clearstream, Luxembourg and Euroclear” below. No global Note representing book-entry notes may be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to another nominee of DTC. Thus, DTC will be the only registered holder of the Notes and will be considered the sole representative of the beneficial owners of the Notes for purposes of the indenture. For an explanation of the situations in which a global note will terminate and interests in it will be exchanged for physical certificates representing the Notes, see “Legal Ownership of Debt Securities—Global Securities” in the accompanying prospectus.

The registration of the global Notes in the name of DTC’s nominee will not affect beneficial ownership and is performed merely to facilitate subsequent transfers. The book-entry system, which is also the system through which most publicly traded common stock is held in the United States, is used because it eliminates the need for physical movement of securities certificates. The laws of some jurisdictions, however, may require some purchasers to take physical delivery of their Notes in definitive form. These laws may impair the ability of beneficial holders to transfer the Notes.

In this prospectus supplement, unless and until definitive (paper) notes are issued to the beneficial owners as described in the accompanying prospectus, all references to “registered holders” of notes shall mean DTC. The Issuer, Suzano, the trustee and any paying agent, transfer agent, registrar or other agent may treat DTC as the absolute owner of the Notes for all purposes.

Primary Distribution

Payment Procedures

Payment for the Notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures

DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. Notes will be credited to the securities custody accounts of these DTC participants against payment in the same-day funds, for payments in U.S. dollars, on the settlement date.

Secondary Market Trading

We understand that secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System. If payment is made in U.S. dollars, settlement will be free of payment. If payment is made in other than U.S. dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

The Depository Trust Company

The policies of DTC will govern payments, transfers, exchange and other matters relating to the beneficial owner’s interest in the Notes held by that owner. Neither the Trustee, Registrar, Paying Agent and Transfer Agent nor we have any responsibility for any aspect of the actions of DTC or any of their direct or indirect participants. Neither the Trustee, Registrar, Paying Agent and Transfer Agent nor we have any responsibility for any aspect of the records kept by DTC or any of their direct or indirect participants. In addition, neither the Trustee, Registrar, Paying Agent and Transfer Agent nor we supervise DTC in any way. DTC and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors should be aware that DTC and its participants are not obligated to perform these procedures and may modify them or discontinue them at any time. The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC as they are currently in effect. DTC could change its rules and procedures at any time.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg and Euroclear

Clearstream, Luxembourg has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

CERTAIN TAX CONSIDERATIONS

The following discussion summarizes certain Austrian, Brazilian, and U.S. federal income tax considerations that may be relevant to the ownership and disposition of the Notes acquired in this offering for the original price. This summary is based on the tax laws, regulations, rulings and decisions now in effect in the Austria, Brazil and the United States, any of which may change. Any change could apply retroactively and could affect the continued accuracy of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisors about the tax consequences of holding the Notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Certain Material Austrian Tax Considerations

This section on taxation contains a brief summary of the Issuer's understanding with regards to certain principles of Austrian tax law which may be of significance in connection with the purchase, holding or sale of the Notes in Austria. This summary does not purport to exhaustively describe all possible Austrian tax aspects and does not deal with specific situations which may be of relevance for certain potential investors. The following comments are rather of a general nature and included herein solely for information purposes. They are not intended to be, nor should they be construed to be, legal or tax advice. This summary is based on the currently applicable tax legislation, case law and regulations of the tax authorities, as well as their respective interpretation, all of which may be amended from time to time. Such amendments may be effected with retroactive effect and may negatively impact on the tax consequences described herein. It is recommended that potential investors in the Notes consult with their legal and tax advisors as to the tax consequences of the purchase, holding or sale of the Notes. Tax risks resulting from the Notes shall in any case be borne by the investor. For the purposes of the following summary, it is assumed that the Notes are legally and factually offered to an indefinite number of persons.

General remarks

Individuals having a domicile (Wohnsitz) and/or their habitual abode (gewöhnlicher Aufenthalt), both as defined in sec. 26 of the Austrian Federal Fiscal Code (Bundesabgabenordnung), in Austria are subject to income tax (Einkommensteuer) in Austria on their worldwide income (unlimited income tax liability; unbeschränkte Einkommensteuerpflicht). Individuals having neither a domicile nor their habitual abode in Austria are subject to income tax in Austria only on income from certain Austrian sources (limited income tax liability; beschränkte Einkommensteuerpflicht).

Corporations having their place of management (Ort der Geschäftsleitung) and/or their legal seat (Sitz), both as defined in sec. 27 of the Austrian Federal Fiscal Code, in Austria are subject to corporate income tax (Körperschaftsteuer) in Austria on their worldwide income (unlimited corporate income tax liability; unbeschränkte Körperschaftsteuerpflicht). Corporations having neither their place of management nor their legal seat in Austria are subject to corporate income tax in Austria only on income from certain Austrian sources (limited corporate income tax liability; beschränkte Körperschaftsteuerpflicht).

Tax considerations which are potentially relevant to investors subject to a special tax regime, such as for example governmental authorities, charities, foundations or investment or pension funds, and special tax regimes that may apply, for example, where an investor holds the Notes via an entity which qualifies as an Austrian or non-Austrian investment fund for tax purposes are not addressed herein.

Both in case of unlimited and limited (corporate) income tax liability, Austria's right to tax may be restricted by applicable double taxation treaties.

Austrian tax aspects of the Notes

Pursuant to sec. 27(1) of the Austrian Income Tax Act (Einkommensteuergesetz), the term investment income (Einkünfte aus Kapitalvermögen) comprises:

•	income from the letting of capital (Einkünfte aus der Überlassung von Kapital) pursuant to sec. 27(2) of the Austrian Income Tax Act, including dividends and interest; the tax base is the amount of the earnings received (sec. 27a(3)(1) of the Austrian Income Tax Act);

•	income from realized increases in value (Einkünfte aus realisierten Wertsteigerungen) pursuant to sec. 27(3) of the Austrian Income Tax Act, including gains from the sale, redemption and other realization (including, potentially, the assumption of the Issuer's obligations by a Successor Issuer as described under "Description of the Notes – Substitution of the Issuer") of assets that lead to income from the letting of capital (including zero coupon bonds); the tax base amounts to the sales proceeds or the redemption amount minus the acquisition costs, in each case including accrued interest (sec. 27a(3)(2)(a) of the Austrian Income Tax Act); and

•	income from derivatives (Einkünfte aus Derivaten) pursuant to sec. 27(4) of the Austrian Income Tax Act, including cash settlements, option premiums received and income from the sale or other realization of forward contracts like options, futures and swaps and other derivatives such as index certificates (the mere exercise of an option does not trigger tax liability); e.g., in the case of index certificates, the tax base amounts to the sales proceeds or the redemption amount minus the acquisition costs (sec. 27a(3)(3)(c) of the Austrian Income Tax Act).

Also the withdrawal of the Notes from a securities account (Depotentnahme) and circumstances leading to a restriction of Austria's taxation right regarding the Notes vis-à-vis other countries, e.g. a relocation from Austria (Wegzug), are in general deemed to constitute a sale (cf. sec. 27(6) of the Austrian Income Tax Act). The tax base in this case amounts to the fair market value minus the acquisition costs (sec. 27a(3)(2)(b) of the Austrian Income Tax Act).

Resident individual Noteholders

Individuals subject to unlimited income tax liability in Austria holding the Notes as non-business assets are subject to income tax on all resulting investment income pursuant to sec. 27(1) of the Austrian Income Tax Act. In case of investment income from the Notes with an Austrian nexus (inländische Einkünfte aus Kapitalvermögen), basically meaning income paid by an Austrian paying agent (auszahlende Stelle) or an Austrian custodian agent (depotführende Stelle), the income is subject to withholding tax (Kapitalertragsteuer) at a flat rate of 27.5%; no additional income tax is levied over and above the amount of tax withheld (final taxation pursuant to sec. 97(1) of the Austrian Income Tax Act). In case of investment income from the Notes without an Austrian nexus, the income must be included in the investor's income tax return and is subject to income tax at the flat rate of 27.5%. In both cases upon application the option exists to tax all income subject to income tax at a flat rate pursuant to sec. 27a(1) of the Austrian Income Tax Act at the applicable lower progressive income tax rate (option for regular taxation pursuant to sec. 27a(5) of the Austrian Income Tax Act). The acquisition costs must not include ancillary acquisition costs (Anschaffungsnebenkosten; sec. 27a(4)(2) of the Austrian Income Tax Act). Expenses with a direct economic nexus to income subject to a flat income tax rate pursuant to sec. 27a(1) of the Austrian Income Tax Act, such as bank charges and custody fees, must not be deducted (sec. 20(2) of the Austrian Income Tax Act); this also applies if the option for regular taxation is exercised. Sec. 27(8) of the Austrian Income Tax Act, inter alia, provides for the following restrictions on the offsetting of losses: negative income from realized increases in value and from derivatives may be neither offset against interest from bank accounts and other non-securitized claims vis-à-vis credit institutions (except for cash settlements and lending fees) nor against income from private foundations, employee participation foundations, foreign private law foundations and other comparable legal estates (Privatstiftungen, Belegschaftsbeteiligungsstiftungen, ausländische Stiftungen oder sonstige Vermögensmassen, die mit einer Privatstiftung vergleichbar sind); income subject to income tax at a flat rate pursuant to sec. 27a(1) of the Austrian Income Tax Act may not be offset against income subject to the progressive income tax rate; negative investment income not already offset against positive investment income may not be offset against other types of income; (the foregoing also applies if the option for regular taxation is exercised). The Austrian custodian agent has to effect the offsetting of losses by taking into account all of a taxpayer's securities accounts with the custodian agent, in line with sec. 93(6) of the Austrian Income Tax Act, and to issue a written confirmation to the taxpayer to this effect.

Individuals subject to unlimited income tax liability in Austria holding the Notes as business assets are subject to income tax on all resulting investment income pursuant to sec. 27(1) of the Austrian Income Tax Act. In case of investment income from the Notes with an Austrian nexus (see above), the income is subject to withholding tax at a flat rate of 27.5%. While withholding tax has the effect of final taxation for income from the letting of capital, income from realized increases in value and income from derivatives must be included in the investor's income tax return (nevertheless income tax at the flat rate of 27.5%). In case of investment income from the Notes without an Austrian nexus, the income must always be included in the investor's income tax return and is subject to income tax at the flat rate of 27.5%. In both cases upon application the option exists to tax all income subject to income tax at a flat rate pursuant to sec. 27a(1) of the Austrian Income Tax Act at the lower progressive income tax rate (option for regular taxation pursuant to sec. 27a(5) of the Austrian Income Tax Act). Expenses with a direct economic nexus to income subject to a flat income tax rate pursuant to sec. 27a(1) of the Austrian Income Tax Act, such as bank charges and custody fees, must not be deducted (sec. 20(2) of the Austrian Income Tax Act); this also applies if the option for regular taxation is exercised. Pursuant to sec. 6(2)(c) of the Austrian Income Tax Act, depreciations to the lower fair market value and losses from the sale, redemption and other realization of financial assets and derivatives in the sense of sec. 27(3) and (4) of the Austrian Income Tax Act, which are subject to income tax at the flat rate of 27.5%, are primarily to be offset against income from realized increases in value of such financial assets and derivatives and with appreciations in value of such assets within the same business unit (Wirtschaftsgüter desselben Betriebes); only 55% of the remaining negative difference may be offset against other types of income.

Resident corporate Noteholders

Pursuant to sec. 7(2) of the Austrian Corporate Income Tax Act (Körperschaftsteuergesetz), corporations subject to unlimited corporate income tax liability in Austria are subject to corporate income tax on income in the sense of sec. 27(1) of the Austrian Income Tax Act from the Notes at a rate of 25%. In the case of income in the sense of sec. 27(1) of the Austrian Income Tax Act from the Notes with an Austrian nexus (see above), the income is subject to withholding tax at a flat rate of 27.5%. However, pursuant to sec. 93(1a) of the Austrian Income Tax Act, a 25% rate may be applied by the withholding agent, if the debtor of the withholding tax is a corporation. Such withholding tax can be credited against the corporate income tax liability. Under the conditions set forth in sec. 94(5) of the Austrian Income Tax Act (exemption declaration; Befreiungserklärung) withholding tax is not levied in the first place. Losses from the sale of the Notes can be offset against other business income.

Non-resident Noteholders

Individuals and corporations subject to limited (corporate) income tax liability in Austria are taxable on investment income from the Notes if they have a permanent establishment (Betriebsstätte) in Austria and the Notes as well as the income from the Notes are attributable to such permanent establishment (cf. sec. 98(1)(3) of the Austrian Income Tax Act, sec. 21(1)(1) of the Austrian Corporate Income Tax Act). Individuals subject to limited income tax liability in Austria are also taxable on Austrian interest within the meaning of sec. 27(2)(2) of the Austrian Income Tax Act and Austrian accrued interest within the meaning of sec. 27(6)(5) of the Austrian Income Tax Act if withholding tax is levied on such (accrued) interest (cf. sec. 98(1)(5)(b) of the Austrian Income Tax Act). An exemption applies, inter alia, to (accrued) interest received by individuals resident in a state with which Austria maintains automatic exchange of information (residence in such state must be proven by presentation of a residence certificate). Austrian (accrued) interest within the present context is generally constituted if the debtor of the interest has a residence, place of effective management or seat in Austria or is an Austrian branch of a non-Austrian credit institution, or the securities are issued by an Austrian issuer. If a non-resident investor is not subject to tax in Austria with respect to investment income from the Notes, an Austrian custodian bank or paying agent may abstain from levying Austrian withholding tax pursuant to § 94(13) of the Austrian Income Tax Act. Under applicable double taxation treaties, relief from Austrian income tax might be fully or partially available. However, Austrian credit institutions must not provide for such relief at source; instead, the investor may file a claim for repayment of tax with the competent Austrian tax office (electronic pre-notification requirements may apply).

Austrian inheritance and gift tax

Austria does not levy inheritance or gift tax.

Certain gratuitous transfers of assets to private law foundations and comparable legal estates (privatrechtliche Stiftungen und damit vergleichbare Vermögensmassen) are subject to foundation transfer tax (Stiftungseingangssteuer) pursuant to the Austrian Foundation Transfer Tax Act (Stiftungseingangssteuergesetz) if the transferor and/or the transferee at the time of transfer have a domicile, their habitual abode, their legal seat or their place of management in Austria. Certain exemptions apply in cases of transfers mortis causa of financial assets within the meaning of sec. 27(3) and (4) of the Austrian Income Tax Act (except for participations in corporations) if income from such financial assets is subject to income tax at a flat rate pursuant to sec. 27a(1) of the Austrian Income Tax Act. The tax base is the fair market value of the assets transferred minus any debts which are economically linked to the assets transferred, calculated at the time of transfer. The tax rate generally is 2.5%, with a higher rate of 25% applying in special cases. Special provisions apply to transfers of assets to entities falling within the scope of the tax treaty between Austria and Liechtenstein.

In addition, there is a special notification obligation for gifts of money, receivables, shares in corporations, participations in partnerships, businesses, movable tangible assets and intangibles if the donor and/or the donee have a domicile, their habitual abode, their legal seat or their place of management in Austria. Not all gifts are covered by the notification obligation: In case of gifts to certain related parties, a threshold of EUR 50,000 per year applies; in all other cases, a notification is obligatory if the value of gifts made exceeds an amount of EUR 15,000 during a period of five years. Furthermore, gratuitous transfers to foundations falling under the Austrian Foundation Transfer Tax Act described above are also exempt from the notification obligation. Intentional violation of the notification obligation may trigger fines of up to 10% of the fair market value of the assets transferred.

Further, gratuitous transfers of the Notes may trigger income tax at the level of the transferor pursuant to sec. 27(6) of the Austrian Income Tax Act (see above).

Brazilian Tax Considerations

The following discussion is a summary of the Brazilian tax considerations relating to the acquisition, ownership or disposition of the Notes by an individual, entity, trust or organization that is not resident or domiciled in Brazil for purposes of Brazilian taxation (“Non Resident Holder”). The following is a general discussion only, and, therefore, it does not specifically address all of the Brazilian tax considerations applicable to any particular Non Resident Holder. It is based upon the tax laws and regulations of Brazil as in effect on the date of this prospectus supplement, which are subject to change, possibly with retroactive effect, and to differing interpretations, which may result in different tax consequences than those described below.

PROSPECTIVE PURCHASERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE, REDEMPTION OR REPAYMENT OF THE NOTES.

Interest

Generally, a holder that is a Non Resident Holder is taxed in Brazil only when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Therefore, based on the fact that the Issuer is considered domiciled abroad, any income (including interest and original issue discount, if any) paid by the Issuer in respect of the Notes issued by it in favor of a Non Resident Holder should not be subject to withholding or deduction in respect of Brazilian income tax or any other taxes, duties, assessments or governmental charges in Brazil, provided that such payments are made with funds held by the Issuer outside of Brazil.

Capital Gains on the Sale or Disposition of Notes

According to Law No.10,833 of December 29, 2003 gains realized on the disposition (including, under certain circumstances, as a result of the assumption of the Issuer’s obligations by a Substitute Issuer, as described under “Description of the Notes—Substitution of the Issuer”) or sale of assets located in Brazil by a Non Resident Holder are subject to income tax in Brazil, regardless of whether the sale or the disposition is made by a Non Resident Holder to another non-resident or to a resident in Brazil.

Based on the fact that the Notes are issued and registered abroad, gains on the sale or other disposition of the Notes made outside Brazil by a non-resident of Brazil should not be subject to Brazilian taxes. Notwithstanding, considering the general and unclear scope of this legislation and the absence of judicial guidance in respect thereof, we cannot assure prospective investors that such interpretation will prevail in the courts of Brazil.

If gains recognized by a Non Resident Holder from the sale or other disposition of the Notes were to be subject to income tax in Brazil, under current law such gains generally would be subject to income tax in Brazil at progressive rates from 15% to 22.5% or 25%, if such Non Resident Holder is located in a country or locality which does not impose any income tax or which impose it at a maximum rate lower than 20% (or 17%, if such country or locality observes OECD International Fiscal Transparency Guidelines as set forth in the Normative Ruling of the Brazilian Internal Revenue Service (Instrução Normativa da Secretaria da Receita Federal) No. 1,530 of December 19, 2014), or where the internal laws impose restrictions on the disclosure of ownership composition, or do not allow the identification of the effective beneficiary of the income attributed to non-residents), unless a lower rate is provided for in an applicable tax treaty between Brazil and the country where the Non Resident Holder is domiciled.

Law No. 13,259 of March 16, 2016 determined a new progressive taxation method over capital gains that has been in force since January 1, 2017. Capital gains are subject to income tax based on the following rates:

(i)   15% on any capital gain not exceeding R$5,000,000.00;

(ii)  17.5% on the portion of the capital gain between R$5,000,000.00 and R$10,000,000.00;

(iii) 20% on the portion of the capital gain between R$10,000,000.00 and R$30,000,000.00; or

(iv)  22.5% on the portion of the capital gain exceeding R$30,000,000.00.

Payments made by Guarantor

In the event the Issuer fails to timely pay principal, interest or any other amounts that may be due and payable in respect of the Notes, the Guarantor, which is considered, for purposes of Brazilian taxation, resident or domiciled in Brazil, will be required to pay such amount to the Non Resident Holder. In spite of the lack of a clear regulation regarding payments by a person who is resident or domiciled in connection with this type of obligation, we believe that there are grounds to sustain that this transaction should be viewed as a new credit transaction between the Issuer and the Guarantor, which is not subject to taxation in Brazil. If this view does not prevail in case of a tax dispute, the amounts paid by the Guarantor to a Non Resident Holder in respect of the Notes (including any Additional Amount to ensure that the non-resident holder receives the amounts due in respect of the Notes net of income tax) could be subject to the Brazilian withholding income tax at a rate of up to 25%, depending on the nature of the payment and the location of the Non Resident Holder.

Discussion of Low or Nil Tax Jurisdictions

Law No. 11,727 of June 23, 2008 introduced a broader concept of “Low or Nil Tax Jurisdiction” applicable to transactions subject to Brazilian transfer pricing rules. Pursuant to Law No. 11,727, a jurisdiction is considered a privileged tax regime for purposes of Brazilian taxation if it (i) does not impose income tax or imposes it at a maximum rate lower than 20%; (ii) grants tax advantages to non-residents (a) without requiring the non-resident to carry out a substantial economic activity in the jurisdiction or (b) prohibiting the non-resident to exercise a substantial economic activity in the jurisdiction; or (iii) does not impose income tax on income generated abroad or imposes it at a maximum rate lower than 20%; or (iv) restricts the disclosure of ownership composition or such non-resident's economic transactions (operações econômicas). In addition, on June 4, 2010, the Brazilian Internal Revenue Service enacted the Normative Ruling (Instrução Normativa) No. 1,037, listing the countries and jurisdictions considered Low or Nil Tax Jurisdictions.

Although the “Low or Nil Tax Jurisdiction” concept was construed in connection with transfer pricing rules, there is no assurance that Brazilian tax authorities will not attempt to apply the “Low or Nil Tax Jurisdiction” concept to other types of transactions.

Gains on the Notes – Resident Holder

An individual, entity or organization that is considered a tax resident according to Brazilian domestic law is taxed in a worldwide basis. Individuals are subject to Individuals’ Income Tax, or IRPF and entities and organizations, in general, are subject to Corporate Income Tax, or IRPJ, Social Contribution on Net Profit, or CSLL, and also may be subject to the social contributions on revenue or PIS and COFINS.

Resident Holder – Individuals

An individual that qualifies as Resident Holder is subject to IRPF on all its income, despite the fact of being or not derived from Brazil. As a rule, foreign source income is taxed at progressive rates up to 27.5%. If the income qualifies as capital gain, the applicable rate follows the same rule valid for a Non Resident Holder: a progressive taxation, from 15% to 22.5% since January 1, 2017, as provided by Law No.13,259. There is also the possibility of offsetting the income tax paid on the source country. Resident Holders should consult with their own tax advisors regarding the applicable rates and the possibility of income tax offsetting.

Resident Holder – Entities and Organizations

Income realized by an entity or organization that qualifies as a Resident Holder is generally subject to IRPJ, at tax rate of 25%, and CSLL, at a 9% tax rate, according to Decree Nº 9,580 of November 22, 2018 and Law No. 7,689 of December 15, 1988, respectively. The revenue may be also subject to PIS, at a 0.65% tax rate, and COFINS, at a 4% tax rate, if it qualifies as financial revenue rather than capital gain, according to Decree Nº 8,426 of April 1, 2015. Resident Holders should consult with their own tax advisors regarding the applicable rates.

Other Tax considerations

In addition to withholding income tax, Brazilian law imposes a Tax on Foreign Exchange Transactions (Imposto sobre Operações de Crédito, Câmbio e Seguro, ou Relativas a Títulos e Valores Mobiliários), or IOF/Exchange, due on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, the IOF/Exchange rate for almost all foreign currency exchange transactions is 0.38%, including foreign exchange transactions in connection with payments under the Note Guarantee by the Guarantor to Non Resident Holders. According to Section 15 B, XII of the Decree No. 6,306 of December 2007, exchange transactions in connection with cross border financings or loans with an average term of more than 180 days, are subject to IOF/Exchange at a zero percent rate. If the Notes are redeemed in a period of less than180 days after the issuance date, the IOF/Exchange rate will be levied at a 6% rate plus applicable fines and interest. The Brazilian government is permitted to increase this rate at any time up to 25%, but only with respect to future foreign exchange transactions.

Stamp, Transfer or Similar Taxes

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the Notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the Notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Prospective purchasers of Notes are advised to consult with their tax advisors as to the consequences under the tax laws of the country of which they are residents, of a purchase of Notes, including, but not limited to, the consequences of receipt of interest or capital gain and sale redemption of Notes.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations that may be relevant to U.S. holders and, to the extent provided below, non-U.S. holders (each as defined below) (together, “holders”). This summary is based on provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, laws, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary deals only with beneficial owners of Notes that will hold Notes as capital assets and acquired Notes upon original issuance at their original issue price. This summary does not address particular tax considerations that may be applicable to investors that are subject to special tax rules, such as banks, tax-exempt entities, insurance companies, regulated investment companies, dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, nonresident alien individuals present in the United States for more than 182 days in a taxable year, entities or arrangements taxed as partnerships for U.S. federal income tax purposes or the partners therein, persons subject to the alternative minimum tax, or U.S. holders that have a “functional currency” other than the U.S. dollar.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under U.S. state, local, non-U.S. tax laws, the Medicare tax on net investment income or from the possible applicability of U.S. federal gift or estate tax laws. Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

As used herein, a “U.S. holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income taxation on a net income basis in respect of the Note. A “non-U.S. holder” is a beneficial owner of a Note that, for U.S. federal income tax purposes, is an individual, corporation, foreign estate, or foreign trust that is not a U.S. holder.

Each holder should consult its own tax advisor regarding the tax consequences of the acquisition, ownership and disposition of the Notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of U.S. state, local or other tax laws.

U.S. Holders

Book/Tax Conformity. U.S. holders that use an accrual method of accounting for tax purposes (“accrual method holders”) generally are required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements (the “book/tax conformity rule”). The application of the book/tax conformity rule thus may require the accrual of income earlier than would be the case under the general tax rules described below. It is not entirely clear to what types of income the book/tax conformity rule applies or, in some cases, how the rule is to be applied if it is applicable. However, proposed regulations generally would exclude, among other items, original issue discount and market discount (in either case, whether or not de minimis) from the applicability of the book/tax conformity rule. Although the proposed regulations generally will not be effective until taxable years beginning after the date on which they are issued in final form, taxpayers generally are permitted to elect to rely on their provisions currently. Accrual method holders should consult with their tax advisors regarding the potential applicability of the book/tax conformity rule to their particular situation.

Payments of Interest and Additional Amounts. The gross amount of stated interest and Additional Amounts (i.e., without reduction for withholding tax at the appropriate withholding tax rate applicable to the U.S. holder), but excluding accrued interest from the original issue date through the issue date of this offering, (which will be excluded from income), will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is actually or constructively received, in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Subject to generally applicable restrictions and conditions, withholding tax paid at the appropriate rate applicable to the U.S. holder will be treated as foreign income tax eligible (i) for credit against a U.S. holder’s U.S. federal income tax liability, or (ii) at the election of such U.S. holder, for deduction in computing such U.S. holder’s taxable income (provided that the U.S. holder elects to deduct, rather than credit, all foreign income taxes paid or accrued for the relevant taxable year). Interest and Additional Amounts will constitute income from sources without the United States for foreign tax credit purposes. Such income generally will constitute “passive category income” for U.S. foreign tax credit purposes. The calculation of foreign tax credits and, in the case of a U.S. holder that elects to deduct foreign taxes, the availability of such deduction, involves the application of rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits or deductions in their particular situations.

Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a Note (including, under certain circumstances, the assumption of the Issuer’s obligations by a Successor Issuer, as described under “Description of the Notes—Substitution of the Issuer”), a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the U.S. holder’s tax basis in such Note. A U.S. holder’s tax basis in a Note will generally equal the cost of the Note to such holder. Gain or loss recognized by a U.S. holder generally will be long-term capital gain or loss if the U.S. holder has held the Note for more than one year at the time of disposition. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deduction of capital losses is subject to limitations.

Capital gain or loss recognized by a U.S. holder generally will be U.S.-source gain or loss. Consequently, if any such gain is subject to withholding tax, a U.S. holder may not be able to credit the tax against its U.S. federal income tax liability unless such credit can be applied (subject to applicable conditions and limitations) against tax due on other income treated as derived from foreign sources. Alternatively, the U.S. holder may take a deduction for the foreign income tax if the U.S. holder does not elect to claim a foreign tax credit for any foreign income taxes paid during the taxable year. An applicable tax treaty (such as the tax treaty between the United States and Austria) may alter this result if a given U.S. holder meets certain requirements. U.S. holders should consult their own tax advisors as to the foreign tax credit implications of a sale, exchange or retirement of the Notes.

Amortizable Bond Premium. A U.S. holder of a Note that purchases the Note at a price (excluding accrued interest from the original issue date) greater than its principal amount will be considered to have purchased the Note at a premium, and may elect to amortize the premium (as an offset to interest income), using a constant-yield method, from the acquisition date to the Note’s maturity date, or if it would result in a smaller annual amount of amortizable premium, to an earlier call date. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the U.S. Internal Revenue Service (“IRS”). A U.S. holder that elects to amortize the premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. With respect to a U.S. holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. holder’s tax basis when the Note matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize such premium and that holds the Note to maturity generally will be required to treat the premium as capital loss when the Note matures.

Substitution of the Issuer. The terms of the Notes provide that, in certain circumstances, the obligations of the Issuer under the Notes may be assumed by another entity. See “Description of the Notes—Substitution of the Issuer.” Any such assumption might be treated for U.S. federal income tax purposes as a deemed disposition of Notes by a U.S. holder in exchange for new notes issued by the new obligor. As a result of this deemed disposition, a U.S. holder could be required to recognize capital gain or loss (subject in the case of a loss, to the application of the wash sale rules) for U.S. federal income tax purposes equal to the difference, if any, between the issue price of the new notes (as determined for U.S. federal income tax purposes), and the U.S. holder’s tax basis in the Notes. U.S. holders should consult their tax advisers concerning the U.S. federal income tax consequences to them of a change in obligor with respect to the Notes.

Specified Foreign Financial Assets. Individual U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of US$50,000 on the last day of the taxable year or US$75,000 at any time during the taxable year are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which may include Notes issued in certificated form) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part.  Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Notes, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the Notes made to, and the proceeds of dispositions of Notes effected by, certain U.S. holders. In addition, certain U.S. holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. persons may be required to comply with applicable certification procedures to establish that they are not U.S. holders in order to avoid the application of such information reporting requirements and backup withholding. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors about these rules and any other reporting obligations that may apply to the ownership or disposition of Notes, including requirements related to the holding of certain specified foreign financial assets.

The Proposed Financial Transactions Tax

The European Commission has published a proposal, (the “Commission’s Proposal”), for a Directive for a common financial transactions tax (“FTT”), in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the Notes in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between participating Member States and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the Notes are advised to seek their own professional advice in relation to the FTT.

DATA PROTECTION

Data Protection in Austria

The General Data Protection Regulation (EU) 2016/679 (“GDPR”) regulates data protection and privacy for all individual citizens of the European Union (EU) and the European Economic Area (EEA). It addresses the transfer of personal data outside the EU and EEA areas. The GDPR aims primarily to give control to individuals over their personal data and to simplify the regulatory environment for international business within the EU. The regulation contains provisions and requirements related to the processing of personal data of individuals (formally called “data subjects” in the GDPR) inside the EEA, and applies to any enterprise established in the EEA or — regardless of its location and the data subjects' citizenship — that is processing the personal information of data subjects inside the EEA.

In defined situations under this Prospectus, Suzano Austria may come into the position to collect data from holders, including EU residents. Before collecting such data, Suzano Austria shall have put in place appropriate technical and organizational measures to implement the data protection principles. Business processes that handle personal data must be designed and built with consideration of the principles and provide safeguards to protect data (for example, using pseudonymization or full anonymization where appropriate), and use the highest-possible privacy settings by default, so that the datasets are not publicly available without explicit, informed consent, and cannot be used to identify a subject without additional information (which must be stored separately). No personal data may be processed unless this processing is done under a lawful basis specified by the GDPR. Suzano Austria, in advance, shall clearly disclose the fact of any data collection, declare the lawful basis and purpose for data processing, and state how long data is being retained and whether data is shared with third parties or outside of the EEA. Holders will have the right to request a portable copy of the data collected by a Suzano Austria in a common format, and the right to have their data erased under certain circumstances. Among others, Suzano Austria may be required to employ a data protection officer (DPO) who is responsible for managing compliance with the GDPR.

UNDERWRITING

The Issuer intends to offer the Notes through several underwriters. Subject to the terms and conditions contained in a terms agreement and the underwriting agreement between the underwriters and the Issuer, the Issuer and Suzano have agreed to sell to the underwriters and the underwriters have agreed to purchase, severally and not jointly, from the Issuer, the principal amount of the Notes listed below opposite each of their names.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	US$	38,465,000
J.P. Morgan Securities LLC	US$	38,465,000
BNP Paribas Securities Corp.	US$	38,461,000
Credit Agricole Securities (USA) Inc.	US$	38,461,000
Goldman Sachs & Co. LLC	US$	38,461,000
Mizuho Securities USA LLC	US$	38,461,000
Morgan Stanley & Co. LLC	US$	38,461,000
MUFG Securities Americas Inc.	US$	38,461,000
Rabo Securities USA, Inc.	US$	38,461,000
Santander Investment Securities Inc.	US$	38,461,000
Scotia Capital (USA) Inc.	US$	38,461,000
SMBC Nikko Securities America, Inc.	US$	38,461,000
Banco Bradesco BBI S.A.	US$	9,615,000
Banco Safra S.A., acting through its Cayman Islands Branch	US$	9,615,000
Itau BBA USA Securities, Inc.	US$	9,615,000
XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.	US$	9,615,000

Total	US$	500,000,000

Subject to the terms and conditions set forth in the relevant underwriting agreement and the terms agreement, the underwriters have, severally and not jointly, agreed to purchase all of the Notes sold pursuant to the terms agreement if any of these Notes are purchased. If an underwriter defaults, the terms agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the terms agreement may be terminated.

The Issuer and Suzano have agreed to indemnify each underwriter, the directors, officers, employees, affiliates and agents of each underwriter and each person who controls each underwriter within the meaning of either the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the U.S. Securities Exchange Act of 1934, as amended, against certain losses, claims, damages or liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The Issuer and Suzano have agreed that the we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of the underwriters, offer, sell, contract to sell or otherwise dispose or enter into any discussions or negotiations regarding the issuance, offering or sale of any U.S. dollar-denominated debt securities issued or guaranteed by the Issuer or Suzano and having a tenor of more than one year.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the terms agreement and the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters may offer and sell the Notes through certain of their affiliates.

We expect that delivery of the Notes will be made against payment therefor on or about November 19, 2020, which will be the third business day in New York following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

Commissions and Discounts

The underwriters initially propose to offer the Notes directly to the public at the public offering price that appears on the cover page of this prospectus supplement and to certain dealers at that price less a selling concession not in excess of 0.30% of the principal amount of the Notes. Any underwriter may allow, and such dealers may reallow, a selling concession not in excess of 0.15% of the principal amount of the Notes to certain other brokers or dealers. After the initial offering of the Notes to the public, the underwriters may vary the offering prices and other selling terms of the notes from time to time. The expenses of the offering, not including the underwriting discount, are estimated to be approximately US$1.1 million.

Trading Market

Application will be made to list the Notes on the New York Stock Exchange in accordance with the rules and regulations of the New York Stock Exchange, subject to the satisfaction of its minimum listing standards. The Issuer does not intend to apply for listing of the Notes on any other securities exchange or for quotation of the Notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading market for the Notes or that an active public market for the Notes will continue. If an active public trading market for the Notes is discontinued, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither the underwriters, the Issuer nor Suzano make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the underwriters, the Issuer nor Suzano make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions.

This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

European Economic Area and United Kingdom

The Notes are not intended to be offered, sold or otherwise made available and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For the purposes of this provision:

(a)           the expression “retail investor” means a person who is one (or more) of the following:

(i)            a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)           a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)          not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”).

In this section, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

The above selling restriction is in addition to any other selling restrictions set out below.

Switzerland

The offering and sale of the Notes will be made in Switzerland on the basis of a private placement, not as a public offering. This document is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus, therefore, constitutes a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange, and neither this document nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Chile

The offering of the Notes will begin on November 16, 2020 and is subject to General Rule No. 336 of the Chilean Securities Commission (Superintendencia de Valores y Seguros de Chile, or the “SVS”). The Notes being offered are not registered in the Securities Registry (Registro de Valores) or in the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS and, therefore, the Notes are not subject to the supervision of the SVS. As with all unregistered securities, the Issuer of the Notes is not required to disclose public information about the Notes in Chile. The Notes may not be publicly offered in Chile unless they are registered in the corresponding securities registry.

La oferta de los valores comienza el 16 Noviembre del 2020 y está acogida a la NCG 336 de la superintendencia de Valores y Seguros de Chile (la “SVS”). La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que los valores no están sujetos a la fiscalización de dicho organismo. Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública respecto de los valores. Estos valores no pueden ser objeto de oferta pública a menos que sean inscritos en el registro de valores correspondiente.

Colombia

The Notes may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the Notes to their Colombian clients.

Peru

The Notes and the information contained in this prospectus supplement are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the Notes and therefore, the disclosure obligations set forth therein will not be applicable to the Issuer or the sellers of the Notes before or after their acquisition by prospective investors. The Notes and the information contained in this prospectus supplement have not been and will not be reviewed, confirmed, approved or in any way submitted to the SMV nor have they been registered under the Peruvian Securities Market Law (Ley del Mercado de Valores) or any other Peruvian regulations. Accordingly, the Notes cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian regulations and complies with the provisions on private offerings set forth therein.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes, has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 as amended, the “Financial Instruments and Exchange Act”). Accordingly, the Notes will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to , or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the Notes will be offered in Singapore pursuant to the exceptions under Section 274 and Section 275 of the Securities and Futures Act of Singapore, Chapter 289 (the “SFA”). Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

None of this prospectus supplement, the accompanying prospectus or any other offering material distributed by any of the underwriters relating to the Notes has been or will be registered as a prospectus with the Monetary Authority of Singapore, and the Notes will be offered in Singapore pursuant to the exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for the subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the SFA, (2) to a relevant person under Section 275(1) and/or any person under Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Brazil

No Notes may be offered or sold in Brazil, except in circumstances that do not constitute a public offering or unauthorized distribution under Brazilian laws and regulations. The Notes have not been, and will not be, registered with the Comissão de Valores Mobiliários.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement, (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

General

Purchasers of Notes sold outside the United States may be required to pay stamp taxes and other charges in compliance with the laws and practices of the country of purchase in addition to the price to investors on the cover page of this prospectus supplement.

The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable law. They are not obligated, however, to make a market in the Notes and any market-making may be discontinued at any time at their sole discretion.

Further Information Regarding the Plan of Distribution

Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the notes in the United States of America. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.

Banco Safra S.A., acting through its Cayman Islands Branch is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States to U.S. persons. Its representative broker-dealer is Safra Securities LLC.

XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A.is not a broker-dealer registered with the SEC, and therefore may not make sales of any notes in the United States to U.S. persons. Its representative broker-dealer is XP Investments US, LLC.

Other Relationships

The underwriters or their respective affiliates from time to time have provided in the past, and may provide in the future, services such as investment banking, financial advisory, securities trading, investment management, principal investment, hedging, broker dealer and commercial banking services to us and our affiliates in the ordinary course of business for which they have received, or may receive, customary fees and commissions and reimbursement of expenses. In addition, the underwriters, either directly or through affiliates, are lenders under one or more of our outstanding credit facilities and/or with respect to other indebtedness. In their capacity as lenders, the underwriters may in the future seek a reduction of a loan commitment to us, or impose incremental pricing or collateral requirements with respect to such facilities or credit agreements. In connection with the Merger, Suzano has entered into certain commitment letters with a syndicate of lenders, including BNP Paribas, Coöperatieve Rabobank U.A., JPMorgan Chase Bank, N.A. and Mizuho Bank, Ltd., which acted as lead arrangers on the financing facilities related to the Merger and affiliates of which are the global coordinators and/or joint bookrunners for the offering of debt securities. Subject to the terms and conditions of these commitment letters, the lenders disbursed US$2,300.0 million under an export prepayment facility (EPP).

In addition, in the ordinary course of their respective business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their respective customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates, who have a lending relationship with us, routinely hedge, and certain other of those underwriters or their affiliates may hedge or otherwise reduce, their credit exposure to us, consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of the underwriters may receive a portion of the net proceeds from the sale of the Notes in connection with the repayment, if any, of existing debt. See “Use of Proceeds.”

ENFORCEABILITY OF CIVIL LIABILITIES

Brazil

All, or substantially all, of Suzano’s directors and officers and certain advisors named herein reside outside the United States. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States, or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our internal Brazilian general counsel that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised us that a judgment obtained outside Brazil against Suzano or the persons described above would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, provided that such judgment has been previously recognized by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça), or “STJ”. In order to be recognized by the STJ, a foreign judgment must meet the following conditions:

•	it must comply with all formalities necessary for its enforcement under the laws of the jurisdiction where it was rendered;

•	it must have been issued by a competent court after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence (revelia) has been given, in accordance with applicable law;

•	it must be final and therefore not be subject to appeal;

•	it must be effective under the laws of the country where the foreign judgment is granted;

•	it must not be contrary to Brazilian national sovereignty, or public policy or good morals or violate human dignity;

•	it must not violate a final and unappealable decision issued by a Brazilian court;

•	it must not violate the exclusive jurisdiction of the Brazilian courts; and

•	it must be (i) duly authenticated by a Brazilian consulate in the United States or (ii) if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, and, in either case, must be accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is a signatory.

The recognition process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that recognition would be obtained, that the recognition process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

We have been advised by our internal Brazilian general counsel that:

•	original actions may be brought in connection with this prospectus supplement predicated solely on the federal securities laws of the United States in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce such liabilities in such actions against Suzano or its directors and officers thereof and certain advisors named herein, provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, national sovereignty or equitable principles and provided further that Brazilian courts can assert jurisdiction over such actions (although pursuant to our bylaws disputes between us and our shareholders are required to be resolved through arbitration, this mandatory arbitration requirement does not apply to actions against us, whether by holders of our shares or of our ADSs, that are not predicated on Brazilian laws); and

•	the ability of a creditor to satisfy a judgment by attaching certain assets of Suzano or its directors and officers and certain advisors named herein is limited by provisions of Brazilian law, given that assets are located in Brazil.

A plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil or is outside Brazil during the course of the litigation in Brazil and who does not own real estate property in Brazil must provide a bond to guarantee the payment of the defendant’s legal fees and court expenses in connection with court procedures for the collection of payments under the Notes or the Notes Guarantee. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by a Brazilian judge. This requirement does not apply (1) when an exemption is provided by an international agreement or treaty that Brazil is a signatory; (2) in the case of claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits, which is not the case of the Notes or the Notes Guarantee), in the case of enforcement of foreign judgments that have been duly recognized by the STJ; or (3) counterclaims as established, according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil). Notwithstanding the foregoing, we cannot assure you that recognition of any judgment will be obtained, that the process described above can be conducted in a timely manner, or that Brazilian courts will enforce a judgment for violation of the federal securities laws of the United States with respect to the Notes.

In addition, if proceedings were brought in the courts of Brazil seeking to enforce the obligations of Suzano under the Notes, it would not be required to discharge its obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than Brazilian currency, which is payable in Brazil, may only be satisfied in Brazilian currency at the exchange rate prevailing on the market on the date of payment, as published by the Brazilian Central Bank (Banco Central do Brasil), or Central Bank. Accordingly, if Suzano were to be declared bankrupt, all of its credits denominated in foreign currencies would be converted into reais at the prevailing rate on the date of the declaration. We cannot assure that such rate of exchange will afford full compensation of the amount invested in the Notes plus any accrued interest.

VALIDITY OF THE NOTES

The validity of the Notes, including the guarantee, offered and sold in this offering will be passed upon for the Issuer and Suzano by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Paul Hastings LLP. Certain matters of Austrian law relating to the Notes will be passed upon by Weber Rechtsanwälte GmbH & Co KG, Austrian counsel for Suzano and the Issuer. Certain matters of Brazilian law relating to the Notes will be passed upon by Mr. Pablo F. Gimenez Machado, Suzano’s general counsel. Pinheiro Guimarães will pass upon certain matters of Brazilian law relating to the Notes for the underwriters.

EXPERTS

The consolidated financial statements of Suzano S.A. as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2019 of Suzano incorporated herein by reference to Suzano’s 2019 Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be part of this prospectus supplement, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus supplement. We incorporate by reference the following documents:

•	Suzano’s current report on Form 6-K furnished to the SEC on November 16, 2020 (SEC File No: 001-38755), containing the discussions of our results of operations for the three and nine months periods ended September 30, 2020 and summarizing certain recent developments;

•	Suzano’s current report on Form 6-K furnished to the SEC on October 29, 2020 (SEC File No: 001-38755), containing our unaudited condensed consolidated interim financial information as of September 30, 2020.

•	Suzano’s annual report on Form 20-F for the year ended December 31, 2019, filed with the SEC on March 31, 2020 (SEC File No. 001-38755), which we refer to as the “Suzano’s 2019 Form 20-F”, containing our audited consolidated financial statements as of December 31, 2019 and 2018 and for the three years ended December 31, 2019;

•	Any future annual reports of Suzano on Form 20-F filed with, and all reports on Form 6-K that are designated in such reports as being incorporated by reference into this prospectus furnished to, the SEC after the date of this prospectus and prior to the termination of the offering.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Suzanos’s Investor Relations Department located at Avenida Brigadeiro Faria Lima, 1,355, 7th floor, São Paulo, SP, 01452-919, Brazil (telephone: +55 (11) 3503-9000), e-mail: ri@suzano.com.br).

P R O S P E C T U S

Suzano Austria GmbH	Fibria Overseas Finance Ltd.

Guaranteed Debt Securities	Guaranteed Debt Securities

Suzano S.A.

Guarantees

Suzano Austria GmbH and Fibria Overseas Finance Ltd. may each from time to time issue debt securities guaranteed by Suzano S.A. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.

Investing in our securities involves risks. See the “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 24, 2020

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Suzano,” the “Company,” or the “Guarantor” mean Suzano S.A. and its consolidated subsidiaries taken as a whole, references to “Suzano Austria” mean Suzano Austria GmbH, and references to “Fibria Overseas Finance” mean Fibria Overseas Finance Ltd. Terms such as “we”, “us” and “our” generally refer to Suzano S.A., Suzano Austria and Fibria Overseas Finance, unless the context requires otherwise.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the SEC) utilizing a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the debt securities described in this prospectus in one or more offerings.

This prospectus only provides a general description of the securities that we may offer. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, any accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the United States Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov. These reports and other information may also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Common shares of Suzano, represented by ADSs, are listed on the New York Stock Exchange under the symbol “SUZ”. Additional information concerning us and our securities may be available through the New York Stock Exchange.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, principally under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have based these forward-looking statements largely on our current expectations about future events and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including among other things:

•	our management and future operation;

•	the implementation of our principal operational strategies, including our potential participation in acquisitions, joint venture transactions or other investment opportunities;

•	general economic, political and business conditions, both in Brazil and in our principal export markets;

•	industry trends and the general level of demand for, and change in the market prices of, our products;

•	existing and future governmental regulation, including tax, labor, pension and environmental laws and regulations and import tariffs in Brazil and in other markets in which we operate or to which we export our products;

•	the competitive nature of the industries in which we operate;

•	our level of capitalization, including the levels of our indebtedness and overall leverage;

•	the cost and availability of financing;

•	our compliance with the covenants contained in the instruments governing our indebtedness;

•	the implementation of our financing strategy and capital expenditure plans;

•	inflation and fluctuations in currency exchange rates, including reais and the U.S. dollar;

•	legal and administrative proceedings to which we are or may become a party;

•	the volatility of the prices of the raw materials we sell or purchase to use in our business;

•	other statements included in this prospectus that are not historical; and

•	other factors or trends affecting our financial condition or results of operations, including those factors identified or discussed under “Risk Factors.”

The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “should,” “would,” “will,” “understand” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking information, events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Our actual results and performance may differ substantially from the forward-looking statements included in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The SEC allows us to “incorporate by reference” information filed with and/or furnished to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with and/or furnish to the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

1.	Suzano’s annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 30, 2019 (SEC File No. 001-38755), which we refer to as the “Suzano’s 2018 Form 20-F”, containing our audited consolidated financial statements as of December 31, 2018 and 2017 and for the three years ended December 31, 2018, which we refer to as our “Audited Annual Financial Statements”;

2.	Suzano’s submission on Form 6-K furnished to the SEC on January 24, 2020 (SEC File No. 001-38755), containing Suzano’s pro forma unaudited condensed consolidated interim financial information as of December 31, 2018 and Suzano’s management’s discussion and analysis of financial condition and results of operations with respect to the unaudited condensed consolidated interim financial information as of September 30, 2019;

3.	Suzano’s submission on Form 6-K furnished to the SEC on October 31, 2019 (SEC File No. 001-38755), containing Suzano’s unaudited condensed consolidated interim financial information as of September 30, 2019;

4.	Suzano’s submission on Form 6-K furnished to the SEC on October 18, 2019 (SEC File No. 001-38755), relating to the settlement of the issuance of debentures not convertible into shares, unsecured, in single series, in the aggregate amount of R$750,000,000, due September 15, 2028;

5.	Suzano’s submission on Form 6-K furnished to the SEC on October 31, 2019 (SEC File No. 001-38755), relating to the decision to discontinue the guidance of Suzano’s market pulp production volume in 2019, without establishing new estimates;

6.	Suzano’s submission on Form 6-K furnished to the SEC on December 12, 2019 (SEC File No. 001-38755), relating to the reduction of capital expenditures estimates for the fiscal year 2019 and the approval of capital expenditures estimates for the fiscal year 2020;

7.	Suzano’s submission on Form 6-K furnished to the SEC on December 19, 2019 (SEC File No. 001-38755), relating to the approval of investments in the state of Espírito Santo, in the aggregate amount of R$933,400,000;

8.	Fibria’s submission on Form 6-K furnished to the SEC on February 22, 2019 (SEC File No. 001-15018), containing Fibria’s audited consolidated financial statements as of December 31, 2018 and 2017 and for the three years in the period ended December 31, 2018, except that the last 6 pages of such Form 6-K, containing Fibria’s management report for the fiscal year ended December 31, 2018 are not incorporated by reference herein; and

9.	Any future annual reports of Suzano on Form 20-F filed with, and all reports on Form 6-K that are designated in such reports as being incorporated by reference into this prospectus furnished to, the SEC after the date of this prospectus and prior to the termination of the exchange offers.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Suzanos’s Investor Relations Department located at Avenida Brigadeiro Faria Lima, 1,355, 7th floor, São Paulo, SP, 01452-919, Brazil (telephone: +55 (11) 3503-9000), e-mail: ri@suzano.com.br).

SUZANO

With more than 90 years of experience, we operate mainly in the pulp (paper grade and fluff) and paper (paperboard, printing and writing and tissue) segments. We believe that we are one of the largest vertically integrated producers of pulp and paper in Latin America. According to Hawkins Wright, upon completion of the merger of shares (incorporação de ações) with Fibria (which we refer to as “Merger”), we became the world’s largest producer of virgin market pulp, with an aggregate installed capacity of 10.9 million metric tons of eucalyptus pulp per year and a broad and diversified forest base. Along with other Brazilian eucalyptus pulp producers, we consider to have the lowest cost of pulp production in the world. We believe our modern technology of plantation and harvesting, our strategic location for plantation facilities and our low cost of pulp production are among our competitive strengths.

We believe we are one of Brazil’s largest paper producers, and based on data from IBÁ, we accounted for nearly 40% of the printing and writing paper and 26% of the paperboard produced in Brazil in 2017. Our share of Brazilian paper production remained unchanged following the Merger, as Fibria did not have any paper production.

Our eucalyptus pulp production satisfies 100% of our requirements for paper production, and we sell the remaining production as market pulp. As of December 31, 2018, our total eucalyptus pulp installed production capacity (considering the combined volume of Suzano and Fibria operations) was 10.9 million tons per year of market pulp, and our total production volume was 10.3 million tons (3.5 million tons from Suzano operations and 6.8 million tons from Fibria operations). Additionally, we produced 1.3 million tons of paper and paperboard.

Our structure includes administrative offices in Salvador and São Paulo, two integrated pulp and paper production facilities in the state of São Paulo (Suzano and Limeira units), a non-integrated paper production facility in the state of São Paulo (Rio Verde unit), an integrated pulp, paper and tissue facility in the state of Bahia (Mucuri unit), an integrated pulp and tissue facility in the state of Maranhão (Imperatriz unit), and FuturaGene, a biotechnology research and development subsidiary. We own one of the largest distribution structures for paper and graphic products in South America. Following the Merger, we also own pulp production facilities in the state of Espírito Santo (Aracruz unit), in the state of São Paulo state (Jacareí Unit), one unit with two production lines in Três Lagoas (in the state of Mato Grosso do Sul) and 50% interest in Veracel, a joint venture with Stora Enso, an industrial unit located in Eunápolis (in the state of Bahia).

The scale of our production capacity, the proximity of our planted forests to our mills and the integration of our pulp and paper production process allow us to benefit from substantial economies of scale and low production costs. Our Limeira, Suzano and Rio Verde units are primarily focused on the Brazilian market and are located near the city of São Paulo, the largest consumer market in Brazil according to data from IBÁ and RISI, located approximately 90 km from the port of Santos, an important export hub, and approximately 190 km from our planted forests. Our Mucuri unit is focused primarily on export markets, and is located approximately 320 km from the port of Vitória and approximately 250 km from Portocel, a port specialized in exporting pulp and paper located in the state of Espírito Santo. The Imperatriz unit, in Maranhão, is also focused primarily on export markets and is located approximately 600 km from the port of Itaquí. Exports are carried from our units to the ports by rail, allowing for very competitive transportation costs. The relatively short distances between our planted forests, our mills and most of our Brazilian customers or export facilities provide us with relatively low transportation costs, which in turn results in lower total production costs. After our Merger with Fibria we own and operate (1) the Aracruz pulp mill (located in the State of Espírito Santo) which is located approximately 3 kilometers from Portocel, a specialized port terminal operated by our subsidiary, Portocel Terminal Especializado de Barra do Riacho S.A., or Portocel; (2) the Três Lagoas pulp mill (located in the State of Mato Grosso do Sul), whose production is transported from the mill by a reliable multi-modal (truck and rail) system on a daily basis to the port of Santos, located 788 km away from the unit by truck and 920 km by rail; and (3) the Jacareí pulp mill (located in the State of São Paulo), whose production is transported by rail to the port of Santos, which is located 150 km away from the unit. Additionally, we have a 50.0% interest in Veracel, which owns and operates a pulp mill in the municipality of Eunápolis (located in the State of Bahia), whose production is transported to Portocel, which is located about 541 km away from the unit.

Our shares are traded on the special listing segment of the B3 (Brasil, Bolsa, Balcão), which provides for the highest level of corporate governance in the Brazilian market, and our ADSs are traded on the NYSE.

SUZANO AUSTRIA

Suzano Austria is a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Republic of Austria, registered under registration number FN 62444 f with the companies’ register of the Commercial Court of Vienna, with its corporate seat in Vienna and its principal office at Fleischmarkt 1, 1010 Vienna, Austria, Austria. Suzano Austria is a

wholly-owned trading company, with indefinite term of duration, and its corporate purpose is the acquisition, sale and participation of and in other companies. Suzano Austria’s capital is €36,336.42 and divided into quotas, all held and fully paid in by Suzano.

FIBRIA OVERSEAS FINANCE

Fibria Overseas Finance is a wholly-owned finance subsidiary of Suzano. Fibria Overseas Finance is a finance company, and its business is to issue debt securities to fund the activities of Suzano and its subsidiaries and affiliates. Fibria Overseas Finance is an exempted company which was incorporated with limited liability under the laws of the Cayman Islands on October 9, 2009 with unlimited duration. The registered office of Fibria Overseas Finance is at the offices of Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands and its principal executive office is located at Avenida Brigadeiro Faria Lima, 1355 — 7th floor - São Paulo, SP, 01452-919, Brazil. Fibria Overseas Finance was registered with Company No. 231879 by the Registrar of Companies of the Cayman Islands on October 9, 2009.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our debt securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the securities registered in your own name;

•	you cannot receive physical certificates for your interest in the securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any warrant agent, any transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	when the depositary notifies us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agent registered under the Exchange Act, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	when we notify the trustee that we wish to terminate the global security; or

•	when an event of default on debt securities has occurred and has not been cured. (Defaults are discussed later under “Description of Debt Securities—Events of Default.”)

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any warrant agent, any transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 8 entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

The following briefly summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other specifications that will be disclosed in a prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in a prospectus supplement. All references to Suzano in this section refer to Suzano S.A., and not to its consolidated subsidiaries.

Indentures

Any debt securities and guarantees that we issue will be governed by an indenture. The indenture is a contract entered into between any one of us and a trustee, currently Deutsche Bank Trust Company Americas. The trustee under the indenture has two main roles:

a)	First, the trustee can enforce your rights against Suzano Austria and Fibria Overseas Finance if Suzano Austria or Fibria Overseas Finance defaults. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”

b)	Second, the trustee performs administrative duties for us, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Suzano Austria will issue debt securities guaranteed by Suzano under an indenture we refer to as the Suzano Austria indenture. Fibria Overseas Finance will issue debt securities guaranteed by Suzano under an indenture we refer to as the Fibria Overseas Finance indenture.

The indentures and their associated documents contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the Suzano Austria indenture and the Fibria Overseas Finance indenture with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York. (Sections 1.13 and 1.15)

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series and to the Suzano Austria and Fibria Overseas Finance indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including the definition of various terms used in the indentures. For example, we describe the meanings for only the more important terms that have been given special meanings in the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any prospectus supplement, those sections or defined terms are incorporated by reference herein or in such prospectus supplement.

We may issue original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any further specific U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the material financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchanges and, if so, which ones.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in any integral multiples of US$1,000 thereof. (Section 3.02)

You may have your debt securities broken into more debt securities of smaller authorized denominations or combined into fewer debt securities of larger authorized denominations, as long as the total principal amount is not changed. This is called an exchange. (Section 3.06)

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York, New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity that maintains the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. (Section 3.06)

You will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but you and the trustee may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar. (Section 3.06)

If we designate additional transfer agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular transfer agent. Suzano may also approve a change in the office through which any transfer agent acts or choose to act as our transfer agent.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the prospectus supplement. (Section 3.09)

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York City. We may also choose to pay interest by mailing checks. We may also arrange for additional payment offices, and we may cancel or change our use of these offices, including the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. (Section 10.02)

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to us or (if then held in trust) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 4.03)

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records (Section 1.06). In addition, if the debt securities of a series are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange.

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities. Such changes may or may not require the consent of the holders, as described below.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby (Section 9.02). Those types of changes include:

a)	to reduce the principal amount of or change the stated maturity of any installment of principal of any debt security;

b)	to reduce the rate of or change the payment date of any interest payment on any debt security;

c)	to reduce the amount payable upon the redemption of any debt security in respect of an optional redemption, change the times at which any debt security may be redeemed or, once notice of redemption has been given, change the time at which it must thereupon be redeemed;

d)	to make any debt security payable in currency or at any place other than that stated in the relevant debt security;

e)	to impair the right of any holder of debt securities to institute suit for the enforcement of any payment on or with respect to any debt security; or

f)	to make any change in the percentage of the principal amount of the debt securities required for amendments or waivers.

It is not necessary for holders of the debt securities to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

Neither Suzano nor any of its subsidiaries or affiliates may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the debt securities unless such consideration is offered to be paid or agreed to be paid to all holders of the debt securities that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment.

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture (Section 9.01). Those types of changes include:

a)	to cure any ambiguity, defect or inconsistency in the applicable indenture with respect to the debt securities;

b)	to comply with the covenant described under the caption “—Certain Covenants—Consolidation, Merger or Sale of Substantially All Assets” with respect to the debt securities;

c)	to evidence and provide for the acceptance of an appointment by a successor trustee with respect to the debt securities;

d)	to provide for uncertificated debt securities in addition to or in place of Certificated debt securities;

e)	to provide for any guarantee of the debt securities, to secure the debt securities or to confirm and evidence the release, termination or discharge of any guarantee of or lien securing the debt securities when such release, termination or discharge is permitted by the indentures;

f)	to provide for or confirm the issuance of additional notes; or

g)	to make any other change that does not materially, adversely affect the rights of any holder of debt securities or to conform the indentures to this “Description of Debt Securities” as evidenced by an Opinion of Counsel delivered to the Trustee.

Changes Requiring Majority Approval

Except as otherwise provided in “—Default and Remedies—Consequences of an Event of Default” or “Changes Requiring Each Holder’s Approval”, the indentures and the debt securities of a series may be amended with the written consent of the holders of a majority in principal amount of the outstanding debt securities of such series and the holders of a majority in principal amount of the outstanding debt securities of such series may waive future compliance by Suzano Austria or Fibria Overseas Finance with any provision of the indentures or the debt securities of such series. (Section 9.02)

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote or take other action under the applicable indenture, if we have deposited or set aside in trust money for their payment, repurchase or redemption. Debt securities will also not be eligible to vote or take other action under the applicable indenture if they have been defeased as described under “—Defeasance and Discharge.” Debt securities held by Suzano Austria, Fibria Overseas Finance or their affiliates are not considered outstanding. (Section 13.02)

We will generally be entitled to set any day as a record date for the purposes of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Suzano Austria or Fibria Overseas Finance, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days). (Section 1.04)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its stated maturity. (Section 11.09)

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formula used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If less than all of the debt securities are redeemed, the debt securities to be redeemed will be determined in accordance with the applicable procedures of the depositary. (Section 11.03)

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. (Section 11.02)

Subject to any restrictions described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

If as a result of any change in or amendment to the laws or treaties (or any rules or regulations thereunder) of any Relevant Taxing Jurisdiction, or any amendment to or change in an official interpretation, administration or application of such laws, treaties, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment or change in official position becomes effective on or after the issue date, or, with respect to a successor, after the date a successor assumes the obligations under the debt securities or the debt securities guarantees, Suzano Austria or Fibria Overseas Finance or their successors have or will become obligated to pay Additional Amounts as described below under “— Payment of Additional Amounts” in excess of the Additional Amounts that Suzano Austria or Fibria Overseas Finance would be obligated to pay if payments were subject to withholding or deduction at a rate of 15% (or at a rate of 25% in case the holder of the debt securities is resident in a tax haven jurisdiction, i.e., countries which do not impose any income tax or which impose it at a maximum rate lower than 20% or where the laws impose restrictions on the disclosure of ownership composition or securities ownership) as a result of the taxes, duties, assessments and other governmental charges described above (the “Minimum Withholding Level”), then we may, at our option, redeem all, but not less than all, of the debt securities of the series so affected, at a redemption price equal to 100% of their principal amount, together with interest and Additional Amounts accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which we would, but for such redemption, be obligated to pay the Additional Amounts above the Minimum Withholding Level, were a payment then due. We shall not have the right to so redeem the debt securities in the event we become obliged to pay Additional Amounts which are less than the Additional Amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, we shall not have the right to so redeem the debt securities unless: (i) it has taken measures it considers reasonable to avoid the obligation to pay Additional Amounts; and (ii) it has complied with all applicable regulations to legally effect such redemption; provided, however, that for this purpose reasonable measures shall not include any change in Suzano Austria’s or Fibria Overseas Finance’s or any successor’s jurisdiction of incorporation or organization or location of each of their principal executive or registered office. (Section 11.08)

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, Austria the Cayman Islands or any other jurisdiction or political subdivision thereof from or through which a payment is made or in which Suzano Austria or Fibria Overseas Finance (or any successor to each of them) is organized or is a resident for tax purposes having power to tax (a “Relevant Taxing Jurisdiction”), unless Suzano Austria or Fibria Overseas Finance, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Suzano Austria or Fibria Overseas Finance, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction (“Additional Amounts”). Notwithstanding the foregoing, no such Additional Amounts shall be payable:

a)	in respect of any taxes, duties, assessments or governmental charges that would not have been so withheld or deducted but for the existence of any present or former connection between the holder or beneficial owner of the debt securities (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a partnership, a limited liability company or a corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, other than the mere holding of the debt securities or enforcement of rights and the receipt of payments with respect to the debt securities;

b)	in respect of debt securities presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such debt securities would have been entitled to such Additional Amounts, on surrender of such debt securities for payment on the last day of such period of 30 days;

c)	in respect of any taxes, duties, assessments or other governmental charges that would not have been so withheld or deducted but for the failure by the holder, the beneficial owner of the debt securities, or, in the case of amounts payable to the Trustee, the Trustee to (i) make a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled, or (ii) comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction, if (1) compliance is required by the Relevant Taxing Jurisdiction, as a precondition to, exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and (2) the Suzano Austria or Fibria Overseas Finance has given the holders or the Trustee, as applicable, at least 30 days’ notice that holders will be required to provide such certification, identification or other requirement; provided that, in no event, shall such holder’s, beneficial owner’s, or Trustee’s requirement to make a valid and legal claim for exemption from or reduction of such taxes require such holder, beneficial owner or the Trustee to provide any materially more onerous information, documents or other evidence than would be required to be provided had such holder, beneficial owner or the Trustee been required to file U.S. IRS Forms W-8 or W-9, as applicable;

d)	in respect of any estate, inheritance, gift, sales, transfer, capital gains, excise or personal property or similar tax, assessment or governmental charge;

e)	any withholding or deduction that is imposed on the debt securities that is presented for payment, where presentation is required, by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting such debt securities to another paying agent;

f)	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of or interest on the debt securities; or

g)	in respect of any combination of the above. (Section 10.10)

In addition, no Additional Amounts shall be paid with respect to any payment on a debt security to a holder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interest holder in a limited liability company or a beneficial owner who would not have been entitled to the Additional Amounts had that beneficiary, settlor, member or beneficial owner been the holder.

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts. (Section 10.10)

For purposes of the above, “Relevant Date” means, with respect to any payment on a debt security, whichever is the later of: (i) the date on which such payment first becomes due; and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which notice is given to the holders that the full amount has been received by the Trustee.

Any reference in this prospectus, any prospectus supplement, the indentures or the debt securities to principal, interest or any other amount payable in respect of the debt securities by Suzano Austria or Fibria Overseas Finance or the debt securities guarantees by the guarantor will be deemed also to refer to any Additional Amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection. (Section 10.10)

Suzano Austria and Fibria Overseas Finance shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any Relevant Taxing Jurisdiction from the execution, delivery or registration of each note or any other document or instrument referred to herein or therein except, in certain cases, for taxes, charges or similar levies resulting from certain registrations of transfer or exchange debt securities.

The foregoing obligation will survive termination or discharge of the indentures, payment of the debt securities and/or the resignation or removal of the Trustee or any agent hereunder.

Certain Covenants

Ranking

Unless otherwise specified in the applicable prospectus supplement, each of Suzano, Suzano Austria and Fibria Overseas Finance will ensure that its respective obligations under the indentures, the debt securities and the debt securities guarantees will at all times constitute general senior, unsecured and unsubordinated obligations of Suzano or Suzano Austria or Fibria Overseas Finance, ranking pari passu, without any preferences among themselves, with all of its other present and future unsecured and unsubordinated obligations (other than obligations preferred by statute or by operation of law), except to the extent any such other Debt ranks above such obligations by reason of Liens permitted under the covenant described under “—Limitation on Liens.”

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Suzano will not, and will not permit any Subsidiary to, directly or indirectly, incur or permit to exist any Lien securing the payment of Debt on any of its properties or assets, whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the debt securities or the debt securities guarantees, as applicable, are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the debt securities or any debt securities guarantees, prior to) the obligations so secured for so long as such obligations are so secured.

Limitation on Sale and Leaseback Transactions

Unless otherwise specified in the applicable prospectus supplement, Suzano will not, and will not permit any Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless Suzano or such Subsidiary would be entitled to create a Lien on such Property or asset securing the Attributable Debt without equally and ratably securing the debt securities pursuant to the covenant described under the heading “—Limitation on Liens,” in which case, the corresponding Lien will be deemed incurred pursuant to such provision.

Repurchase of Debt Securities upon a Change of Control

Unless otherwise specified in the applicable prospectus supplement, not later than 30 days following a Change of Control that results in a Rating Decline for any series of debt securities, Suzano Austria or Fibria Overseas Finance shall make an Offer to Purchase all outstanding debt securities of such series at a purchase price equal to 101% of the principal amount plus accrued interest to the date of purchase.

An “Offer to Purchase” must be made by written offer, which will specify the principal amount of debt securities subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of Suzano and its Subsidiaries which Suzano or Suzano Austria or Fibria Overseas Finance in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase. The offer will also contain instructions and materials necessary to enable holders to tender debt securities pursuant to the offer.

A holder may tender all or any portion of its debt securities pursuant to an Offer to Purchase, subject to the minimum denomination requirement and the requirement that any portion of a debt security tendered must be in a multiple of U.S.$1,000 principal amount. Holders are entitled to withdraw debt securities tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each debt securities accepted for purchase pursuant to the Offer to Purchase, and interest on debt securities purchased will cease to accrue on and after the purchase date provided that payment is made available on that date.

We will comply with Rule 14e-1 under the Exchange Act (to the extent applicable) and all other applicable laws and regulations in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.

We are only required to offer to repurchase the debt securities of a series in the event that a Change of Control results in a Rating Decline for such series. Consequently, if a Change of Control were to occur which does not result in a Rating Decline, Suzano Austria or Fibria Overseas Finance would not be required to offer to repurchase the debt securities of such series. In addition, neither Suzano Austria nor Fibria Overseas Finance will be required to make an Offer to Purchase upon a Change of Control if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to an Offer to Purchase made by Suzano Austria or Fibria Overseas Finance and purchases all debt securities of such series properly tendered and not withdrawn under the Offer to Purchase, or (2) notice of redemption for all outstanding debt securities of such series has been given pursuant to the indentures as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Offer to Purchase is made.

Certain existing and/or future Debt of Suzano Austria or Fibria Overseas Finance may provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require Suzano Austria or Fibria Overseas Finance to purchase the debt securities could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on Suzano Austria or Fibria Overseas Finance. In addition, any remittance of funds outside of Brazil to noteholders or the Trustee may require the consent of the Central Bank, which may not be granted. Our ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by Suzano Austria’s or Fibria Overseas Finance’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the debt securities.

Except as described above with respect to a Change of Control, the applicable indenture will not contain provisions that permit the holder of the debt securities to require that Suzano Austria or Fibria Overseas Finance purchase or redeem the debt securities in the event of a takeover, recapitalization or similar transaction.

The provisions under the applicable indentures relating to Suzano Austria’s or Fibria Overseas Finance’s obligation to make an offer to repurchase the debt securities as a result of a Change of Control may be waived or amended as described in “—Modification and Waiver.”

Limitation on Transactions with Affiliates

Unless otherwise specified in the applicable prospectus supplement,

a) Suzano will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of Suzano (a “Related Party Transaction”), except upon fair and reasonable terms no less favorable to Suzano or of its Subsidiaries than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Suzano.

b) In any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of US20 million (or the equivalent thereof at the time of determination), Suzano must first deliver to the Trustee an Officer’s Certificate to the effect that such transaction or series of related transactions are on fair and reasonable terms no less favorable to Suzano or such Subsidiary than could be obtained in a comparable arm’s length transaction and is otherwise compliant with the terms of the applicable indenture.

c) The foregoing paragraphs do not apply to:

(1) any transaction between Suzano and any of its Subsidiaries or between or among Subsidiaries of Suzano;

(2) any transaction between Suzano or any of its Subsidiaries, on the one hand, and any joint venture, on the other, on market terms;

(3) the payment of reasonable and customary regular fees to directors of Suzano who are not employees of Suzano;

(4) any issuance or sale of Equity Interests of Suzano (other than Disqualified Stock);

(5) transactions or payments (including loans and advances) pursuant to any employee, officer or director compensation or benefit plans, customary indemnifications or arrangements entered into in the ordinary course of business;

(6) transactions pursuant to agreements in effect on the Issue Date and described in the prospectus, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to Suzano and its Subsidiaries than those in effect on the date the indentures;

(7) any Sale and Leaseback Transaction otherwise permitted under the caption “—Limitation on Sale and Leaseback Transactions” if such transaction is on market terms;

(8) transactions with customers, clients, distributors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on market terms;

(9) the provision of administrative services to any joint venture on substantially the same terms provided to or by Subsidiaries of Suzano; and

(10) any guarantee or security granted by an affiliate of Suzano in favor of Suzano or any of its Subsidiaries on market terms.

Consolidation, Merger or Sale of Substantially All Assets

Unless otherwise specified in the applicable prospectus supplement,

a) Neither Suzano, Suzano Austria or Fibria Overseas Finance will, in a single transaction or a series of related transactions:

•     consolidate with or merge with or into any Person, or

•     sell, convey, transfer, assign, or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for Suzano and its Subsidiaries, as the case may be) as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or

•     permit any Person to merge with or into Suzano or Suzano Austria or Fibria Overseas Finance; in each case unless

(1) either: (x) Suzano, Suzano Austria or Fibria Overseas Finance, as applicable, is the continuing Person; or (y) the resulting, surviving or transferee Person (the “Successor Company”) is (A) in the event of a merger of Suzano, a corporation organized and validly existing under the laws of Brazil or any political subdivision thereof, the United States of America or any state thereof or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (“OECD”) or (B) in the event of a merger of the issuer, an entity organized and validly existing under the laws of Austria, the United States of America or any state thereof or the District of Columbia or any other country member of the OECD, and, in each case, expressly assumes by supplemental indenture, executed and delivered to the Trustee, in form as set forth in the applicable indenture or as otherwise satisfactory to the Trustee, all of the obligations of Suzano, Suzano Austria or Fibria Overseas Finance, as the case may be, under the indentures and the debt securities guarantees, as applicable;

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

(3) if Suzano is organized under Brazilian law or the issuer is organized under Austrian law or Cayman Islands law, as applicable, and Suzano or the issuer merges with a corporation, or the Successor Company is, organized under the laws of the United States, any State thereof or the District of Columbia or any country member of the OECD, or (ii) if Suzano or the issuer is organized under the laws of the United States, any State thereof or the District of Columbia and merges with a corporation, or the Successor Company is, organized under the laws of Brazil, Austria or the Cayman Islands, as applicable, or any country member of the OECD, then Suzano, the issuer or the Successor Company will have delivered to the Trustee an Opinion of Counsel from each of Brazilian, Austrian or Cayman Islands, as applicable, U.S. and the successor jurisdiction counsel to the effect that, as applicable, the holders of the debt securities will not recognize income, gain or loss for U.S. jurisdiction or Brazilian, Austrian or Cayman Islands jurisdiction, as applicable, or the successor jurisdiction income tax purposes as a result of such transaction; and

(4) Suzano Austria or Fibria Overseas Finance or the Successor Company, as the case may be, delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indentures;

provided, that clause (2) does not apply to the consolidation or merger of Suzano or Suzano Austria or Fibria Overseas Finance with or into any of Suzano’s Subsidiaries or the consolidation or merger of a Subsidiary of Suzano with or into Suzano or Suzano Austria or Fibria Overseas Finance.

b) Suzano shall not sell or otherwise transfer any Equity Interest in Suzano Austria or Fibria Overseas Finance (other than directors’ qualifying shares) to any other Person other than a Subsidiary of Suzano unless Suzano becomes the direct obligor under the debt securities.

c) Upon the consummation of any transaction effected in accordance with these provisions, if Suzano or Suzano Austria or Fibria Overseas Finance, as applicable, is not the continuing Person, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of Suzano under the debt securities guarantees, or Suzano Austria or Fibria Overseas Finance under the applicable indenture with the same effect as if such successor Person had been named as Suzano or Suzano Austria or Fibria Overseas Finance, as applicable, in the applicable indenture. Upon such substitution, unless the successor is one or more of Suzano’s Subsidiaries, Suzano or Suzano Austria or Fibria Overseas Finance, as applicable, will be released from its obligations under the applicable indenture or the debt securities guarantees, as applicable.

Maintenance of Properties

Unless otherwise specified in the applicable prospectus supplement, Suzano will cause all properties used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of Suzano may be necessary so that the business of Suzano and its Subsidiaries may be properly and advantageously conducted at all times; provided that nothing shall prevent Suzano or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of Suzano, desirable in the conduct of the business of Suzano and its Subsidiaries taken as a whole.

Substitution of the Issuer

Without the consent of any holder of the debt securities (and, by purchasing any debt securities, each holder expressly consents to the provisions of this section), Suzano Austria or Fibria Overseas Finance, as the case may be, may be substituted by (a) Suzano or (b) any Wholly Owned Subsidiary of Suzano as principal debtor in respect of the debt securities (in each case, in that capacity, the “Successor Issuer”); provided that the following conditions are satisfied:

a) such documents will be executed by the Successor Issuer, Suzano Austria or Fibria Overseas Finance, as applicable, Suzano and the Trustee as may be necessary to give full effect to the substitution, including (i) a supplemental indenture under which the Successor Issuer assumes all of the obligations of Suzano Austria or Fibria Overseas Finance, as applicable under the applicable indenture and the debt securities and, unless the Guarantor’s then existing guarantees remain in full force and effect, substitute guarantees issued by the Guarantor in respect of the debt securities and (ii) a Subsidiary guarantee by Suzano Austria or Fibria Overseas Finance, as applicable (collectively, the “Issuer Substitution Documents”);

b) the Issuer Substitution Documents will contain covenants (i) to ensure that each holder of the debt securities has the benefit of a covenant in terms corresponding to the obligations of Suzano Austria or Fibria Overseas Finance, as applicable, in respect of the payment of Additional Amounts (but replacing references to Austria or Cayman Islands, as applicable, with references to the jurisdiction of organization of the Successor Issuer); and (ii) to indemnify each holder and beneficial owner of the debt securities against all taxes or duties (a) which arise by reason of a law or regulation in effect or contemplated on the effective date of the substitution, which may be incurred or levied against such holder or beneficial owner of the debt securities as a result of the substitution and which would not have been so incurred or levied had the substitution not been made and (b) which are imposed on such holder or beneficial owner of the debt securities by any political subdivision or taxing authority of any country in which such holder or beneficial owner of the debt securities resides or is subject to any such tax or duty and which would not have been so imposed had the substitution not been made;

c) the Successor Issuer will deliver, or cause the delivery, to the Trustee of opinions from counsel reasonably satisfactory to the Trustee in the jurisdiction of organization of the Successor Issuer, Austria or Cayman Islands, as applicable, Brazil and New York as to the validity, legally binding effect and enforceability of the Issuer Substitution Documents, the applicable indenture, the debt securities and the debt securities guarantees and specified other legal matters, as well as an officers’ certificate and opinion as to compliance with the provisions of the applicable indenture, including those provisions described under this section;

d) the Successor Issuer will appoint a process agent in the Borough of Manhattan in The City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the debt securities, the applicable indenture and the Issuer Substitution Documents;

e) no Event of Default has occurred and is continuing; and

f) the substitution will comply with all applicable requirements under the laws of the jurisdiction of organization of the Successor Issuer, Austria or Cayman Islands, as applicable, and Brazil for the purpose of such substitution.

Upon the execution of the Issuer Substitution Documents, any substitute guarantee and compliance with the other conditions in the applicable indenture relating to the substitution, the Successor Issuer will be deemed to be named in the debt securities as the principal debtor in place of Suzano Austria or Fibria Overseas Finance, as applicable, any reference in this “Description of the Debt Securities” to Suzano Austria or Fibria Overseas Finance, as applicable shall from then on be deemed to refer to the Successor Issuer and any reference to the country in which Suzano Austria or Fibria Overseas Finance, as applicable is domiciled or resident for taxation purposes shall from then on be deemed to refer to the country of domicile or residence for taxation purposes of the Successor Issuer.

Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Successor Issuer will give notice thereof to the holders of the debt securities.

Notwithstanding any other provision of the applicable indenture, the Guarantor will (unless it is the Successor Issuer) promptly execute and deliver any documents or instruments necessary or that the Trustee may reasonably request, to ensure that the debt securities guarantees are in full force and effect for the benefit of the holders and beneficial owners of debt securities following the substitution.

Defeasance and Discharge

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities.

Full Defeasance

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below (called “full defeasance”), if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a firm of nationally recognized independent public accounts, will generate enough cash without reinvestment to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies;

•	to hold money for payment in trust; and

•	to indemnify the trustee according to the terms of the indenture.

Covenant Defeasance

We can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of any particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and non-callable U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent accountants, will generate enough cash without reinvestment to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under then current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	The events of default relating to breach of those covenants being defeased and acceleration of the maturity of other debt, described later under “Events of Default”.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if any event of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Section 13.03)

Events of Default

Each indenture provides that you will have special rights if an event of default occurs and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “event of default” with respect to any series of debt securities means any of the following:

a)       failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due, which failure continues for a period of 7 days;

b)       Suzano Austria or Fibria Overseas Finance, as applicable, fails to comply with any of its other covenants or agreements in respect of the debt securities of that series or the applicable indenture (other than those referred in the item above) and such failure continues for a period of 60 days after Suzano Austria or Fibria Overseas Finance, as applicable, receives a notice of default from the trustee acting at the written direction of holders of 25% of the principal amount of the outstanding debt securities of the affected series; or by the holders of 25% of the principal amount of the outstanding debt securities of the affected series;

c)       The maturity of any Debt in a total aggregate principal amount of U.S.$75,000,000 or more is accelerated in accordance with the terms of that Debt, it being understood that prepayment or redemption by Suzano Austria or Fibria Overseas Finance or any of the Significant Subsidiaries thereof, as applicable, of any Debt is not acceleration for this purpose;

d)       One or more final and non-appealable judgments or orders for the payment of money are rendered against Suzano Austria or Fibria Overseas Finance or any of its Subsidiaries, as applicable, and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final and non-appealable judgment or order that causes the aggregate amount for all such final and non-appealable judgments or orders outstanding and not paid or discharged against all such Persons to exceed U.S.$75,000,000 or the equivalent thereof at the time of determination (in excess of amounts which Suzano’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

e)       Suzano pursuant to or within the meaning of any Bankruptcy Law: (1) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (2) applies for or consents to the entry of an order for relief against it in an involuntary case; (3) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (4) makes a general assignment for the benefit of its creditors; (5) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (6) files for a reorganization of its debts (judicial or extrajudicial recovery);

f)       A court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against Suzano in an involuntary case; (2) appoints a custodian of Suzano or for any substantial part of the property of Suzano; (3) orders the winding up or liquidation of Suzano; (4) adjudicates Suzano as bankrupt or insolvent; (5) ratifies an accord or composition in bankruptcy between Suzano and the respective creditors thereof; or (6) grants a judicial or extrajudicial recovery to Suzano, and in the case of any of (1) through (6), the order or decree remains unstayed and in effect for 60 days;

g)       The Guarantee ceases to be in full force and effect, other than in accordance with the terms of the relevant indenture, or Suzano denies or disaffirms its obligations under the Guarantee;

h)       Any event occurs that under the laws of any relevant jurisdiction has substantially the same effect as any of the events referred to in any of items (d), (e) or (f) of this section; or

i)       all or substantially all of the undertaking, assets and revenues of Suzano, Suzano Austria or Fibria Overseas Finance or any of its Subsidiaries that is a Material Subsidiary is condemned, seized or otherwise appropriated by any Person acting under the authority of any national, regional or local government or the Company, Suzano or any of its Subsidiaries that is a Significant Subsidiary is prevented by any such Person for a period of 60 consecutive days or longer from exercising normal control over all or substantially all of its undertaking, assets and revenues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

The Trustee will not be deemed to have notice of any Default or Event of Default (other than a payment default) unless a written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the particular Notes and the Indenture. (Section 6.03)

Remedies upon an Event of Default

If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, or an equivalent proceeding under the applicable law, the principal amount of all the debt securities of that series will be automatically accelerated without any action by the trustee, any holder or any other person. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 5.02)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee satisfactory security or indemnity from expenses and liability. (Section 6.03) If satisfactory indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These same holders may also direct the trustee in performing any other action under the indenture. (Section 5.12)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer satisfactory indemnity or security to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity or security.

•	The holders of a majority in principal amount of all outstanding debt securities of the relevant series must not have given the trustee a direction during the sixty-day period that is inconsistent with the above notice. (Section 5.07)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date and if your debt security is convertible or exchangeable into another security to bring a lawsuit for the enforcement of your right to convert or exchange your debt security or to receive securities upon conversion or exchange. (Section 5.08)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee within 120 days after the end of our fiscal year every year a written statement of certain of our officers that will either certify that, to the best of their knowledge, we are in compliance with the indenture and the debt securities or specify any default. (Section 10.05)

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default and its consequences for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of securities. (Section 10.09)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Certain Defined Terms

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Capital Lease” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease or liability set forth on a balance sheet of such Person under GAAP. The stated maturity of such obligations shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligations shall be the capitalized amount that would appear on the balance sheet of such Person in accordance with GAAP. Notwithstanding the foregoing, whether or not the lease will be accounted for as a capital lease and the amount of any capital leases shall be determined without giving effect to IFRS 16.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing which would be shown as capital stock on the consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP but excluding any debt securities convertible into such equity.

“Change of Control” means the consummation of any transaction by which (i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than a person or group that includes any one or more of the Permitted Holders, becomes after the date hereof the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of Suzano or (ii) (x) the Permitted Holders cease to “beneficially own” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, collectively, at least 50% of the total voting power of the outstanding Voting Stock of Suzano, (y) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than a person or group that includes any one or more of the Permitted Holders, becomes after the date hereof the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of a greater percentage of the total voting power of the outstanding Voting Stock of Suzano than the percentage beneficially owned collectively by the Permitted Holders and (z) the Permitted Holders cease to have, directly or indirectly, the power to direct or cause the direction of the management and policies of Suzano or (iii) Suzano shall cease to own, directly or indirectly, at least a majority of the issued and outstanding shares of Voting Stock of the Company or shall cease to have the power, directly or indirectly, to direct or cause the direction of the management and policies of the Company.

“Consolidated Net Tangible Assets” means the total amount of assets of Suzano and its Subsidiaries on a consolidated basis, less current liabilities, less depreciation, amortization and depletion, less goodwill, trade names, trademarks, patents and other intangibles, calculated based on the most recent balance sheet for which internal financial statements are available, all calculated in accordance with Applicable GAAP and calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by Suzano and its Subsidiaries subsequent to such date and on or prior to the date of determination.

“Debt”

means, with respect to any Person, determined without duplication:

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person for the deferred purchase price of Property or services, excluding trade payables arising in the ordinary course of such Person’s business, but only if and for so long as such trade payables remain payable on customary trade terms;

(3)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(4)	all obligations, contingent or otherwise, of such Person in connection with any securitization of any receivables of such Person;

(5)	all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the borrower or the lender under such agreement in an event of default are limited to repossession or sale of such Property);

(6)	all Capital Lease Obligations and all obligations under “synthetic leases” of such Person;

(7)	all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade accounts payables to the extent not drawn upon or presented, or, if drawn upon or presented, to the extent the resulting obligation of the Person is paid within 10 Business Days;

(8)	all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person;

(9)	all net obligations of such Person in respect of any Hedging Agreements (but without regard to any notional principal amount relating thereto);

(10)	all obligations of such Person to pay the deferred and unpaid purchase price of property or services, all conditional sale obligations and all obligations of such person under any title retention agreement, excluding trade payables arising in the ordinary course of business;

(11)	all Debt of other Persons referred to in clauses (1) through (10) above or clause (-) below that is guaranteed by such Person to the extent so guaranteed; and

(12)	all Debt of other Persons referred to in clauses (1) through (11) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on Property of such Person even though such Person has not assumed such Debt.

The amount of Debt of any Person will be deemed to be:

a)       with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

b)       with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

c)       with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

d)       with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

e)       otherwise, the outstanding principal amount thereof.

“Default” means an event or condition with respect to a series of Securities that, with the giving of notice, lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would become an Event of Default with respect to the Securities of such series if not cured or remedied.

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:

(1)	required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the debt securities for consideration other than Qualified Equity Interests, or

(2)	convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon a “Change of Control” occurring prior to the Stated Maturity of the debt securities if those provisions:

a)       are no more favorable to the holders than the covenant described under the caption “—Repurchase of Debt Securities Upon a Change of Control” and

b)       specifically state that repurchase or redemption pursuant thereto will not be required prior to the issuer’s repurchase of the debt securities as required by the applicable indenture.

“Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Hedging Agreement” means, with respect to any Person, any interest rate protection agreement, any currency or commodity swap, cap or collar agreement, any equity swap, any weather related derivative or any arrangement similar to any of the foregoing entered into by such Person providing for the transfer or mitigation of interest rate, currency, commodity price, equity risks, weather related risks or other risks either generally or under specific contingencies.

“Hedging Obligations” means the obligations of any Person pursuant to any Hedging Agreement.

“Investment Grade” means “BBB-” or higher by S&P, “Baa3” or higher by Moody’s or “BBB-” or higher by Fitch, or the equivalent of such global ratings by S&P, Moody’s or Fitch.

“Lien” means any mortgage, pledge, usufruct, fiduciary transfer (alienação fiduciária), charge, encumbrance, lien or other security interest, or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

“Material Subsidiary” means, as to any Person, any Subsidiary of such Person which, on any given date of determination, accounts for more than 15% of such Person’s total consolidated assets, as such total assets are set forth on the most recent consolidated financial statements of such Person prepared in accordance with GAAP.

“Permitted Holders” means (a) David Feffer, Daniel Feffer, Jorge Feffer and Ruben Feffer, as well as any of their respective heirs, or (b) an entity that is directly or indirectly controlled by one or more of the Persons listed in clause (a) above.

“Permitted Liens” means:

(1)	any Lien existing on the date of the applicable indenture;

(2)	any Lien on any property or assets (including Capital Stock of any person) securing Debt incurred solely for purposes of financing the acquisition, construction or improvement of such property or assets after the date of the applicable indenture; provided that (a) the aggregate principal amount of Debt secured by the Liens will not exceed (but may be less than) 130% of the cost (i.e., purchase price) of the property or assets so acquired, constructed or improved and (b) the Lien is incurred before, or within 365 days after the completion of, such acquisition, construction or improvement and does not encumber any other property or assets of Suzano or any of its Subsidiaries; and provided, further, that to the extent that the property or asset acquired is Capital Stock, the Lien also may encumber other property or assets of the person so acquired;

(3)	any Lien securing Debt incurred for the purpose of financing all or part of the cost of the acquisition, construction or development of a project; provided that the lenders of such Debt expressly agree to limit their recourse in respect of such Debt to assets (including Capital Stock of the project entity) and/or revenues of such project with an aggregate value of not more than the amount of such Debt; and provided, further, that the Lien is incurred before, or within 365 days after the completion of, that acquisition, construction or development and does not apply to any other property or assets of Suzano or any Subsidiary;

(4)	any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of), in whole or in part, any Lien referred to in items (1), (3), (3) above, and (6) and (7) below; provided that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, except for any increase reflecting premiums, fees and expenses in connection with such extension, renewal or replacement;

(5)	any Lien existing on any property or assets of any person before that person’s acquisition (in whole or in part) by, merger into or consolidation with Suzano or any of its Subsidiaries after the date of the applicable indenture; provided that the Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation;

(6)	any Lien in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of Suzano or any of its Subsidiaries in the ordinary course of business;

(7)	any Liens granted to secure borrowings from, directly or indirectly, (a) Banco Nacional de Desenvolvimento Econômico e Social—BNDES (including borrowings from any Brazilian governmental bank with funds provided by Brazilian regional funds including Financiadora de Estudos e Projetos — FINEP, Fundo de Desenvolvimento do Nordeste — FDNE, Banco do Nordeste do Brasil and Fundo de Desenvolvimento do Centro Oeste — FCO), or any other Brazilian governmental development bank or credit agency or (b) any international or multilateral development bank or government-sponsored agency, export-import bank or official export-import credit insurer;

(8)	any pledge or deposit made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation;

(9)	any deposit to secure appeal bonds, judicial deposits or other similar guarantees in proceedings being contested in good faith to which Suzano or any Subsidiary is a party, good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Suzano or any its Subsidiaries is a party or deposits for the payment of rent, in each case made in the ordinary course of business and for which adequate reserves have been made as required in accordance with GAAP;

(10)	any Lien imposed by law that was incurred in the ordinary course of business, including, without limitation, carriers’, warehousemen’s and mechanics’ liens, statutory landlord’s liens, customary reservations or retentions of title easements, rights of way, defects, zoning restrictions and other similar charges or encumbrances arising in the ordinary course of business, in each case for sums not yet due or being contested in good faith by appropriate proceedings and for which adequate reserves have been made as required in accordance with GAAP;

(11)	any Lien or rights of set-off of any Person with respect to any Cash Equivalents on deposit account or securities account of Suzano or any of its Subsidiaries arising in the ordinary course of business in favor of the bank(s) or security intermediary(ies) with which such accounts are maintained, securing only amounts owing to such bank(s) with respect to cash management and operating account arrangements;

(12)	any Lien on (i) cash or cash equivalents securing Hedging Agreements or other similar transactions permitted in accordance with this Indenture or (ii) any right, title, interest and claim in, to and under, Hedging Agreements or other similar transactions permitted in accordance with this Indenture, or any proceeds thereof, to secure a given Debt, to the extent that the purpose of such Hedging Agreement is to mitigate risks related to such Debt;

(13)	any Lien securing taxes, assessments and other governmental charges or levies, in each case the payment of which is not yet due or is being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, have been established as required by Applicable GAAP;

(14)	any Liens on the receivables of Suzano or any of its Subsidiaries securing the obligations of such Person under any line of credit or working capital facility or other credit facility; provided that the aggregate amount of receivables securing Debt shall not exceed 80% of Suzano’s and its Subsidiaries’ aggregate outstanding receivables from time to time;

(15)	any encumbrance, security deposit or reserve maintained in the ordinary course of business and required by Applicable Law;

(16)	any Lien which arises pursuant to a final judgment(s) that do not constitute an Event of Default;

(17)	any Lien securing Debt or other obligations of a Subsidiary of Suzano, Suzano Austria or Fibria Overseas Finance owing to Suzano, Suzano Austria or Fibria Overseas Finance or a Subsidiary thereof;

(18)	any Lien on Property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary; provided that, such Liens may not (i) extend to any Property owned by such Person other than the Property so acquired, or (ii) have been incurred in connection with or in anticipation of such acquisition; and

(19)	in addition to the foregoing Liens set forth in clauses (1) through (18) above, Liens securing Debt of Suzano or any of its Subsidiaries which do not in aggregate principal amount, at any time of determination, exceed 17% of Suzano’s Consolidated Net Tangible Assets (the “General Liens Basket”).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other entity or any government or any agency or political subdivision thereof.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“Rating Decline” means that at any time within 90 days (which period shall be extended so long as the rating of the debt securities is under publicly announced consideration for possible down grade by either Rating Agency) after the earlier of the date of public notice of a Change of Control and of the issuer’s intention or that of any Person to effect a Change of Control, (i) in the event the debt securities are assigned an Investment Grade rating by at least two of the Rating Agencies prior to such public notice, the rating of such debt securities by at least two of the Rating Agencies shall be below an Investment Grade Rating; or (ii) in the event such debt securities are not assigned an Investment Grade Rating by at least two of the Rating Agencies prior to such public notice, the rating of such debt securities by at least two of the Rating Agencies shall be decreased by one or more categories, provided that there shall be no Rating Decline to the extent such debt securities continue to have an Investment Grade Rating by at least one of the Ratings Agencies.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Significant Subsidiary” of any Person means any Subsidiary of Suzano, or any group of Subsidiaries, if taken together as a single entity, that would be a “significant subsidiary” of such Person within the meaning of Rule 1-02 under Regulation S-X promulgated pursuant to the Securities Act.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more Subsidiaries of such Person (or a combination thereof).

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

“Wholly Owned Subsidiary” means, with respect to any corporate entity, any person of which 95 % of the outstanding capital stock (other than qualifying shares, if any) having by the terms thereof ordinary voting power (not dependent on the happening of a contingency) to elect the Board of Directors (or equivalent controlling governing body) of such person is at the time owned or controlled directly or indirectly by such corporate entity, by one or more wholly-owned subsidiaries of such corporate entity or by such corporate entity and one or more wholly-owned subsidiaries thereof.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of U.S. dollar-denominated debt securities.

We will issue the securities in global form. Securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s partnership nominee. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) on behalf of the owners of such interests.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic computerized book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as securities brokers and dealers; banks and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the issuer to the trustee and by the trustee (to the extent funded by the issuer) to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee, registrar, transfer agent or any paying agent have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depository.

For information concerning paying agents for any securities in certificated form, see “Description of Debt Securities—Payment and Paying Agents.”

Debt Securities Denominated in a Currency other than U.S. Dollars

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of debt securities denominated in a currency other than the U.S. dollar.

We will issue the debt securities as one or more global securities registered in the name of a common depositary for Clearstream and Euroclear. Investors may hold book-entry interests in the global securities through organizations that participate, directly or indirectly, in Clearstream and/or Euroclear. Book-entry interests in the debt securities and all transfers relating to the debt securities will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the debt securities will be carried through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the debt securities will take place through participants in Clearstream and Euroclear and will settle in same-day funds. Owners of book-entry interests in the debt securities will receive payments relating to their debt securities in U.S. dollars or such other currency in which the debt securities are denominated, as applicable. Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interest in the debt securities will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture governing the debt securities, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a debt security must rely on the procedures of the Clearstream and Euroclear and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, in order to exercise any rights of a holder of debt securities.

This description of the clearing systems reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream and Euroclear

Clearstream has advised that: it is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the supervision of the financial sector (Commission de surveillance du secteur financier); it holds securities for its customers and facilitates the clearance and settlement of securities transactions among them, and does so through electronic book-entry transfers between the accounts of its customers, thereby eliminating the need for physical movement of certificates; it provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities; it interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships; its customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries; its U.S. customers are limited to securities brokers and dealers and banks; and indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear has advised that: it is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financiére) and the National Bank of Belgium (Banque Nationale de Belgique); it holds securities for its participants and facilitates the clearance and settlement of securities transactions among them; it does so through simultaneous electronic book-entry delivery against payments, thereby eliminating the need for physical movement of certificates; it provides other services to its participants, including credit, custody, lending and borrowing of securities and tri-party collateral management; it interfaces with the domestic markets of several countries; its customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and certain other professional financial intermediaries; indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers; and all securities in Euroclear are held on a fungible basis, which means that specific certificates are not matched to specific securities clearance accounts.

Clearance and Settlement Procedures

We understand that investors that hold their debt securities through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to securities in registered form. Debt securities will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to securities in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on business days. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States or Brazil.

In addition, because of time zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States or Brazil. U.S. and Brazilian investors who wish to transfer their interests in the debt securities, or to make or receive a payment or delivery of the debt securities on a particular day may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of participants in Clearstream or Euroclear in accordance with the relevant systemic rules and procedures, to the extent received by its depositary. Clearstream or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the debt securities among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the debt securities in immediately available funds. We will make all payments of principal and interest on the debt securities in immediately available funds. Secondary market trading between participants in Clearstream and

Euroclear will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to securities in immediately available funds. See “—Clearstream and Euroclear.”

Certificated Debt Securities

We will issue debt securities to you in certificated registered form only if:

•	Clearstream or Euroclear is no longer willing or able to discharge its responsibilities properly, and neither the trustee nor we have appointed a qualified successor within 90 days; or

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated debt securities; or

•	certain other events provided in the indenture should occur, including the occurrence and continuance of an event of default with respect to the debt securities.

If any of these three events occurs, the trustee will reissue the debt securities in fully certificated registered form and will recognize the registered holders of the certificated debt securities as holders under the indenture.

In the event that we issue certificated securities under the limited circumstances described above, then holders of certificated securities may transfer their debt securities in whole or in part upon the surrender of the certificate to be transferred, together with a completed and executed assignment form endorsed on the definitive debt security, at the offices of the transfer agent in New York City. Copies of this assignment form may be obtained at the offices of the transfer agent in New York City. Each time that we transfer or exchange a new debt security in certificated form for another debt security in certificated form, and after the transfer agent receives a properly completed assignment form, we will make available for delivery the new definitive debt security at the offices of the transfer agent in New York City. Alternatively, at the option of the person requesting the transfer or exchange, we will mail, at that person’s risk, the new definitive debt security to the address of that person that is specified in the assignment form. In addition, if we issue debt securities in certificated form, then we will make payments interest on and any other amounts payable under the debt securities to holders in whose names the debt securities in certificated form are registered at the close of business on the record date for these payments. If the debt securities are issued in certificated form, we will make payments of principal and any redemption payments against the surrender of these certificated debt securities at the offices of the paying agent in New York City.

Unless and until we issue the debt securities in fully-certificated, registered form,

•	you will not be entitled to receive a certificate representing our interest in the debt securities;

•	all references in this prospectus or any prospectus supplement to actions by holders will refer to actions taken by a depositary upon instructions from their direct participants; and

•	all references in this prospectus or in any prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary as the registered holder of the debt securities, for distribution to you in accordance with its policies and procedures.

DESCRIPTION OF THE GUARANTEES

Suzano fully, unconditionally and irrevocably guarantees the debt securities issued by Suzano Austria or Fibria Overseas Finance, both being wholly-owned subsidiaries of Suzano, and all obligations due under the related indentures. The following description summarizes the general terms and provisions of the guarantee that is provided by Suzano in the Suzano Austria indenture and the Fibria Overseas Finance indenture. You should read the more detailed provisions of the Suzano Austria indenture and the Fibria Overseas Finance indenture, including the defined terms, for provisions that may be important to you. This summary is subject to, and qualified in its entirety by reference to, the provisions of the Suzano Austria indenture and the Fibria Overseas Finance indenture.

Pursuant to the Suzano Austria indenture and the Fibria Overseas Finance indenture, Suzano has fully, irrevocably and unconditionally agreed, from time to time upon the receipt of notice from the trustee that Suzano Austria and/or Fibria Overseas Finance, as the case may be, has failed to make the required payments under a series of debt securities and the Suzano Austria indenture and/or the Fibria Overseas Finance indenture, as the case may be, to make any required payment, whether of principal, interest or any other amounts. The amount to be paid by Suzano under the each of the guarantees will be an amount equal to the amount of the payment Suzano Austria or Fibria Overseas Finance, as applicable, fails to make.

The obligations of Suzano under each of the guarantees will rank:

•	equal in right of payment to all other existing and future senior unsecured debt of Suzano subject to certain statutory preferences under applicable law, including labor and tax claims;

•	senior in right of payment to Suzano’s subordinated debt; and

•	effectively subordinated to the debt and other liabilities (including subordinated debt and trade payables) of Suzano’s subsidiaries (other than Suzano Austria and/or Fibria Overseas Finance, as applicable) and jointly controlled companies and to secured debt of Suzano to the extent of the value of the assets securing such secured debt. (Article 12 of the Suzano Austria indenture and the Fibria Overseas Finance indenture).

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

We may sell the securities from time to time in their initial offering as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities we distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We may solicit offers to purchase securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933.

From time to time, we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act of 1933, may then resell those securities to the public.

We may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

EXPERTS

The consolidated financial statements of Suzano S.A. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 incorporated herein by reference to Suzano’s 2018 Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Suzano S.A. for the year ended December 31, 2016 have been incorporated by reference herein in reliance upon the report of KPMG Auditores Independentes, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Fibria S.A. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2018 of Fibria, incorporated herein by reference to the Fibria’s submission on Form 6-K furnished to the SEC on February 22, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF SECURITIES

Unless otherwise specified in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York law; Mr. Pablo F. Gimenez Machado, Suzano’s general counsel, will provide an opinion regarding the authorization of the guarantees of Suzano under Brazilian law; Weber Rechtsanwälte GmbH & Co KG, special Austrian counsel to Suzano, will provide an opinion regarding the authorization of the debt securities of Suzano Austria under Austrian law; and Maples and Calder, special Cayman counsel to Fibria Overseas Finance, will provide an opinion regarding the authorization of the debt securities and guarantees of Fibria Overseas Finance under Cayman law.

ENFORCEABILITY OF CIVIL LIABILITIES

Brazil

All, or substantially all, of Suzano’s directors and officers and certain advisors named herein reside outside the United States. As a result, it may not be possible, or it may be difficult, for you to effect service of process upon us or these other persons within the United States, or to enforce judgments obtained in United States courts against us or them, including those predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our internal Brazilian general counsel that a judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. Such counsel has advised us that a judgment obtained outside Brazil against Suzano or the persons described above would be enforceable in Brazil without retrial or re-examination of the merits of the original action including, without limitation, any final judgment for payment of a sum certain of money rendered by any such court, provided that such judgment has been previously recognized by the Superior Court of Justice of Brazil (Superior Tribunal de Justiça), or “STJ”. In order to be recognized by the STJ, a foreign judgment must meet the following conditions:

•	it must comply with all formalities necessary for its enforcement under the laws of the jurisdiction where it was rendered;

•	it must have been issued by a competent court after proper service of process on the parties, which service must be in accordance with Brazilian law if made in Brazil, or after sufficient evidence of the parties’ absence (revelia) has been given, in accordance with applicable law;

•	it must be final and therefore not be subject to appeal;

•	it must be effective under the laws of the country where the foreign judgment is granted;

•	it must not be contrary to Brazilian national sovereignty, or public policy or good morals or violate human dignity;

•	it must not violate a final and unappealable decision issued by a Brazilian court;

•	it must not violate the exclusive jurisdiction of the Brazilian courts; and

•	it must be (i) duly authenticated by a Brazilian consulate in the United States or (ii) if the place of signing is a contracting state to the Convention Abolishing the Requirement of Legalization for Foreign Public Documents dated October 5, 1961, apostilled, and, in either case, must be accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is a signatory.

The recognition process may be time-consuming and may also give rise to difficulties in enforcing the foreign judgment in Brazil. Accordingly, we cannot assure you that recognition would be obtained, that the recognition process would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment, including for violation of the securities laws of countries other than Brazil, including the federal securities laws of the United States.

Austria

The United States and Austria do not have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for payment of money rendered by the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, the City of New York, based on civil liability, whether or not predicated solely upon U.S. federal securities laws, or any other court in the United States may not be enforceable, either in whole or in part, in Austria.

However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in Austria, such party may submit to the Austrian court the final judgment rendered in the United States. Under such circumstances, a judgment by a federal or state court of the United States against Suzano Austria or its managing directors will be regarded by an Austrian court only as evidence of the outcome of the dispute to which such judgment relates, and an Austrian court may choose to re-hear the dispute. In addition, awards of punitive damages in actions brought in the United States or elsewhere are unenforceable in Austria.

Cayman Islands

Fibria Overseas Finance is an exempted company incorporated with limited liability under the laws of the Cayman Islands. Fibria Overseas Finance is incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.  All of Fibria Overseas Finance’s assets are located outside the United States and all of Fibria Overseas Finance’s directors and such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Fibria Overseas Finance, or such persons, or to enforce against them, judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

In the terms and conditions of the securities, Fibria Overseas Finance has (1) agreed that the courts of the State of New York and the federal courts of the United States, in each case sitting in the Borough of Manhattan, The City of New York, will have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the securities and, for such purposes, will irrevocably submit to the non-exclusive jurisdiction of such courts and (2) named an agent for service of process in the Borough of Manhattan, The City of New York. See “Description of the Debt Securities.”

There is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of the courts of the United States or any state thereof obtained against Fibria Overseas Finance or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) be competent to hear original actions brought in each respective jurisdiction, against the Fibria Overseas Finance or such persons predicated upon the securities laws of the United States or any state thereof.

The uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

A final and conclusive judgment in federal or state courts of the United States (assuming such courts have jurisdiction over the defendant according to Cayman Islands conflict of law rules and such final and conclusive judgment was neither obtained in a manner that was contrary to natural justice or public policy of the Cayman Islands) under which a liquidated sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges (or in certain circumstances for in personam non-monetary relief), may be subject to enforcement proceedings (subject to such enforcement not being contrary to natural justice or public policy of the Cayman Islands) by way of an action commenced on the judgment debt in the courts of the Cayman Islands.

LIMITATIONS BY AUSTRIAN CAPITAL MAINTENANCE RULES AND CERTAIN INSOLVENCY LAW CONSIDERATIONS

Austrian Capital Maintenance Rules

The issue and sale of debt securities by Suzano Austria (the “Austrian Debt Securities”) may be subject to Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) pursuant to Austrian corporate law, in particular Section 82 of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung or GmbHG), if Suzano Austria transfers the net proceeds from the sale of Austrian Debt Securities to Suzano S.A. or any of its affiliates, in particular to repay Suzano S.A.’s or any other group company’s indebtedness.

The GmbHG prohibits an Austrian limited liability company from returning equity to its shareholders (Verbot der Einlagenrückgewähr) in circumstances other than as a distribution of balance sheet profits (if, to the extent and as long as available for distribution under Austrian law), by a reduction of share capital or as liquidation surplus on liquidation of that corporation. The provisions on the prohibition to repay capital also cover benefits granted by an Austrian limited liability company to its direct or indirect shareholders or other members of the group of companies (side-stream or upstream) where no “adequate consideration” is received in return or no special corporate benefit of the company from such transaction exists. An adequate consideration must, as a minimum standard, not be less than a comparable consideration, which would have been received by an unrelated third party granting such benefit. Any agreement between an Austrian limited liability company and its shareholder and/or any third party granting an advantage to the shareholder which would not, or not in the same way, have been granted for the benefit of an unrelated third party or which does not provide for a special corporate benefit of the company is void and may not be entered into by such company.

Austrian courts have broadly interpreted the mandatory principle of Austrian law prohibiting the return of equity from a limited liability company to its shareholder. The prohibition also encompasses cases where a limited liability company incurs indebtedness for the benefit of its direct or indirect shareholder (or for the benefit of another member of the group controlled by its direct or indirect shareholder) without an adequate consideration or a special corporate benefit for the company and in cases where doubts exist towards the reliability and solvency of the borrower (i.e. the shareholder) which could give reason to believe that potential recourse claims against the shareholder might fail.

Accordingly, net proceeds from the issue and sale of Austrian Debt Securities by Suzano Austria used for the repayment of indebtedness of entities other than Suzano Austria have to be assessed on the basis of such limitations imposed by Austrian law.

Although third parties are not normally addressees of the prohibition to return equity, any transaction contravening Austrian capital maintenance rules would nevertheless be regarded void vis à vis the third party if such third party knew or should have known that such transaction was processed in violation of the grantor’s capital maintenance obligations. Details of the principle of forbidden return of equity to the shareholder are, however, highly controversial. Moreover, Austrian capital maintenance rules are subject to ongoing court decisions, which are generally made on a case-by-case basis in light of the specific facts of the relevant case, and it cannot be ruled out that future court rulings may not further limit the access of creditors and/or shareholders to assets of subsidiaries constituted in the form of a corporation.

Austrian Insolvency Law

Suzano Austria is incorporated under the laws of Austria; thus, a rebuttable presumption exists that such entity also has its respective “center of main interests” in Austria. In the event of an insolvency of a company having its “center of main interests” in Austria, insolvency proceedings may be initiated in Austria. Such proceedings will be governed by Austrian law (for example, if the “center of main interests” of such company is within Austria or if such company has an “establishment” in the territory of Austria or, where the E.U. Insolvency Regulation (Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings) does not apply, if such company has assets in Austria). Under certain circumstances, insolvency proceedings may also be opened in Austria in accordance with Austrian law with respect to the assets of companies that are not organized under Austrian law.

The following is a brief description of certain aspects of Austrian insolvency law. The law relating to insolvency is regulated by the Austrian Insolvency Act (Insolvenzordnung) (the “AIA”).

Insolvency proceedings (Insolvenzverfahren) are opened by a court in the event that the debtor is insolvent (zahlungsunfähig) (i.e., unable to pay its debts as and when they fall due) or over indebted within the meaning of the AIA (überschuldet) (i.e., its liabilities exceed the value of its assets in combination with a negative prognosis on its ability to continue as a going concern (negative Fortbestehensprognose)). Under Austrian law, insolvency proceedings may be initiated either by the (insolvent) company or a creditor by filing an application to that effect with a court of competent jurisdiction. If insolvency proceedings are initiated upon a creditor’s request, such creditor will have to show that the debtor is insolvent or over indebted. In the event that the debtor is at imminent risk of being unable to pay its debts as and when they fall due (drohende Zahlungsunfähigkeit), insolvency proceedings may be initiated only upon the debtor’s request.

If the debtor has submitted, together with its application requesting the opening of insolvency proceedings, an application for the commencement of restructuring proceedings (Sanierungsverfahren), the court may order the opening of either (i) insolvency proceedings or (ii) restructuring proceedings. The legal provisions regulating restructuring proceedings do not apply to insolvency proceedings.

If it is the debtor that has applied for the initiation of insolvency proceedings and has submitted to the court a restructuring plan (Sanierungsplan) that offers a recovery rate of at least 20% payable to the unsecured creditors over a maximum period of two years, any proceedings so initiated by the court will be in the form of restructuring proceedings. A debtor may also submit a restructuring plan in the course of insolvency proceedings that are already in progress whereupon such proceedings will continue as restructuring proceedings. For the debtor’s restructuring plan to be approved by the court it must meet certain criteria specified by law.

The purpose of a restructuring plan is to enable a debtor to be released from a portion of its debts (not to exceed 80% of the aggregate amount thereof) and to continue its business operations. A restructuring plan has to be approved by a “qualified majority” of the debtor’s unsecured creditors. A “qualified majority” refers to a majority of the debtor’s unsecured creditors present at the respective court hearing, provided that such majority represents more than 50% of the aggregate amount of all claims of the unsecured creditors being present at such hearing. Once the debtor has complied with the terms of a restructuring plan that was duly approved by the creditors and confirmed by the court, it will be released from its remaining outstanding unsecured debts. Unsecured creditors whose claims under the restructuring plan have not been satisfied in accordance with the plan’s terms may enforce their individual claims against the debtor, in which case the restructuring proceedings will be continued as insolvency proceedings.

If the restructuring proceedings have been initiated and the debtor has submitted a restructuring plan that offers a recovery rate of at least 30% to the unsecured creditors over a maximum two-year period after the approval of such restructuring plan, the debtor qualifies for self-administration (Sanierungsverfahren mit Eigenverwaltung).

Unless the debtor qualifies for self-administration, it is not allowed as of the date of the opening of the insolvency or the restructuring proceedings, as the case may be, to dispose of the assets belonging to the insolvency estate (Insolvenzmasse). The opening of insolvency proceedings takes effect on the day following the publication of the court’s order opening such proceedings in the official online database of Austrian insolvencies (www.edikte.justiz.gv.at). After the opening of insolvency proceedings, transactions of the debtor with respect to assets belonging to the insolvency estate have no effect against the creditors of the insolvency estate.

Upon its decision to open the insolvency proceedings, the court will appoint an insolvency administrator (Insolvenzverwalter) and may, depending on the nature and the size of the debtor’s business (either ex officio or upon the request of the creditors’ meeting (Gläubigerversammlung)), appoint a creditors’ committee (Gläubigerausschuss) charged with monitoring and assisting the insolvency administrator in the discharge of its duties. After the opening of insolvency proceedings (and unless the debtor qualifies for self-administration), only the insolvency administrator is entitled to act on behalf of the insolvency estate.

Under Austrian law, an insolvency administrator’s role is to continue the debtor’s business with a view to enabling a potential reorganization of such business either by implementing the debtor’s restructuring plan or by a sale of the debtor’s assets. If neither a restructuring plan nor a sale of the debtor’s business is possible, the insolvency administrator will discontinue the debtor’s business operations. As a result of the ensuing insolvency proceedings, the debtor’s assets will be liquidated and the proceeds realized thereby will be distributed to the debtor’s creditors, with the debtor remaining liable for any portion of its debts not satisfied by such proceeds.

If the debtor qualifies for self-administration, the court will proceed with the appointment of a restructuring administrator (Sanierungsverwalter) to monitor the activities of the debtor. In such case, certain transactions are either subject to the restructuring administrator’s approval or may be performed only by the restructuring administrator.

Creditors (Insolvenzgläubiger) wishing to assert their claims against the debtor must participate in the insolvency proceedings and file their claim with the competent court within the time period set out in the court order opening the insolvency proceedings. At the respective examination hearing (Prüfungstagsatzung), the insolvency administrator has to declare whether it acknowledges or contests each of the claims filed with the court. If the insolvency administrator acknowledges a creditor’s claim, such creditor will be entitled to participate in the insolvency proceedings and the pro rata distribution to unsecured creditors that will follow. If a creditor’s claim is contested by the insolvency administrator, the creditor will have to seek enforcement of its claim in civil proceedings and only then participate in the insolvency proceedings.

Claims of unsecured creditors which were created before the opening of the insolvency proceedings rank pari passu among themselves. Certain claims which lawfully arose against the insolvency estate after the opening of the insolvency proceedings (privileged claims (Masseforderungen)) enjoy priority in insolvency proceedings. This includes all taxes, fees, tariffs, social security contributions and any other public assessment concerning the insolvency estate if and to the extent that the facts and circumstances triggering any such obligation are established during the insolvency proceeding.

Claims which are secured by collateral, such as a mortgage, a pledge over bank accounts or shares, an assignment of receivables for security purposes or a security transfer of moveable assets (preferential claims (Absonderungsrechte)), are entitled to preferential payment in the distribution of the proceeds resulting from the realization of the charged asset. Creditors who have a right to preferential treatment may participate in the pro rata distribution to the unsecured creditors only to the extent that the proceeds from the realization of the assets charged to them did not cover their claims or if they have waived their right to preferential treatment. Secured creditors do not have a voting right with respect to the approval of the restructuring plan to the extent their claim is covered by security. Claims relating to the payment of taxes, social security contributions and employee compensation are not, as such, privileged or preferential claims under Austrian law.

The costs of the insolvency proceedings and certain liabilities accrued during such proceedings constitute privileged claims (Masseforderungen) and rank senior to all other insolvency claims (Insolvenzforderungen). Claims of creditors with a right of segregation of assets (Aussonderungsberechtigte), such as creditors with a retention of title or trustees, remain unaffected by the opening of insolvency proceedings.

Once insolvency proceedings have been opened it is no longer possible to obtain an execution lien with respect to assets belonging to the insolvency estate. All execution proceedings against the debtor are subject to an automatic stay during the duration of the insolvency proceeding (Vollstreckungssperre). Execution liens obtained within the last 60 days prior to the opening of insolvency proceedings expire upon the opening of such insolvency proceedings.

An Austrian court may appoint a trustee (Kurator) for the Austrian Debt Securities issued by Suzano Austria to exercise the rights and represent the interests of holders of Austrian Debt Securities on their behalf in which case the ability of holders of Austrian Debt Securities to pursue their rights under the Austrian Debt Securities individually may be significantly limited. Pursuant to the Austrian Notes Trustee Act (Kuratorengesetz), a trustee may be appointed upon the request of any interested party (e.g. a holder of the Notes) or upon the initiative of the competent court, for the purposes of representing the common interests of the holders in matters concerning their collective rights. In particular, this may occur if insolvency proceedings are initiated against Suzano Austria, in connection with any amendments to the terms and conditions of the Austrian Debt Securities or changes relating to the Suzano Austria, or under other similar circumstances, including also restructuring scenarios. If a trustee is appointed, the trustee will exercise the collective rights and represent the interests of all of the holders of Austrian Debt Securities and will be entitled to make statements on their behalf which shall be binding on all holders. Where a trustee represents the interests and exercises the rights of holders, this may conflict with or otherwise adversely affect the interests of individual or all holders. Investors should note that a trustee will not be subject to any instructions given by single holders of Austrian Debt Securities or the holders’ meeting and that the trustee is obliged to act in the best interest of all holders, not taking into account particular interests of certain holders or groups of holders.

DATA PROTECTION PRIVACY NOTICE

Scope

The legal basis for this notification is to meet the standards required in respect of, and ensure compliance with, the requirements of the Cayman Islands’ Data Protection Law, 2017 ( the “DPL”), which came into effect on 30 September 2019. This privacy notice puts investors in Fibria Overseas Finance on notice that through your investment into Fibria Overseas Finance you will provide us with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). Fibria Overseas Finance collects, uses, discloses, retains and secures personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. Fibria Overseas Finance will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct the activities of Fibria Overseas Finance on an ongoing basis or to comply with legal and regulatory obligations to which Fibria Overseas Finance is subject. Fibria Overseas Finance will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data. In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPL, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to Fibria Overseas Finance.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into Fibria Overseas Finance, this will be relevant for those individuals and you should inform such individuals of the content.

What rights do individuals have in respect of personal data?

Under the DPL, individuals must be informed of the purposes for which their personal data is processed and this privacy notice fulfils Fibria Overseas Finance’s obligation in this respect.

Individuals have rights under the DPL in certain circumstances. These may include the right to request access to their personal data, the right to request rectification or correction of personal data, the right to request that processing of personal data be stopped or restricted and the right to require that Fibria Overseas Finance cease processing personal data for direct marketing purposes.

If you consider that your personal data has not been handled correctly, or you are not satisfied with Fibria Overseas Finance’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling: +1 (345) 946-6283 or by email at info@ombudsman.ky.

Contacting Fibria Overseas Finance

For further information on the collection, use, disclosure, transfer or processing of your personal data or the exercise of any of the rights listed above, please contact us through our website at www.suzano.com.br/ir or ir@suzano.com.br or +55 11 3503-9330.

Data Protection in Austria

The General Data Protection Regulation (EU) 2016/679 (“GDPR”) regulates data protection and privacy for all individual citizens of the European Union (EU) and the European Economic Area (EEA). It addresses the transfer of personal data outside the EU and EEA areas. The GDPR aims primarily to give control to individuals over their personal data and to simplify the regulatory environment for international business within the EU. The regulation contains provisions and requirements related to the processing of personal data of individuals (formally called “data subjects” in the GDPR) inside the EEA, and applies to any enterprise established in the EEA or — regardless of its location and the data subjects’ citizenship — that is processing the personal information of data subjects inside the EEA.

In defined situations under this Prospectus, Suzano Austria may come into the position to collect data from holders, including EU residents. Before collecting such data, Suzano Austria shall have put in place appropriate technical and organizational measures to implement the data protection principles. Business processes that handle personal data must be designed and built with consideration of the principles and provide safeguards to protect data (for example, using pseudonymization or full anonymization where appropriate), and use the highest-possible privacy settings by default, so that the datasets are not publicly available without explicit, informed consent, and cannot be used to identify a subject without additional information (which must be stored separately). No personal data may be processed unless this processing is done under a lawful basis specified by the GDPR. Suzano Austria, in advance, shall clearly disclose the fact of any data collection, declare the lawful basis and purpose for data processing, and state how long data is being retained and whether data is shared with third parties or outside of the EEA. Holders will have the right to request a portable copy of the data collected by a Suzano Austria in a common format, and the right to have their data erased under certain circumstances. Among others, Suzano Austria may be required to employ a data protection officer (DPO) who is responsible for managing compliance with the GDPR.

SUZANO AUSTRIA GMBH

US$500,000,000 3.750% Global Notes due 2031

UNCONDITIONALLY GUARANTEED BY

Suzano S.A.

_________

PROSPECTUS SUPPLEMENT

_________

Global Coordinators and Joint Bookrunners

BofA Securities	J.P. Morgan

Joint Bookrunners

BNP PARIBAS	Credit Agricole CIB	Goldman Sachs & Co. LLC	Mizuho Securities	Morgan Stanley
MUFG	Santander	Scotiabank	SMBC Nikko	Rabo Securities
Bradesco BBI	Itaú BBA		SAFRA	XP Inc.

November 16, 2020